UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Hanesbrands Inc.

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Notice of the 2020 Annual Meeting
of Stockholders and Proxy Statement
Tuesday, April 28, 2020 – 8:00 a.m. EDT
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105

Forward-Looking Statements

This Proxy Statement contains “forward-looking” statements regarding Hanesbrands’ current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Hanesbrands’ Annual Report on Form 10-K for the fiscal year ended December 28, 2019. We assume no obligation to update any of these forward-looking statements.

Message From Our Chairman and Our Chief Executive Officer

Dear Fellow Stockholders:

Over the past several years, Hanesbrands has diversified its business and increased its global scale to provide a path to significantly grow cash flow and generate higher stockholder returns. We saw the results of these efforts in 2019 as we delivered organic sales growth of more than two percent and generated record operating cash flow of over $800 million – our fourth consecutive year of operating cash flow in excess of $600 million. Our International businesses are outperforming, global Champion growth continues, and we are thriving in the consumer-direct channels. We have also reduced our net debt by over half a billion dollars since this time a year ago. Looking forward, we believe our more consistent revenue growth and higher levels of operating cash flow combined with our disciplined capital allocation model will give us the ability to accelerate value creation for our stockholders in the years ahead.

At Hanesbrands, we strive to work hard and compete aggressively, but always do the right thing. We are protective of our strong reputation for corporate citizenship and social responsibility, and proud of our continued commitment to environmental stewardship, workplace quality and community building around the world. We call our corporate social responsibility program Hanes for Good – that’s because adhering to responsible and sustainable business practices is good for our company, good for our employees, good for our communities and good for our stockholders. Hanesbrands earned a leadership level A- score for the second consecutive year in the 2019 CDP Climate Change Report and has been a U.S. Environmental Protection Agency Energy Star Sustained Excellence Award winner for ten consecutive years. We are members of the Fair Labor Association, the Sustainable Apparel Coalition, The Sustainability Consortium and the Corporate Eco Forum and have been recognized for our socially responsible business practices by organizations such as social compliance rating group Free2Work, advocacy group The Ethical Corporation, Corporate Responsibility magazine and others. We invite you to learn more about our Hanes for Good corporate responsibility initiatives at www.HanesforGood.com.

We also take pride in our commitment to responsible corporate governance. Our Board is composed of a group of industry-leading experts with diverse ethnicities, genders, experiences and backgrounds who work with management to drive long-term, sustainable performance and create value for our stockholders. Our directors engage in the Company’s strategic planning and provide independent guidance and oversight on the economic, operational and legal risks that we face.

Our 2020 Annual Meeting of Stockholders will be held on Tuesday, April 28, 2020, at 8:00 a.m., at the Company’s headquarters, located at 1000 East Hanes Mill Road, Winston-Salem, NC 27105. As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at www.Hanes.com/investors. This Proxy Statement will serve as your guide to the business to be conducted at the Annual Meeting. We invite you to attend and ask you to please vote at your earliest convenience whether or not you plan to attend. Your vote is important.

We appreciate your confidence and continued support of Hanesbrands.

Sincerely yours,

RONALD L. NELSON Chairman of the Board of Directors	GERALD W. EVANS, JR. Chief Executive Officer

HANESBRANDS INC.	1

2

Proxy Summary

Item 1.

Election of Directors
✓ The Board of Directors recommends a vote FOR the eight director nominees named below
>> See page 13 for further information about our director nominees

Director Nominees

						Hanesbrands Committees
Name	Occupation	Age	Director Since	Independent	Other Current Directorships	A	C	G&N
Geralyn R. Breig	Chief Executive Officer of AnytownUSA.com	57	2018	YES	●1-800-FLOWERS.com, Inc. ●Welch Foods Inc.	M
Gerald W. Evans, Jr.	Chief Executive Officer of Hanesbrands Inc.	60	2016	NO	●Valvoline Inc.
Bobby J. Griffin	Former President, International Operations of Ryder System, Inc.	71	2006	YES	●United Rentals, Inc. ●WESCO International, Inc. ●Atlas Air Worldwide Holdings, Inc.		M	M
James C. Johnson	Former General Counsel of Loop Capital Markets LLC	67	2006	YES	●Ameren Corporation ●Energizer Holdings, Inc. ●Edgewell Personal Care Company		M	C
Franck J. Moison	Former Vice Chairman of the Colgate-Palmolive Company	66	2015	YES	●United Parcel Service, Inc. ●SomaLogic, Inc.	M
Robert F. Moran	Former Chairman and Chief Executive Officer of PetSmart, Inc.	69	2013	YES	●GNC Holdings, Inc.	C
Ronald L. Nelson*	Former Chairman and Chief Executive Officer of Avis Budget Group, Inc.	67	2008	YES	●Viacom Inc. ●Wyndham Hotels & Resorts, Inc.		M	M
Ann E. Ziegler	Former Chief Financial Officer of CDW Corporation	61	2008	YES	●Groupon, Inc. ●Wolters Kluwer N.V. ●US Foods Holding Corp.		C	M
A: Audit					*: Chairman of the Board
C: Compensation					C: Chair
G&N: Governance & Nominating					M: Member

HANESBRANDS INC.	3

Proxy Summary

Director Nominee Age	Director Nominee Tenure

Director Nominee Skills and Qualifications

Chief Executive Officer Experience
Corporate Governance Experience
Risk Oversight/Management Experience
Financial Literacy
Industry Experience
International Business Experience
Chief Financial Officer Experience
Audit Committee Financial Expertise
Extensive Knowledge of the Company’s Business

Corporate Governance Highlights

●The majority of director nominees are independent (7 of 8)
●Annual election of directors
●Majority voting for directors
●Independent Chairman of the Board
●Board oversight of risk management
●Succession planning for CEO and key members of senior management
●Annual, robust Board and committee self-evaluation process
●Executive and director stock ownership guidelines
●Hedging and pledging of company stock is prohibited

Item 2.

To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm
✓ The Board of Directors recommends a vote FOR this item
We are asking you to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for our 2020 fiscal year.
>> See page 26 for further information about our independent auditors

4

Proxy Summary

Item 3.

To approve, on an advisory basis, named executive officer compensation as disclosed in the Proxy Statement for our 2020 Annual Meeting

✓ The Board of Directors recommends a vote FOR this item

Hanesbrands’ stockholders have the opportunity to cast a non-binding, advisory “say on pay” vote on our named executive officer compensation, as disclosed in this Proxy Statement. We ask for your approval of the compensation of our named executive officers. Before considering this proposal, please read our Compensation Discussion and Analysis and the executive compensation tables and related narrative disclosure in this Proxy Statement, which explain our executive compensation programs and the Compensation Committee’s compensation decisions.

>> See page 29 for further information about our executive compensation program

Item 4.

To approve the Hanesbrands Inc. 2020 Omnibus Incentive Plan

✓ The Board of Directors recommends a vote FOR this item

We are asking you to approve the Hanesbrands Inc. 2020 Omnibus Incentive Plan.

>> See page 59 for further information about the Hanesbrands Inc. 2020 Omnibus Incentive Plan

HANESBRANDS INC.	5

Proxy Summary

COMPENSATION HIGHLIGHTS

Business Strategies and Priorities
Hanesbrands is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia/Pacific under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, DIM, Maidenform, Bali, Playtex, Lovable, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Wonderbra, Berlei and Gear for Sports. We have a long history of innovation, product excellence and brand recognition, and we take great pride in our reputation for ethical business practices and the success of our Hanes for Good corporate responsibility program for community and environmental improvement.

We operate in the global innerwear and global activewear apparel categories. These are stable, heavily branded categories where we have a strong consumer franchise based on a global portfolio of industry-leading brands that we have built over multiple decades, through hundreds of millions of direct interactions with consumers. Since our 2006 spinoff, we have refined and strengthened our business model by implementing various strategies based on our underlying operating philosophy of Sell More, Spend Less and Generate Cash. These strategies include: recapitalizing our supply chain; integrating our operations; reinvesting in our brands; leading the introduction of meaningful innovation to our categories; broadening our distribution to include all channels of trade, including the consumer-direct channel; divesting out of commodity products; and expanding both our international presence and our portfolio of leading brands through strategic acquisitions.

Over this time we have used strategic acquisitions to create a more diversified business with multiple paths to deliver consistent organic revenue growth, and we have continued to leverage our company-owned supply chain, our operational discipline and our global scale to generate higher levels of profitability and greater cash flow. Since 2007, we have increased revenue by $2.7 billion and generated over $5.8 billion of cash flow from operations. Since 2007, we have also returned $2.4 billion to stockholders through dividends and share repurchases.

Over the past year, we have utilized our strong cash flow generation to reduce our net debt by over a half a billion dollars, bringing us back within our target leverage range of two to three times net debt to adjusted EBITDA. Consistent with our disciplined, return-centric approach to capital allocation, we plan to utilize our strong cash flow generation in 2020 and beyond to fund capital investments and our regular dividend, as well as additional share repurchases and strategic acquisitions.

We have also made significant progress towards our sustainability goals. Between 2007 and 2018, we reduced our energy consumption by 23%, decreased carbon dioxide emissions by 36%, cut water usage by 31% and shifted 41% of our total energy consumption to renewable sources. Over the past decade, we have provided tens of thousands of employees, contractors and members of the community with free medical care, our employees have contributed over 500,000 volunteer hours to improve lives in their local communities and over 6,500 of our employees have earned high school diplomas, college degrees and professional certifications through our continuing education programs. Based on these accomplishments, we are setting even more ambitious goals for environmental performance and other sustainability initiatives over the next decade.

We believe our formula of strong brands, stable categories, scale leverage and disciplined capital allocation positions us to deliver strong returns over the next decade.

2019 Performance Highlights
During 2019, we continued to deliver on our key strategic priorities in a challenging and highly competitive global environment. Key financial and strategic highlights included:

●	record operating cash flow of $803 million, a 25% increase over the prior year;
●	organic sales growth of more than two percent, our second consecutive full year of organic sales growth;
●	global Champion revenue growth (excluding the mass channel) of approximately 40% in constant currency;
●	international innerwear constant currency revenue growth in the low single digits;
●	net debt reduction of over $500 million, bringing us back within our target leverage ratio of two to three times net debt to adjusted EBITDA;
●

the Champion centennial anniversary campaign – “100 Years for the Team” – featuring a global digital and social media campaign, a limited-edition Century Collection and partnerships with key influencers;

●

the successful introduction of new product lines powered by innovation, including Hanes Ultimate Baby, featuring flexible ribbed fabric that moves and “grows” with the baby, Maidenform Magic Slimming shapewear powered by LYCRA® FitSense™ technology, and Bali EasyLite bras, panties and shapewear designed with our SmoothTec fabric technology;

●	the 10th Annual Hanes National Sock Drive, which resulted in the donation of more than 250,000 pairs of socks directly to organizations fighting homelessness in the United States;

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Proxy Summary

●

a leadership level A- score in the CDP 2019 Climate Change Report – one of the highest scores in the apparel industry – for our transparency, best practices and coordinated action on climate change issues; and

●

two of the most prestigious awards in Central America and the Caribbean for best practices in corporate social responsibility – the 2019 FUNDAHRSE Seal from the Honduran Foundation for Corporate Social Responsibility and the 2019 CEMEFI award from The Mexican Center for Philanthropy – in recognition of our efforts in employee relations, environmental sustainability and community partnerships.

Executive Compensation Philosophy and Framework
At Hanesbrands, we emphasize a “pay-for-performance” culture, linking a substantial percentage of an executive’s compensation to our performance and stockholders’ value growth. Specifically:

●

We provide annual incentives designed to reward our executive officers for the attainment of short-term goals, and long-term incentives designed to reward increasing stockholder value over the short, medium and long term.

●

Performance-based and at-risk compensation represents nearly 88% of our Chief Executive Officer’s total target direct compensation, reflecting the position’s highest level of accountability and responsibility for results.

●	Performance-based and at-risk compensation represents over 70% of our other named executive officers’ average total target direct compensation.
●

In keeping with our pay-for-performance culture, we expect our executive officers to deliver overall results that exceed performance targets to receive above median market compensation. Below target performance is expected to result in below median market compensation.

●

Our compensation program is designed to reward exceptional and sustained performance. By combining a three-year vesting period for most equity awards with policies prohibiting hedging or pledging of such shares, a substantial portion of the value of our executives’ compensation package is tied to changes in our stock price, and therefore is at-risk, for a significant period of time. The Compensation Committee believes this design provides an effective way to link executive compensation to long-term stockholder returns.

●

Outstanding equity awards granted after January 1, 2019 are subject to “double-trigger” accelerated vesting in connection with a change in control, under which the vesting of awards will accelerate only if there is a qualifying termination of employment within two years after the change in control or if the surviving entity does not provide qualifying replacement awards.

●

Our Clawback Policy permits us to recoup cash- and equity-based incentive compensation payments in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Additionally, the terms of both our cash- and equity-based incentive compensation plans permit the recovery of incentive awards if a participant violates our Global Code of Conduct or engages in other activities harmful to the interests of the Company.

Elements of 2019 Compensation
Our named executive officers’ total direct compensation for 2019 consisted principally of the following elements:

Base Salary	●Fixed compensation component ●Reflects the individual responsibilities, performance and experience of each named executive officer	●Provides a foundation of cash compensation for the fulfillment of fundamental job responsibilities
Annual Incentive Plan (“AIP”) Awards	●Performance-based cash compensation ●Payout determined based on Company performance against pre-established metrics	●Motivates performance by linking compensation to the achievement of key annual objectives
Long-Term Incentive Program (“LTIP”) Awards
●Performance-based and at-risk, time-vested compensation
●Performance Share Awards (“PSAs”) (50% of LTIP opportunity)
●Vesting on the third anniversary of the grant date
●Number of shares received ranges from 0% to 200% of the number of units granted based on 2019 Company performance against pre-established metrics
●Restricted Stock Unit Awards (“RSUs”) (50% of LTIP opportunity)
●Ratable vesting over a three-year service period
●Encourages behavior that enhances the long-term growth, profitability and financial success of the Company, aligns executives’ interests with our stockholders and supports retention objectives

HANESBRANDS INC.	7

Proxy Summary

Executive Compensation Mix
Our emphasis on performance-based and at-risk pay is reflected in the following chart, which illustrates the average 2019 total target direct compensation mix for our Chief Executive Officer and our other named executive officers (“NEOs”).

2019 Total Target Direct Compensation

Performance-Based and At-Risk Compensation: 87.8%	Performance-Based and At-Risk Compensation: 71.5%

*	Includes cash retention bonus where applicable

2019 Performance Criteria
The Compensation Committee chose to use net sales growth, organic sales growth, diluted earnings per share, excluding actions (“EPS-XA”) growth and cash flow from operations as performance criteria for our named executive officers’ 2019 performance-based pay opportunities, as follows:

8

Proxy Summary

2019 Executive Compensation

Summary of Compensation
The following table sets forth a summary of compensation earned by or paid to our named executive officers for our 2019, 2018 and 2017 fiscal years, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation* ($)
Gerald W. Evans, Jr. Chief Executive Officer	2019	$1,100,000	$—	$—	$2,308,680	$361,586	$186,059	$3,956,325
	2018	1,100,000	—	6,249,987	1,303,170	—	179,551	8,832,708
	2017	1,100,000	—	6,250,014	1,889,250	164,848	177,874	9,581,985
Barry A. Hytinen Former Chief Financial Officer	2019	727,790	—	—	797,646	—	68,623	1,594,059
	2018	600,000	—	1,499,993	402,798	—	178,645	2,681,436
	2017	127,693	250,000	2,200,017	124,277	—	44,058	2,746,045
W. Howard Upchurch Group President, Innerwear Americas	2019	570,000	—	—	598,158	88,177	54,837	1,311,172
	2018	570,000	—	1,302,000	337,640	—	50,317	2,259,956
	2017	570,000	—	1,302,001	489,488	51,457	65,043	2,477,988
David L. Bortolussi Group President, Innerwear International	2019	584,052	229,449	—	531,184	—	38,241	1,382,926

Joia M. Johnson Chief Administrative Officer, Chief Legal Officer, General Counsel and Corporate Secretary	2019	550,000	—	—	654,126	—	59,327	1,263,453
	2018	550,000	—	1,182,008	369,232	—	55,116	2,156,356
	2017	550,000	—	1,181,999	535,288	—	67,358	2,334,644
Michael E. Faircloth Group President, Global Operations, American Casualwear and E-Commerce	2019	560,000	—	—	587,664	41,052	56,227	1,244,943
	2018	560,000	—	1,205,012	331,716	—	51,270	2,147,998
	2017	540,000	—	1,205,002	463,725	22,927	60,987	2,292,641

*	In prior years, the Compensation Committee has approved, at its December meeting, LTIP awards that are intended to serve as equity incentive compensation for the following fiscal year. On December 11, 2018, the Compensation Committee approved the 2019 LTIP awards, and the PSAs and RSUs that comprise the 2019 LTIP awards were granted to the named executive officers on such date. Pursuant to SEC rules we are required to include in our Summary Compensation Table the grant date fair value of equity awards in the fiscal year in which the award is granted. Therefore, in the table above, the grant date fair value for the 2019 LTIP awards is included in the stock awards column for fiscal year 2018. In December 2019, the Compensation Committee decided to begin approving LTIP awards in January of each year so that the Committee can have the benefit of greater visibility to the financial results for the prior year and the operating plan for the upcoming year when making such decisions. On January 28, 2020, the Compensation Committee approved the 2020 LTIP awards. The PSAs and RSUs that comprise the 2020 LTIP awards were granted to our named executive officers on that date. Therefore, no LTIP awards were granted to our named executive officers during our 2019 fiscal year and no stock awards are shown for 2019 in the table above.

>>	Please see page 49 for further explanation and detail.

HANESBRANDS INC.	9

Notice of the 2020 Annual Meeting of Stockholders

WHEN:
Tuesday, April 28, 2020
8:00 a.m., Eastern time

WHERE:
Hanesbrands Inc.
1000 East Hanes Mill Road
Winston-Salem, NC 27105*

PURPOSE:
1.	to elect eight directors to serve on the Hanesbrands Board of Directors until Hanesbrands’ next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2020 fiscal year;

3.	to approve, on an advisory basis, named executive officer compensation as disclosed in the Proxy Statement for our 2020 Annual Meeting;

4.	to approve the Hanesbrands Inc. 2020 Omnibus Incentive Plan; and

5.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE:
Stockholders of record at the close of business on February 18, 2020 are entitled to notice of, and to vote at, the Annual Meeting.

The Board of Directors is not aware of any matter that will be presented at the Annual Meeting that is not described above. If any other matter is properly presented at the Annual Meeting, the persons named as proxies on the proxy card will, in the absence of stockholder instructions to the contrary, vote the shares for which such persons have voting authority in accordance with their discretion on any such matter.

By Order of the Board of Directors

JOIA M. JOHNSON
Chief Administrative Officer, Chief Legal Officer,
General Counsel and Corporate Secretary

March 16, 2020
Winston-Salem, North Carolina

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at www.Hanes.com/investors.

HOW TO VOTE:
Whether or not you plan to attend the meeting, we urge you to authorize a proxy to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you requested and received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

BY TELEPHONE In the U.S. or Canada, you can authorize a proxy to vote your shares toll-free by calling 1-800-690-6903.

BY INTERNET You can authorize a proxy to vote your shares online at www.proxyvote.com.

BY MAIL You can authorize a proxy to vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

ATTENDING THE MEETING
An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who owned shares of Hanesbrands common stock as of the close of business on February 18, 2020 will be entitled to attend the Annual Meeting.

Important Notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 28, 2020.

The Annual Report and Proxy Statement are available at www.proxyvote.com.

The Notice of Internet Availability of Proxy Materials, or this Notice of the 2020 Annual Meeting of Stockholders, this Proxy Statement and our 2019 Annual Report on Form 10-K are first being mailed to stockholders on or about March 16, 2020.

10

Corporate Governance at Hanesbrands

Proposal 1 —	Election of Directors

Our Board of Directors currently has nine members. One of our current directors, David V. Singer, has not been nominated for re-election at the 2020 Annual Meeting and his term will expire at the 2020 Annual Meeting. Effective immediately prior to the Annual Meeting, the size of the Board will be reduced to eight members.

Each of our directors is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. If a nominee is unavailable for election, proxy holders may vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to serve on the Board if elected. Following is information regarding each of the nominees for election, which has been confirmed by the applicable nominee for inclusion in this Proxy Statement.

The eight nominees for election at the Annual Meeting possess experience and qualifications that our Governance and Nominating Committee believes will allow them to make substantial contributions to the Board. In selecting nominees to the Board, we seek to ensure that our Board collectively has a balance of experience and expertise, including chief executive officer experience, chief financial officer experience, international expertise, deep experience in the consumer products industry, corporate governance expertise and expertise in other functional areas that are relevant to our business. For more information about the process by which the Governance and Nominating Committee identifies candidates for election to the Board, please see “Process for Nominating Potential Director Candidates” on page 17.
Our Board of Directors unanimously recommends a vote FOR election of these eight nominees.

HANESBRANDS INC.	11

Corporate Governance at Hanesbrands

Director Nominee Skills and Qualifications

Director Nominee Age

Director Nominee Tenure

12

Corporate Governance at Hanesbrands

Nominees for Election as Directors for a One-Year Term Expiring in 2021

Geralyn R. Breig

Chief Executive Officer of AnytownUSA.com Age: 57 Director Since: 2018 Committee Membership: Audit Independent Director Other Current Directorships: ●1-800-FLOWERS.COM, Inc. ●Welch Foods Inc.

Ms. Breig is the founder and Chief Executive Officer of AnytownUSA.com, an e-commerce marketplace that launched in June 2018. From 2014 to 2016, she served as President of Clarks, Americas Region, a division of the global, privately held footwear company C & J Clark Ltd. From 2008 to 2011, she served as President of Avon North America, a division of Avon Products Inc. She also served as Senior Vice President & Brand President of Avon’s Global Marketing Business Unit from 2005 to 2008. Ms. Breig held several executive positions at the Campbell Soup Company from 1995 to 2005, including as President, Godiva Chocolatier International. She began her career in brand management for the Beauty Care Division at The Procter & Gamble Company and also held several managerial positions at Kraft Foods, Inc.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of another public company

Gerald W. Evans, Jr.

Chief Executive Officer of Hanesbrands Inc. Age: 60 Director Since: 2016 Committee Membership: None Other Current Directorships: ●Valvoline Inc.

Mr. Evans has served as our Chief Executive Officer since 2016. From 2013 to 2016, he served as Chief Operating Officer of the Company, and from 2011 until 2013, he served as Co-Chief Operating Officer of the Company. Prior to his appointment as Co-Chief Operating Officer, Mr. Evans served as the Company’s Co-Operating Officer, President International, from 2010 until 2011. From 2009 until 2010, he was President of the Company’s International Business and Global Supply Chain. From 2008 until 2009, he served as President of the Company’s Global Supply Chain and Asia Business Development. From 2006 until 2008, he served as Executive Vice President, Chief Supply Chain Officer. From 2005 until 2006, Mr. Evans served as a Vice President of Sara Lee Corporation (“Sara Lee”), our former parent company, and as Chief Supply Chain Officer of Sara Lee Branded Apparel. Mr. Evans served as President and Chief Executive Officer of Sara Lee Sportswear and Underwear from 2003 until 2005 and as President and Chief Executive Officer of Sara Lee Sportswear from 1999 to 2003. Mr. Evans is also a member of the Business Roundtable.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

Chief Executive Officer Experience	Has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Extensive Knowledge of the Company’s Business	Has extensive knowledge of Hanesbrands’ business and the apparel industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of another public company

HANESBRANDS INC.	13

Corporate Governance at Hanesbrands

Bobby J. Griffin

Former President, International Operations of Ryder System, Inc.

Age: 71
Director Since: 2006
Committee Membership: Compensation, Governance and Nominating

Independent Director

Other Current Directorships:
●United Rentals, Inc.
●WESCO International, Inc.
●Atlas Air Worldwide Holdings, Inc.

Former Directorships Within the Past Five Years:
●Horizon Lines, Inc.

Mr. Griffin served as President, International Operations of Ryder System, Inc. (“Ryder System”), a global leader in transportation and supply chain management solutions, from 2005 to 2007. Beginning in 1986, Mr. Griffin served in various other management positions with Ryder System, including as Executive Vice President, International Operations from 2003 to 2005 and Executive Vice President, Global Supply Chain Operations from 2001 to 2003.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

International Business Experience	Served in senior leadership positions with a company engaged in international business

Practical Expertise

Gained substantial experience in mergers and acquisitions, procurement and distribution, strategic planning, and transportation and security through service in senior leadership positions with a large international company

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

James C. Johnson

Former General Counsel of Loop Capital Markets LLC

Age: 67
Director Since: 2006
Committee Membership: Compensation, Governance and Nominating (Chair)

Independent Director

Other Current Directorships:
●Ameren Corporation
●Energizer Holdings, Inc.
●Edgewell Personal Care Company

Mr. Johnson served as General Counsel of Loop Capital Markets LLC, a provider of a broad range of integrated capital solutions for corporate, governmental and institutional entities, from 2010 until 2013. Mr. Johnson previously served as Vice President and Assistant General Counsel of the Boeing Commercial Airplanes division of The Boeing Company, one of the world’s major aerospace firms, from 2007 until 2009. From 1998 until 2007, Mr. Johnson served as Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company. He currently serves as a trustee of the University of Pennsylvania and a Member of the Board of Overseers of the College of Arts and Sciences.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience

Served in senior leadership positions with large organizations and has experience with corporate risk management issues; reporting to the General Counsel, had responsibility for the staff and legal affairs for Boeing Commercial Airplanes, a business with annual revenue in excess of $20 billion

Financial Literacy	Served as Vice President, Corporate Secretary and Assistant General Counsel of The Boeing Company, where he gained practical expertise in significant business and financial issues

Corporate Governance Experience

Gained substantial experience in the oversight and administration of governance policies and programs through service as a director of other public companies, as well as through his position as Corporate Secretary of The Boeing Company; gained additional experience in executive compensation as a member of the compensation committee and as the chair of the compensation committee for two other public companies

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Corporate Governance at Hanesbrands

Franck J. Moison

Former Vice Chairman of the Colgate-Palmolive Company Age: 66 Director Since: 2015 Committee Membership: Audit Independent Director Other Current Directorships: ●United Parcel Service, Inc. ●SomaLogic, Inc.

Mr. Moison served as Vice Chairman of the Colgate-Palmolive Company (“Colgate-Palmolive”), a leading consumer products company, from 2016 to 2018. He also served as Chief Operating Officer of Emerging Markets & Business Development for Colgate-Palmolive from 2010 to 2016. Beginning in 1978, Mr. Moison served in various management positions with Colgate-Palmolive, including as President, Global Marketing, Supply Chain & R&D from 2007 to 2010, and President, Western Europe, Central Europe and South Pacific from 2005 to 2007. He serves as a member of the board of directors of the French American Chamber of Commerce, as Chairman of the International Advisory Board of the EDHEC Business School (Paris, London, Singapore), as a member of the International Board of the McDonough School of Business at Georgetown University and as a member of the International Advisory Board of SES-imagotag S.A., a retail digital technology company.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

Robert F. Moran

Former Chairman and Chief Executive Officer
of PetSmart, Inc.

Age: 69
Director Since: 2013
Committee Membership: Audit (Chair)

Independent Director

Audit Committee Financial Expert

Other Current Directorships:
●GNC Holdings, Inc.

Mr. Moran served as Chairman of the Board of PetSmart, Inc. (“PetSmart”), a leading specialty provider of pet care products and services, from 2012 to 2013 and as Chief Executive Officer of PetSmart from 2009 to 2013. He joined PetSmart as President of North American Stores in 1999, and in 2001 he was appointed President and Chief Operating Officer. Mr. Moran also served as Chairman of GNC Holdings, Inc. (“GNC”), a leading global specialty retailer of health and wellness products, from 2017 to 2018 and as Interim Chief Executive Officer of GNC from 2016 to 2017. From 1998 to 1999, Mr. Moran was President of Toys “R” Us (Canada) Ltd., a subsidiary of former specialty toy retailer Toys “R” Us, Inc. Prior to 1991 and from 1993 to 1998, for a total of 20 years, Mr. Moran was employed by retailer Sears, Roebuck and Company in a variety of financial and merchandising positions, including as President and Chief Executive Officer of Sears de Mexico.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

Chief Executive Officer Experience	Has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

Chief Financial Officer Experience	Possesses financial acumen and an understanding of financial matters and the preparation and analysis of financial statements

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

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Corporate Governance at Hanesbrands

Ronald L. Nelson

Former Chairman and Chief Executive
Officer of Avis Budget Group, Inc.

Age: 67
Director Since: 2008
Committee Membership: Compensation, Governance and Nominating

Chairman of the Board

Other Current Directorships:
●Viacom Inc.
●Wyndham Hotels & Resorts, Inc.

Former Directorships Within the Past Five Years:
●Convergys Corporation

Mr. Nelson served as Executive Chairman of Avis Budget Group, Inc. (“Avis Budget Group”), which operates five major brands in the global vehicle rental industry through Avis, Budget, Budget Truck, Payless and Zipcar, from 2016 to 2018. From 2006 to 2015, Mr. Nelson served as Chairman and Chief Executive Officer of Avis Budget Group. Mr. Nelson was a director of Cendant Corporation (the predecessor of Avis Budget Group) from 2003 to 2006, Chief Financial Officer from 2003 until 2006 and President from 2004 to 2006. Mr. Nelson was also Chairman and Chief Executive Officer of Cendant Corporation’s Vehicle Rental business from January 2006 to August 2006. From 2005 to 2006, Mr. Nelson was interim Chief Executive Officer of Cendant Corporation’s former Travel Distribution Division.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

Chief Executive Officer Experience	Has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company

Chief Financial Officer Experience	Possesses financial acumen and an understanding of financial matters and the preparation and analysis of financial statements

International Business Experience	Served in senior leadership positions with companies engaged in international business

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

Ann E. Ziegler

Former Chief Financial Officer of CDW Corporation

Age: 61
Director Since: 2008
Committee Membership: Compensation (Chair), Governance and Nominating

Independent Director

Other Current Directorships:
●Groupon, Inc.
●Wolters Kluwer N.V.
●US Foods Holding Corp.

Ms. Ziegler served as Senior Vice President and Chief Financial Officer and a member of the executive committee of CDW Corporation, a leading provider of technology solutions for business, government, healthcare and education, from 2008 until 2017. From 2005 until 2008, Ms. Ziegler served as Senior Vice President, Administration and Chief Financial Officer of Sara Lee Food and Beverage, a division of Sara Lee Corporation (“Sara Lee”). From 2003 until 2005, she served as Chief Financial Officer of Sara Lee Bakery Group. From 2000 until 2003, she served as Senior Vice President, Corporate Development of Sara Lee.

Specific Experience and Qualifications:

Risk Oversight/ Management Experience	Served in senior leadership positions with large organizations and has experience with corporate risk management issues

Financial Literacy	Has management experience preparing or overseeing the preparation of financial statements

Chief Financial Officer Experience	Possesses financial acumen and an understanding of financial matters and the preparation and analysis of financial statements

Industry Experience	Served in senior leadership positions with companies in the consumer products industry

Corporate Governance Experience	Gained experience in corporate governance through service as a director of other public companies

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Corporate Governance at Hanesbrands

How We Select our Directors

Process for Nominating Potential Director Candidates
The Governance and Nominating Committee is responsible for screening potential director candidates and recommending qualified candidates to the full Board of Directors for nomination. The Governance and Nominating Committee will consider director candidates proposed by the Chief Executive Officer, by any director or by any stockholder. From time to time, the Governance and Nominating Committee also retains search firms to assist it in identifying and evaluating director nominees. Each of the nominees for election at the Annual Meeting has been previously elected by our stockholders.

In evaluating potential director candidates, the Governance and Nominating Committee seeks to present candidates to the Board of Directors who have distinguished records of leadership and success in their arena of expertise and who will make substantial contributions to the Board of Directors. The Governance and Nominating Committee considers the qualifications listed in our Corporate Governance Guidelines, which include:

●	personal and professional ethics and integrity;
●	diversity among the existing Board members, including racial and ethnic background and gender;
●	specific business experience and competence, including whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of a large publicly-traded company and whether the candidate has served in policy-making roles in business, government, education or other areas that are relevant to our global activities;
●	financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements;
●	the ability to represent our stockholders as a whole;
●	professional and personal accomplishments, including involvement in civic and charitable activities;
●	experience with enterprise level risk management;
●	educational background; and
●	whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board of Directors.

Any recommendation submitted by a stockholder to the Governance and Nominating Committee should include information relating to each of the qualifications outlined above concerning the potential candidate along with the other information required by our bylaws for stockholder nominations. The Governance and Nominating Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. Stockholders who want to directly nominate a director for consideration at next year’s Annual Meeting should refer to the procedures described under “Stockholder Proposals and Director Nominations for Next Annual Meeting” on page 75.

Although we do not have a standalone policy regarding diversity in the nomination process, as noted above, diversity is one of the criteria that our Corporate Governance Guidelines require that our Governance and Nominating Committee consider in identifying and evaluating director nominees. In applying this criteria, the Governance and Nominating Committee and the Board consider diversity to also include differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to an active, effective Board. The Governance and Nominating Committee evaluates the effectiveness of its activities under this policy through its annual review of Board composition, which considers whether the current composition of the Board adequately reflects the balance of qualifications discussed above, including diversity, prior to recommending nominees for election. In this regard, the Board believes that its efforts have been effective based on the current composition of the Board.

Our Corporate Governance Guidelines provide that no director may stand for re-election to the Board of Directors after he or she has reached the age of 72. However, our Governance and Nominating Committee has the authority to extend the retirement age of an individual director for up to two periods of one year each.

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Corporate Governance at Hanesbrands

Director Independence
In order to assist our Board of Directors in making the independence determinations required by New York Stock Exchange (“NYSE”) listing standards, the Board of Directors has adopted categorical standards of independence. These standards, which are contained in our Corporate Governance Guidelines, are available on our corporate website, www.Hanes.com/investors (in the “Investors” section). The Board has determined that eight of the nine current members of our Board of Directors, Ms. Breig, Mr. Griffin, Mr. Johnson, Mr. Moison, Mr. Moran, Mr. Nelson, Mr. Singer and Ms. Ziegler, are independent under NYSE listing standards and under our Corporate Governance Guidelines. In determining director independence, the Board of Directors did not discuss, and was not aware of, any related person transactions, relationships or arrangements that existed with respect to any of these directors.

Our Audit Committee’s charter requires that all of the members of the Audit Committee be independent under NYSE listing standards and the rules of the Securities Exchange Commission (“SEC”). The Board has determined that each of the current members of our Audit Committee is an independent director under NYSE listing standards and meets the enhanced standards of independence applicable to audit committee members under applicable SEC rules. The Board has also determined that each of Mr. Moran and Mr. Singer qualifies as an “audit committee financial expert” under applicable SEC rules.

Our Compensation Committee’s charter requires that all of the members of the Compensation Committee be independent under NYSE listing standards, including the enhanced independence requirements applicable to Compensation Committee members and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that each of the current members of our Compensation Committee is an independent director under NYSE listing standards and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.

Our Governance and Nominating Committee’s charter requires that all of the members of the Governance and Nominating Committee be independent under NYSE listing standards. The Board has determined that each of the current members of our Governance and Nominating Committee is an independent director under NYSE listing standards.

The Board’s Role and Responsibilities

Overview
The Board of Directors is elected by our stockholders to oversee their interests in the long-term health and the overall success of the Company’s business. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders. The Board oversees the business of the Company, as conducted by the members of Hanesbrands’ senior management. In carrying out its responsibilities, the Board reviews and assesses Hanesbrands’ long-term strategy and its strategic, competitive and financial performance.

In 2019, our Board of Directors met five times and also held regularly scheduled executive sessions without management, presided over by our Chairman or Lead Director, as applicable. In addition, during 2019 our Audit Committee met five times, our Compensation Committee met four times and our Governance and Nominating Committee met four times. Directors are expected to make every effort to attend the Annual Meeting, all Board meetings and the meetings of the Committees on which they serve. All of our directors at the time of our 2019 Annual Meeting of Stockholders attended that Annual Meeting. In 2019, each director also attended over 75% of the meetings of the Board and of the committees of which he or she was a member during the period that such director served on the Board or such committee.

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Corporate Governance at Hanesbrands

Risk Oversight

The Board as a whole is ultimately responsible for the oversight of our risk management function. The Board uses its committees to assist in its risk oversight function as follows:

The Board has delegated primary responsibility for the oversight of Hanesbrands’ risk management function to the Audit Committee.

The Audit Committee discusses policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps our management has taken to monitor, control and report such exposures. Management of Hanesbrands undertakes, and the Audit Committee reviews and discusses, an annual assessment of Hanesbrands’ risks on an enterprise-wide basis. Hanesbrands conducts a rigorous enterprise risk management program that is updated annually and is designed to bring to the Audit Committee’s attention Hanesbrands’ most material risks for evaluation, including strategic, operational, financial, environmental, cybersecurity, legal and regulatory risks.

The Compensation Committee is responsible for the oversight of risk associated with our compensation practices and policies.	The Governance and Nominating Committee is responsible for the oversight of Board processes and corporate governance related risks.

Our Board of Directors maintains overall responsibility for oversight regarding the work of its various committees by receiving regular reports from the committee Chairs of the work performed by their respective committees. In addition, discussions with the Board about the Company’s strategic plan, consolidated business results, capital structure, acquisition-related activities and other business include consideration of the risks associated with the particular item under consideration. The Board also regularly reviews Hanesbrands’ cybersecurity and other technology risks, controls and procedures, including our plans to mitigate cybersecurity risks and to respond to data breaches.

Talent Management and Succession Planning
On an annual basis, our Board plans for succession to the position of Chief Executive Officer, as well as to certain other senior management positions. To assist the Board, our Chief Executive Officer annually provides the Board with an assessment of executives holding those senior management positions and of their potential to succeed him. Our Chief Executive Officer also provides the Board with an assessment of persons considered potential successors to those senior managers. The Board considers that information, their own impressions of senior management performance and their own knowledge of the external landscape for executive talent in planning for succession in key positions.

Communicating with our Board of Directors
Any stockholders or interested parties who wish to communicate directly with our Board, with our non-management directors as a group or with our independent Chairman, may do so by writing to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. Stockholders or other interested parties also may communicate with members of the Board by sending an e-mail to our Corporate Secretary at corporate.secretary@hanes.com. To ensure proper handling, any mailing envelope or e-mail containing the communication intended for the Board must contain a clear notation indicating that the communication is a “Stockholder/Board Communication” or an “Interested Party/Board Communication.”

The Governance and Nominating Committee has approved a process for handling communications received by the Company and addressed to the Board, the independent Chairman or to non-management directors. Under that process, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board copies of all correspondence that, in her opinion, deals with the functions of the Board or its Committees or that she otherwise determines requires their attention. Advertisements, solicitations for business, requests for employment, requests for contributions, matters that may be better addressed by management or other inappropriate material will not be forwarded to our directors.

HANESBRANDS INC.	19

Corporate Governance at Hanesbrands

Board Structure and Processes

Board Leadership Structure
Our Board leadership structure consists of:

●	Chairman of the Board: Ronald L. Nelson;
●	Chief Executive Officer: Gerald W. Evans, Jr.; and
●	Fully independent Audit, Compensation and Governance and Nominating Committees.

Our Corporate Governance Guidelines provide that the Governance and Nominating Committee will from time to time consider whether the positions of Chairman of the Board and Chief Executive Officer should be held by the same person or by different persons. The Board believes it is in the best interests of our Company to make this determination from time to time based on the position and direction of our Company and the constitution of the Board and management team rather than based on any self-imposed requirement, which the Board does not have. The Board determined to split the roles of Chairman and Chief Executive Officer in 2016.

Mr. Nelson has served as Chairman of the Board since 2019. He has served as a Hanesbrands director since 2008 and as Lead Director from 2015 to 2019. During his tenure, Mr. Nelson has actively served on all three Board Committees, including as Chairman of the Company’s Audit Committee. He currently serves as a member of the Company’s Compensation Committee and its Governance and Nominating Committee. The Board believes that Mr. Nelson brings significant experience and knowledge to the Chairman role. Due to his Board experience and leadership, Mr. Nelson is very well-suited to serve as the Board’s Chairman.

As detailed in the following summary, the Chairman of the Board has many important duties and responsibilities that enhance the independent oversight of management.

The Chairman of the Board chairs all meetings of the non-management and independent directors in executive session and also has other authority and responsibilities, including:

●	presiding at all meetings of the Board;
●	advising the Corporate Secretary regarding the agendas for meetings of the Board of Directors;
●	calling meetings of non-management and/or independent directors, with appropriate notice;
●	advising the Board on the retention of advisors and consultants who report directly to the Board of Directors;
●	advising the Chief Executive Officer, as appropriate, on issues discussed at executive sessions of non-management and/or independent directors;
●	with the Chairman of the Compensation Committee, reviewing with the Chief Executive Officer the non-management directors’ annual evaluation of his performance;
●	serving as principal liaison between the non-management and/or independent directors, as a group, and the Chief Executive Officer, as necessary;
●	serving as principal liaison between the Board of Directors and Hanesbrands’ stockholders, as appropriate, after consultation with the Chief Executive Officer; and
●	selecting an interim chair or lead independent director to preside over meetings at which he cannot be present.

Our independent directors take an active role in overseeing Hanesbrands’ management and key issues related to strategy, risk, integrity, compensation and governance. For example, only independent directors serve on the Audit Committee, Compensation Committee and Governance and Nominating Committee. Non-management and independent directors also regularly hold executive sessions outside the presence of our Chief Executive Officer and other Hanesbrands employees. If the Chairman of the Board is not an independent director, the Board will elect one of our independent directors to serve as Lead Director. The Lead Director will undertake all of the duties of the Chairman of the Board described above during any period when the Chairman of the Board is an officer or employee of the Company.

We believe our Board’s leadership structure is best suited to the needs of the Company at this time.

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Corporate Governance at Hanesbrands

Board and Committee Evaluation Process
The Board has established a robust self-evaluation process for the Board and its committees. Our Corporate Governance Guidelines require the Board to annually evaluate its own performance. In addition, the charters of each of the Audit Committee, Compensation Committee and Governance and Nominating Committee require the committee to conduct an annual performance evaluation. The Governance and Nominating Committee oversees the annual self-assessment process on behalf of the Board and the implementation of the annual self-assessments by the committees.

Each year, all Board members and all members of the Audit, Compensation and Governance and Nominating Committees complete a detailed confidential questionnaire. The questionnaire provides for quantitative ratings in key areas and also seeks comments from the directors. The Chair of the Governance and Nominating Committee reviews the responses with the Chairs of the Audit and Compensation Committees. The Chair of the Governance and Nominating Committee also discusses the Board self-evaluation responses with the full Board. Matters requiring follow-up are addressed by the Chair of the Governance and Nominating Committee or the Chairs of the Audit or Compensation Committee, as appropriate.

Committees of the Board of Directors
Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. The following is a list of current committee memberships, which is accompanied by a description of each committee. The directors who are nominated for election as directors at the Annual Meeting will, if re-elected, retain the committee memberships described in the following list immediately following the Annual Meeting, and the chairs of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee will also remain the same.

Committee Membership

Audit Committee	Compensation Committee	Governance and Nominating Committee

Geralyn R. Breig	Bobby J. Griffin	Bobby J. Griffin
Franck J. Moison	James C. Johnson	James C. Johnson*
Robert F. Moran*	Ronald L. Nelson	Ronald L. Nelson
David V. Singer**	Ann E. Ziegler*	Ann E. Ziegler

*	Chair of the committee
**	Mr. Singer has not been nominated for re-election at the Annual Meeting and his term will expire at the Annual Meeting.

AUDIT COMMITTEE

Members:	Mr. Moran, Chair Ms. Breig Mr. Moison Mr. Singer*

The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight of:

●the integrity of our financial statements, financial reporting process and systems of internal accounting and financial controls;
●our compliance with legal and regulatory requirements;
●the independent auditors’ qualifications and independence; and
●the performance of our internal audit function and independent auditor.

The Audit Committee is also responsible for discussing policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps our management has taken to monitor, control and report such exposures.

*	Mr. Singer has not been nominated for re-election at the Annual Meeting and his term will expire at the Annual Meeting.

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Corporate Governance at Hanesbrands

Under SEC rules and the Audit Committee’s charter, the Audit Committee must prepare a report that is to be included in our Proxy Statement relating to the Annual Meeting of Stockholders or our Annual Report on Form 10-K. This report is provided under “Audit Committee Report” on page 27. In addition, the Audit Committee must review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor and recommend, based on its review, that the Board of Directors include the annual financial statements in our Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Members:	Ms. Ziegler, Chair Mr. Griffin Mr. Johnson Mr. Nelson

The Compensation Committee is responsible for assisting the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers and the Chief Executive Officer performance evaluation process and for preparing a report on executive compensation that is to be included in our Proxy Statement relating to our Annual Meeting of Stockholders. This report is provided under “Compensation Committee Report” on page 29.

The Compensation Committee is also responsible for:

●reviewing and approving the total compensation philosophy covering our executive officers and other key executives and periodically reviewing an analysis of the competitiveness of our total compensation practices in relation to those of our peer group;
●with respect to our executive officers other than the Chief Executive Officer, reviewing and approving base salaries, target annual incentive award opportunities, the applicable standards of performance to be used in incentive compensation plans and the grant of equity incentives;
●recommending changes in non-employee director compensation to the Board of Directors;
●reviewing proposed stock incentive plans, other long-term incentive plans, stock purchase plans and other similar plans, and all proposed changes to such plans;
●reviewing the results of any stockholder advisory votes regarding our executive compensation and recommending to the Board how to respond to such votes; and
●recommending to the Board whether to have an annual, biannual or triennial advisory stockholder vote regarding executive compensation.

The Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, upon the Compensation Committee’s recommendation.

For information regarding the ability of the Compensation Committee to delegate its authority, and the role of our executive officers and the Compensation Committee’s compensation consultant in determining or recommending the amount or form of executive and director compensation, see the Compensation Discussion and Analysis that begins on page 30.

Compensation Committee Interlocks and Insider Participation. All members of the Compensation Committee during our 2019 fiscal year were independent directors, and no member was an employee or former employee of Hanesbrands. During our 2019 fiscal year, no member of the Compensation Committee had a relationship that must be described under SEC rules relating to disclosure of related party transactions and no interlocking relationship existed between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

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Corporate Governance at Hanesbrands

GOVERNANCE AND NOMINATING COMMITTEE

Members:	Mr. Johnson, Chair Mr. Griffin Mr. Nelson Ms. Ziegler

The Governance and Nominating Committee is responsible for:

●identifying individuals qualified to serve on the Board of Directors, consistent with criteria approved by the Board of Directors;
●recommending that the Board of Directors select a slate of director nominees for election by our stockholders at our annual meeting of stockholders, in accordance with our charter and bylaws and with Maryland law;
●recommending candidates to the Board of Directors to fill vacancies on the Board or on any committee of the Board in accordance with our charter and bylaws and with Maryland law;
●evaluating and recommending to the Board of Directors a set of corporate governance policies and guidelines to be applicable to the Company;
●re-evaluating periodically such policies and guidelines for the purpose of suggesting amendments to them as appropriate; and
●overseeing annual Board and committee self-evaluations in accordance with NYSE listing standards.

Director Compensation

How We Make Director Compensation Decisions
The Compensation Committee, advised by its independent compensation consultant, is responsible for recommending changes in non-employee director compensation for approval by the Board of Directors. The Compensation Committee, with the assistance of its independent compensation consultant, annually reviews information about the compensation paid to non-employee directors at our peer group companies (our peer group companies are discussed in “How the Compensation Committee uses Peer Groups” on page 37) and relevant market trend data. The Compensation Committee considers this information as well as the scope of responsibilities of Board and committee members in recommending changes to non-employee director compensation to the Board of Directors.

Annual Compensation
We compensated each non-employee director for service on our Board of Directors during 2019 as follows:

●	an annual cash retainer of $100,000, paid in quarterly installments;
●	an additional annual cash retainer of $25,000 for the chair of the Audit Committee (Mr. Moran), $20,000 for the chair of the Compensation Committee (Ms. Ziegler) and $20,000 for the chair of the Governance and Nominating Committee (Mr. Johnson);
●	an additional annual cash retainer of $5,000 for each member of the Audit Committee other than the chair (Ms. Breig, Ms. Mathews (prior to April 23, 2019), Mr. Moison and Mr. Singer);
●	an additional annual cash retainer of $200,000 for the non-executive Chairman of the Board (Mr. Noll, prior to April 23, 2019);
●	an additional annual cash retainer of $30,000 for the Lead Director (Mr. Nelson, prior to April 23, 2019);
●	an additional annual cash retainer of $160,000 for the independent Chairman of the Board (Mr. Nelson, effective April 23, 2019); and
●	an annual grant of restricted stock units with a grant date fair value of approximately $140,000 that vest on the one-year anniversary of the grant date and are payable upon vesting in shares of Hanesbrands common stock.

Mr. Noll and Ms. Mathews retired from the Board on April 23, 2019, and their cash retainers were prorated accordingly.

On April 23, 2019, Mr. Nelson was elected as Chairman of the Board and ceased serving as Lead Director. His additional cash retainers for service in those positions were also prorated accordingly.

Mr. Evans, our Chief Executive Officer, receives no additional compensation for serving as a director.

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Corporate Governance at Hanesbrands

In December 2019, after reviewing information about the compensation paid to non-employee directors at our peer group companies and changes in the scope of responsibilities for various Board and committee members, the Compensation Committee recommended, and the Board of Directors approved, effective January 1, 2020: (i) an increase in the annual cash retainer from $100,000 to $105,000; (ii) an increase in the approximate grant date fair value of the annual grant of restricted stock units from $140,000 to $150,000; (iii) an increase in the additional cash retainer for the Chairman of the Board from $160,000 to $175,000; (iv) an additional cash retainer of $2,500 for each member of the Compensation Committee other than the Chair; (v) an additional cash retainer of $2,500 for each member of the Governance and Nominating Committee other than the Chair; and (vi) an increase in the additional cash retainer for the chair of the Compensation Committee from $20,000 to $25,000.

The annual grant of restricted stock units for 2019 was made on December 11, 2018 and was reflected in the non-employee directors’ compensation for 2018, as disclosed in our Proxy Statement for our 2019 Annual Meeting of Stockholders. In December 2019, the Compensation Committee decided to approve the annual grant of restricted stock units for 2020 with a grant date of January 28, 2020 in order to coincide with the grant date of equity awards for executive officers. Therefore, no restricted stock unit grants were made to non-employee directors during our 2019 fiscal year.

The following table summarizes the compensation paid to our non-employee directors during the fiscal year ended December 28, 2019.

Director Compensation — 2019

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Ronald L. Nelson	$220,222	$—	$—	$220,222
Robert F. Moran	125,000	—	—	125,000
James C. Johnson	120,000	—	—	120,000
Ann E. Ziegler	120,000	—	—	120,000
Geralyn R. Breig	105,000	—	—	105,000
Franck J. Moison	105,000	—	—	105,000
David V. Singer (3)	105,000	—	—	105,000
Bobby J. Griffin	100,000	—	—	100,000
Richard A. Noll (4)	100,000	—	—	100,000
Jessica T. Mathews (4)	35,000	—	—	35,000

(1)	Amounts shown include deferrals to the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan.
(2)	The annual grant of restricted stock units for 2019 was made on December 11, 2018 and was reflected in the non-employee directors’ compensation for 2018, as disclosed in our Proxy Statement for our 2019 Annual Meeting of Stockholders. In December 2019, the Compensation Committee decided to approve the annual grant of restricted stock units for 2020 with a grant date of January 28, 2020 in order to coincide with the grant date of equity awards for executive officers. Therefore, no restricted stock unit grants were made to non-employee directors during our 2019 fiscal year. As of December 28, 2019, no non-employee director held restricted stock units. As of December 28, 2019, (i) Mr. Noll held stock options to purchase 276,276 shares of common stock and (ii) Ms. Ziegler held stock options to purchase 22,572 shares of common stock. No other non-employee director holds stock options.
(3)	Mr. Singer has not been nominated for re-election at the Annual Meeting, and his term will expire at the Annual Meeting.
(4)	Mr. Noll and Ms. Mathews retired from the Board on April 23, 2019.

Director Deferred Compensation Plan
Under the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), a nonqualified, unfunded deferred compensation plan, our non-employee directors may defer receipt of all (but not less than all) of their cash retainers and/or awards of restricted stock units. None of the investment options available in the Director Deferred Compensation Plan provide for “above-market” or preferential earnings as defined in applicable SEC rules. The amount payable to a participant will be payable either on the distribution date elected by the participant or upon the occurrence of certain events as provided under the Director Deferred Compensation Plan.

Director Stock Ownership and Retention Guidelines
We believe that all of our directors should have a significant ownership position in Hanesbrands. To this end, our non-employee directors receive a substantial portion of their compensation in the form of restricted stock units. In addition, to promote equity ownership and further align the interests of these directors with our stockholders, we have adopted stock ownership and retention

24

Corporate Governance at Hanesbrands

guidelines for our non-employee directors. A non-employee director may not dispose of any shares of our common stock received (on a net after-tax basis) under our stock-based compensation plans until such director holds shares of common stock with a value equal to at least five times the current annual cash retainer (excluding any additional cash retainers paid for committee service or chairmanships), and may then only dispose of shares in excess of those with that value. In addition to vested shares directly held by a non-employee director, shares held for such director in the Director Deferred Compensation Plan (including hypothetical share equivalents held in that plan) will be counted for purposes of determining whether the ownership requirements are met. All of our directors are in compliance with these stock ownership and retention guidelines.

Other Governance Information

Related Person Transactions
Our Board of Directors has adopted a written policy setting forth procedures to be followed in connection with the review, approval or ratification of “related person transactions.” For purposes of this policy, the phrase “related person transaction” refers to any financial transaction, arrangement or relationship where: (i) Hanesbrands or any of its subsidiaries is or will be a participant; (ii) any greater than five percent stockholder, director, nominee for director or executive officer, or any of their immediate family members or affiliated entities, either currently or at any time since the beginning of the last fiscal year, has a direct or indirect material interest; (iii) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; and (iv) disclosure would be required under Item 404 of Regulation S-K and related SEC rules.

Each director, director nominee and executive officer must promptly notify our Chief Executive Officer and our Corporate Secretary in writing of any material interest that such person or an immediate family member or affiliated entity of such person had, has or will have in a related person transaction. The Governance and Nominating Committee is responsible for the review and approval or ratification of all related person transactions involving a director, director nominee or executive officer. At the discretion of the Governance and Nominating Committee, the consideration of a related person transaction may be delegated to the full Board of Directors, another standing committee or to an ad hoc committee of the Board of Directors comprised of at least three members, none of whom has an interest in the transaction.

The Governance and Nominating Committee, or other governing body to which approval or ratification is delegated, may approve or ratify a transaction if it determines, in its business judgment, based on its review of the available information, that the transaction is fair and reasonable to us and consistent with our best interests. Factors to be taken into account in making a determination of fairness and reasonableness may include:

●	the business purpose of the transaction;
●	whether the transaction is entered into on an arm’s-length basis on terms fair to us; and
●	whether such a transaction would violate any provisions of our Global Code of Conduct.

If the Governance and Nominating Committee decides not to approve or ratify a transaction, the transaction may be referred to legal counsel for review and consultation regarding possible further action, including, but not limited to, termination of the transaction on a prospective basis, rescission of such transaction or modification of the transaction in a manner that would permit it to be ratified and approved by the Governance and Nominating Committee.

During 2019, there were no related person transactions requiring reporting under SEC rules.

Code of Ethics
Our Global Code of Conduct, which serves as our code of ethics, applies to all directors and officers and other employees of the Company and its subsidiaries. Any waiver of applicable requirements in the Global Code of Conduct that is granted to any of our directors, to our principal executive officer, to any of our senior financial officers (including our principal financial officer, principal accounting officer or controller) or to any other person who is an executive officer of Hanesbrands requires the approval of the Audit Committee. Any such waiver of or amendment to the Global Code of Conduct will be disclosed on our corporate website, www.Hanes.com/investors (in the “Investors” section) or in a Current Report on Form 8-K.

Corporate Governance Documents
Copies of the written charters for the Audit Committee, Compensation Committee and Governance and Nominating Committee, as well as our Corporate Governance Guidelines, Global Code of Conduct and other corporate governance information are available on our corporate website, www.Hanes.com/investors (in the “Investors” section).

HANESBRANDS INC.	25

Audit Information

Proposal 2 —	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment (subject to ratification by the Company’s stockholders), retention, compensation, evaluation, oversight and termination of the Company’s independent auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for our 2020 fiscal year. While not required by law, the Board of Directors is asking our stockholders to ratify the selection of PricewaterhouseCoopers as a matter of good corporate practice.

If the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2020 fiscal year is not ratified by our stockholders, the adverse vote will be taken into consideration by the Audit Committee. However, because of the difficulty in making any substitution of our independent registered public accounting firm so long after the beginning of the current year, the appointment for our 2020 fiscal year will stand, unless the Audit Committee finds other good reason for making a change.

PricewaterhouseCoopers has served as the Company’s independent registered public accounting firm since 2006. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm. In addition, in conjunction with the mandated rotation of PricewaterhouseCoopers’ lead engagement partner, the Audit Committee oversees and confirms the selection of PricewaterhouseCoopers’ new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, may make a statement if they desire to do so, and will be available to respond to appropriate questions. For additional information regarding our relationship with PricewaterhouseCoopers, please refer to “Relationship with Independent Registered Public Accounting Firm” on page 28.
Our Board of Directors unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for our 2020 fiscal year.

26

Audit Information

Audit Committee Report
Hanesbrands’ Audit Committee is composed solely of independent directors meeting the requirements of applicable SEC rules and NYSE listing standards. Each of the members of the Audit Committee is independent and financially literate as required under applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that each of Mr. Moran and Mr. Singer possesses the experience and qualifications required of an “audit committee financial expert” as defined by the rules of the SEC. No member of the Audit Committee serves on the audit committees of more than three public companies.

The key responsibilities of the Audit Committee are set forth in its charter, a copy of which is available on our corporate website, www.Hanes.com/investors (in the “Investors” section). The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of:

●	the integrity of the Company’s financial statements, financial reporting process and systems and internal control over financial reporting;
●	the Company’s compliance with legal and regulatory requirements;
●	the independent auditor’s qualifications and independence; and
●	the performance of the Company’s internal audit function and independent auditor.

Management is primarily responsible for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers, the Audit Committee-appointed independent registered public accounting firm for the Company, is responsible for expressing an opinion on the conformity of Hanesbrands’ audited financial statements for the fiscal year ended December 28, 2019 (the “2019 Financial Statements”) with accounting principles generally accepted in the United States of America. In addition, PricewaterhouseCoopers expresses its opinion on the effectiveness of Hanesbrands’ internal control over financial reporting as of December 28, 2019.

In this context, the Audit Committee:

●	reviewed and discussed with management and PricewaterhouseCoopers the 2019 Financial Statements and audit of internal control over financial reporting;
●	discussed with PricewaterhouseCoopers the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board;
●	received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers their independence from Hanesbrands;
●	met with the senior members of the Company’s financial management team at each regularly scheduled meeting;
●	reviewed and discussed with management and PricewaterhouseCoopers the Company’s annual and quarterly reports on Form 10-K and Form 10-Q prior to filing with the SEC;
●	received periodic updates from management regarding management’s process to assess the adequacy of the Company’s internal control over financial reporting and management’s assessment of the effectiveness of the Company’s internal control over financial reporting;
●	reviewed and discussed with management, the internal auditors and PricewaterhouseCoopers, as appropriate, the plans for, and the scope of, the Company’s annual audit and other examinations;
●	met in periodic executive sessions with certain members of management, the internal auditors and PricewaterhouseCoopers to discuss the results of their examinations, their assessments of the Company’s internal control over financial reporting and the overall integrity of the Company’s financial statements;
●	reviewed and discussed with management the Company’s major financial risk exposures, the steps management has taken to monitor and control these exposures and the Company’s enterprise risk management activities generally; and
●	reviewed and discussed with management the overall adequacy and effectiveness of the Company’s policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2019 Financial Statements as audited by PricewaterhouseCoopers be included in Hanesbrands’ Annual Report on Form 10-K as of and for the fiscal year ended December 28, 2019.

By the members of the
Audit Committee, consisting of:

Robert F. Moran, Chair	Geralyn R. Breig	Franck J. Moison	David V. Singer

HANESBRANDS INC.	27

Audit Information

Relationship with Independent Registered Public Accounting Firm
The following table sets forth the fees billed to us by PricewaterhouseCoopers for services in the fiscal years ended December 28, 2019 and December 29, 2018:

	Fiscal Year Ended December 28, 2019	Fiscal Year Ended December 29, 2018
Audit fees	$6,147,691	$6,275,252
Audit-related fees	59,778	58,505
Tax fees	197,030	320,995
All other fees	—	—
Total fees	$6,404,499	$6,654,752

In the above table, in accordance with applicable SEC rules, “Audit fees” include fees billed for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, fees billed for services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, fees related to services rendered in connection with securities offerings and fees for the audit of our internal control over financial reporting and consultations concerning financial accounting and reporting standards.

“Audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit fees.” For the fiscal years ended December 28, 2019 and December 29, 2018, these fees primarily relate to attestation services rendered in connection with regulatory filings in certain foreign jurisdictions and various other services.

“Tax fees” for the fiscal years ended December 28, 2019 and December 29, 2018 include tax consultation, preparation and compliance services for domestic and certain foreign jurisdictions and consulting related to research and development credits.

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm. For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm provides management with an engagement letter outlining the scope of the audit services proposed to be performed during the year. The independent registered public accounting firm also submits an audit services fee proposal, which is approved by the Audit Committee before the audit commences. The Audit Committee may delegate the authority to pre-approve audit and non-audit engagements and the related fees and terms with the independent auditors to one or more designated members of the Audit Committee, as long as any decision made pursuant to such delegation is presented to the Audit Committee at its next regularly scheduled meeting. All audit and permissible non-audit services provided by PricewaterhouseCoopers to us during the fiscal years ended December 28, 2019 and December 29, 2018 were pre-approved by the Audit Committee.

28

Proposal 3 —	Advisory Vote to Approve Named Executive Officer Compensation

As required pursuant to Section 14A of the Exchange Act, Hanesbrands’ stockholders have the opportunity to cast a non-binding, advisory “say on pay” vote on our named executive officer compensation, as disclosed in this Proxy Statement. Based on the results of the stockholder advisory vote on the frequency of say on pay votes, which was held at the 2017 Annual Meeting of Stockholders, and based on the Board of Directors’ recommendation, Hanesbrands currently intends to hold such votes on an annual basis, and the next advisory say on pay vote is expected to occur at our 2021 Annual Meeting of Stockholders.

At our 2019 Annual Meeting of Stockholders, our stockholders approved the compensation of Hanesbrands’ named executive officers with over 95% support. Our Board of Directors, and the Compensation Committee in particular, considered several factors in determining that the fundamental characteristics of Hanesbrands’ executive compensation program should continue this year, including the strong support of our stockholders, the executive compensation programs of our peer group companies, our past operating performance and planned strategic initiatives.

We believe that our executive compensation philosophy, practices and policies have three essential characteristics. They are:

●focused on aligning senior management and stockholder interests in a simple, quantifiable and unifying manner;
●necessary to attract, retain and motivate the executive team to support the attainment of our business strategy and operating imperatives; and
●competitive in comparison to our peer group companies.

Stockholders are encouraged to review the “Compensation Discussion and Analysis” section beginning on page 30 for more information on our executive compensation program.

This advisory vote is not intended to address any specific element of compensation; rather, it relates to the overall compensation of our named executive officers, as well as the compensation philosophy, practices and policies described in this Proxy Statement. We are asking stockholders to approve the following advisory resolution:

“RESOLVED, that the stockholders approve the compensation of Hanesbrands’ named executive officers as disclosed in the Proxy Statement for Hanesbrands’ 2020 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis and the executive compensation tables and related footnotes and narrative.”

Because this vote is advisory, it will not be binding on us or our Board of Directors. The vote will also not overrule any decision made by the Board of Directors or the Compensation Committee or create or imply any additional duty for the Board. We recognize, nonetheless, that our stockholders have a fundamental interest in Hanesbrands’ executive compensation practices. Thus, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors unanimously recommends a vote FOR approval, on an advisory basis, of the compensation of Hanesbrands’ named executive officers.

Compensation Committee Report
The Compensation Committee reviews and approves Company compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and Hanesbrands’ Annual Report on Form 10-K for the fiscal year ended December 28, 2019.

By the members of the
Compensation Committee, consisting of:

Ann E. Ziegler, Chair	Bobby J. Griffin	James C. Johnson	Ronald L. Nelson

HANESBRANDS INC.	29

Compensation Discussion and Analysis

Listed below are several terms that we frequently use in discussing our executive compensation program:

Frequently Used Terms
AIP	Annual Incentive Plan
EPS-XA	Diluted earnings per share, excluding actions
LTIP	Long-Term Incentive Program
PSA	Performance Share Award
RSU	Restricted Stock Unit
SERP	Supplemental Employee Retirement Plan

Compensation Highlights

Business Strategies and Priorities
Hanesbrands is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia/Pacific under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, DIM, Maidenform, Bali, Playtex, Lovable, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Wonderbra, Berlei and Gear for Sports. We have a long history of innovation, product excellence and brand recognition, and we take great pride in our reputation for ethical business practices and the success of our Hanes for Good corporate responsibility program for community and environmental improvement.

We operate in the global innerwear and global activewear apparel categories. These are stable, heavily branded categories where we have a strong consumer franchise based on a global portfolio of industry-leading brands that we have built over multiple decades, through hundreds of millions of direct interactions with consumers. Since our 2006 spinoff, we have refined and strengthened our business model by implementing various strategies based on our underlying operating philosophy of Sell More, Spend Less and Generate Cash. These strategies include: recapitalizing our supply chain; integrating our operations; reinvesting in our brands; leading the introduction of meaningful innovation to our categories; broadening our distribution to include all channels of trade, including the consumer-direct channel; divesting out of commodity products; and expanding both our international presence and our portfolio of leading brands through strategic acquisitions.

Over this time we have used strategic acquisitions to create a more diversified business with multiple paths to deliver consistent organic revenue growth, and we have continued to leverage our company-owned supply chain, our operational discipline and our global scale to generate higher levels of profitability and greater cash flow. Since 2007, we have increased revenue by $2.7 billion and generated over $5.8 billion of cash flow from operations. Since 2007, we have also returned $2.4 billion to stockholders through dividends and share repurchases.

Over the past year, we have utilized our strong cash flow generation to reduce our net debt by over a half a billion dollars, bringing us back within our target leverage range of two to three times net debt to adjusted EBITDA. Consistent with our disciplined, return-centric approach to capital allocation, we plan to utilize our strong cash flow generation in 2020 and beyond to fund capital investments and our regular dividend, as well as additional share repurchases and strategic acquisitions.

We have also made significant progress towards our sustainability goals. Between 2007 and 2018, we reduced our energy consumption by 23%, decreased carbon dioxide emissions by 36%, cut water usage by 31% and shifted 41% of our total energy consumption to renewable sources. Over the past decade, we have provided tens of thousands of employees, contractors and members of the community with free medical care, our employees have contributed over 500,000 volunteer hours to improve lives in their local communities and over 6,500 of our employees have earned high school diplomas, college degrees and professional certifications through our continuing education programs. Based on these accomplishments, we are setting even more ambitious goals for environmental performance and other sustainability initiatives over the next decade.

We believe our formula of strong brands, stable categories, scale leverage and disciplined capital allocation positions us to deliver strong returns over the next decade.

30

Compensation Discussion and Analysis

2019 Performance Highlights
During 2019, we continued to deliver on our key strategic priorities in a challenging and highly competitive global environment. Key financial and strategic highlights included:

●	record operating cash flow of $803 million, a 25% increase over the prior year;
●	organic sales growth of more than two percent, our second consecutive full year of organic sales growth;
●	global Champion revenue growth (excluding the mass channel) of approximately 40% in constant currency;
●	international innerwear constant currency revenue growth in the low single digits;
●	net debt reduction of over $500 million, bringing us back within our target leverage ratio of two to three times net debt to adjusted EBITDA;
●	the Champion centennial anniversary campaign – “100 Years for the Team” – featuring a global digital and social media campaign, a limited-edition Century Collection and partnerships with key influencers;
●	the successful introduction of new product lines powered by innovation, including Hanes Ultimate Baby, featuring flexible ribbed fabric that moves and “grows” with the baby, Maidenform Magic Slimming shapewear powered by LYCRA® FitSense™ technology and Bali EasyLite bras, panties and shapewear designed with our SmoothTec fabric technology;
●	the 10th Annual Hanes National Sock Drive, which resulted in the donation of more than 250,000 pairs of socks directly to organizations fighting homelessness in the United States;
●	a leadership level A- score in the CDP 2019 Climate Change Report – one of the highest scores in the apparel industry – for our transparency, best practices and coordinated action on climate change issues; and
●	two of the most prestigious awards in Central America and the Caribbean for best practices in corporate social responsibility – the 2019 FUNDAHRSE Seal from the Honduran Foundation for Corporate Social Responsibility and the 2019 CEMEFI award from The Mexican Center for Philanthropy – in recognition of our efforts in employee relations, environmental sustainability and community partnerships.

Executive Compensation Philosophy and Framework
At Hanesbrands, we emphasize a “pay-for-performance” culture, linking a substantial percentage of an executive’s compensation to our performance and stockholders’ value growth. Specifically:

●	We provide annual incentives designed to reward our executive officers for the attainment of short-term goals, and long-term incentives designed to reward increasing stockholder value over the short, medium and long term.
●	Performance-based and at-risk compensation represents nearly 88% of our Chief Executive Officer’s total target direct compensation, reflecting the position’s highest level of accountability and responsibility for results.
●	Performance-based and at-risk compensation represents over 70% of our other named executive officers’ average total target direct compensation.
●	In keeping with our pay-for-performance culture, we expect our executive officers to deliver overall results that exceed performance targets to receive above median market compensation. Below target performance is expected to result in below median market compensation.
●	Our compensation program is designed to reward exceptional and sustained performance. By combining a three-year vesting period for most equity awards with policies prohibiting hedging or pledging of such shares, a substantial portion of the value of our executives’ compensation package is tied to changes in our stock price, and therefore is at-risk, for a significant period of time. The Compensation Committee believes this design provides an effective way to link executive compensation to long-term stockholder returns.
●	Outstanding equity awards granted after January 1, 2019 are subject to “double-trigger” accelerated vesting in connection with a change in control, under which the vesting of awards will accelerate only if there is a qualifying termination of employment within two years after the change in control or if the surviving entity does not provide qualifying replacement awards.
●	Our Clawback Policy permits us to recoup cash- and equity-based incentive compensation payments in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. Additionally, the terms of both our cash- and equity-based incentive compensation plans permit the recovery of incentive awards if a participant violates our Global Code of Conduct or engages in other activities harmful to the interests of the Company.

HANESBRANDS INC.	31

Compensation Discussion and Analysis

Elements of 2019 Compensation
Our named executive officers’ total direct compensation for 2019 consisted principally of the following elements:

Base Salary	●Fixed compensation component ●Reflects the individual responsibilities, performance and experience of each named executive officer	●Provides a foundation of cash compensation for the fulfillment of fundamental job responsibilities
Annual Incentive Plan (“AIP”) Awards	●Performance-based cash compensation ●Payout determined based on Company performance against pre-established metrics	●Motivates performance by linking compensation to the achievement of key annual objectives
Long-Term Incentive Program (“LTIP”) Awards
●Performance-based and at-risk, time-vested compensation
●Performance Share Awards (“PSAs”) (50% of LTIP opportunity)
●Vesting on the third anniversary of the grant date
●Number of shares received ranges from 0% to 200% of the number of units granted based on 2019 Company performance against pre-established metrics
●Restricted Stock Unit Awards (“RSUs”) (50% of LTIP opportunity)
●Ratable vesting over a three-year service period
●Encourages behavior that enhances the long-term growth, profitability and financial success of the Company, aligns executives’ interests with our stockholders and supports retention objectives

In addition to the above, we provide health, welfare and retirement plans that promote employee wellness and support employees in attaining financial security. We also provide severance benefits under limited circumstances. These severance benefits, which provide our named executive officers with income protection in the event employment is terminated without cause or terminated in certain situations following a change in control, support our executive retention goals and encourage our named executive officers’ independence and objectivity in considering potential change in control transactions. See “Post-Employment Compensation” on page 43 for additional details.

2019 Compensation Mix
The mix of compensation elements that we offer is intended to further our goals of:

●	achieving key annual results and strategic long-term business objectives;
●	using an appropriate mix of cash and equity;
●	emphasizing a “pay-for-performance” culture;
●	effectively managing the cost of pay programs; and
●	providing a balanced total compensation program to help ensure senior management is not encouraged to take unnecessary and excessive risks that may harm the Company.

32

Compensation Discussion and Analysis

Our emphasis on performance-based and at-risk pay is reflected in the following chart, which illustrates the average 2019 total target direct compensation mix for our Chief Executive Officer and our other named executive officers (“NEOs”).

2019 Total Target Direct Compensation

Performance-Based and At-Risk	Performance-Based and At-Risk
Compensation: 87.8%	Compensation: 71.5%
* Includes cash retention bonus where applicable

The percentage of our Chief Executive Officer’s performance-based and at-risk compensation is the highest of our named executive officers, reflecting the position’s highest level of responsibility and accountability for results. Performance-based and at-risk compensation comprises over 70% of all of our other named executive officers’ average total target direct compensation. Because the value of such compensation depends on Hanesbrands’ achievement of key annual results and strategic long-term business objectives and/or is tied to changes in our stock price, our named executive officers’ actual compensation could be materially higher or lower than targeted levels.

CEO Potential Compensation Scenarios (Percentage of Total Compensation)

HANESBRANDS INC.	33

Compensation Discussion and Analysis

2019 Performance Criteria
The Compensation Committee chose to use net sales growth, organic sales growth, diluted earnings per share, excluding actions (“EPS-XA”) growth, and cash flow from operations as performance criteria for our named executive officers’ 2019 performance-based pay opportunities, as follows:

2019 Results

(1)	Organic sales are net sales excluding those derived from businesses acquired within the previous 12 months of a reporting date. For a reconciliation to GAAP net sales, see Appendix A.
(2)	EPS-XA is a non-GAAP financial measure which is used as a performance measure in our executive compensation programs. EPS-XA is defined as diluted earnings per share (“EPS”), excluding actions and the tax effect on actions. We have chosen to provide this non-GAAP financial measure to investors to enable additional analyses of past, present and future performance and as a supplemental means of evaluating company operations absent the effect of tax reform, acquisition-related expenses and other actions. For a reconciliation to GAAP EPS, see Appendix A.

34

Compensation Discussion and Analysis

(3)	In connection with the preparation of our consolidated financial statements for the year ended December 28, 2019, which are included in our Annual Report on Form 10-K, we revised our previously filed 2018 and 2017 annual consolidated financial statements and unaudited quarterly consolidated financial statements for each of the quarterly periods of 2018 and for the first three quarterly periods of 2019. This revision affects year-over-year comparisons for EPS-XA. Hanesbrands’ 2018 EPS-XA, as revised, is $1.67, or $0.04 lower than the previously reported $1.71. Because the need to revise previously filed financial statements was unknown when the EPS-XA growth metric was established in December 2018, the Compensation Committee measured 2019 EPS-XA growth for performance-based compensation purposes based on the previously reported 2018 EPS-XA of $1.71. See Appendix A for reconciliations between as reported and as revised EPS-XA.

As a result of our 2019 performance, each of our named executive officers earned, in the aggregate, 139.9% of the target amounts for their performance-based pay opportunities.

Best Practices in Executive Compensation
Hanesbrands’ executive compensation practices include a number of features we believe reflect responsible compensation and governance practices and promote the interests of stockholders.

Our practices include:

●Performance-based pay - On average, approximately half of our named executive officers’ total target direct compensation is performance-based and must be earned every year based on objective performance criteria and metrics.
●Challenging performance metrics - The Compensation Committee sets growth performance metrics that require consistent year over year improvement in performance rather than performance based on negotiated targets relative to the Company’s annual operating plan or public guidance.
●Significant vesting periods - Equity awards made to our executive officers generally fully vest over a period of not less than three years, and in most cases no portion of the award may vest in less than 12 months.
●Robust stock ownership guidelines - Our Chief Executive Officer’s stock ownership guideline is six times his base salary, and the ownership guideline for our other named executive officers is two or three times his or her base salary. Until the guideline is met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our stock-based compensation plans.
●Clawback policy - We have adopted a clawback policy that allows us to recover cash- and equity-based incentive compensation in the event we are required to prepare an accounting restatement due to material noncompliance with any financial requirement under the securities laws. Additionally, the terms of our incentive compensation plans permit the recovery of both cash- and equity-based incentive awards if a participant violates our Global Code of Conduct or engages in other activities harmful to the interests of the Company.
●Prohibition on hedging and pledging - Our insider trading policy prohibits all of our directors, officers and employees from pledging our securities or engaging in “short sales” or “sales against the box” or trading in puts, calls, warrants or other derivative instruments on our securities.
●Engagement of an independent compensation consultant - Our Compensation Committee engages an independent compensation consultant, who provides no other services to us, to advise on executive and non-employee director compensation matters. The independent compensation consultant reports to the Compensation Committee, who has the exclusive authority to retain or terminate the consultant.

Our practices exclude:

●Repricing or replacing of underwater stock options or stock appreciation rights without stockholder approval
●Providing excessive perquisites to executives
●Employment agreements for our U.S.-based named executive officers
●Gross-up payments to cover personal income taxes (other than due on relocation reimbursements as provided under a broad-based program) or excise taxes that pertain to executive or severance benefits (other than pursuant to change in control agreements entered into prior to December 1, 2010)
●Single-trigger change in control severance payments
●Automatic vesting of equity awards upon a change in control (for awards granted after January 1, 2019)

HANESBRANDS INC.	35

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides information about our compensation objectives and principles for our Chief Executive Officer, the individual who served as our Chief Financial Officer during 2019 and our four other most highly compensated executive officers for 2019 (collectively, our “named executive officers”), which includes one highly compensated executive officer voluntarily disclosed to aid in the comparability of information year over year. Our named executive officers for our 2019 fiscal year were:

Gerald W. Evans, Jr.	Chief Executive Officer
Barry A. Hytinen	Former Chief Financial Officer
W. Howard Upchurch	Group President, Innerwear Americas
David L. Bortolussi	Group President, Innerwear International
Joia M. Johnson	Chief Administrative Officer, Chief Legal Officer, General Counsel and Corporate Secretary
Michael E. Faircloth	Group President, Global Operations, American Casualwear and E-Commerce

Our Compensation Discussion and Analysis also contains details about how and why significant compensation decisions were made and places in context the information contained in the tables that follow this discussion.

How We Make Executive Compensation Decisions
The Compensation Committee, advised by its independent compensation consultant, is responsible for overseeing and approving the executive compensation program for the Company’s executive officers, including our named executive officers. Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees. However, the Compensation Committee made no such delegation in 2019.

Frederic W. Cook & Co., or “FW Cook,” serves as the Compensation Committee’s executive compensation consultant. FW Cook reports directly to the Compensation Committee, and the Committee has the sole authority to terminate or replace FW Cook at any time. FW Cook assists in the development of compensation programs for our executive officers and our non-employee directors by providing compensation information from our peer group companies (which are described in “How the Compensation Committee uses Peer Groups” on page 37), relevant market trend data, information on current issues in the regulatory environment, recommendations for program design and best practices and corporate governance guidance.

The Compensation Committee realizes that it is essential to receive objective advice from its compensation advisors. Prior to the retention of a compensation consultant or any other external advisor, and from time to time as the Compensation Committee deems appropriate, the Compensation Committee assesses the independence of the advisor from management, taking into consideration all factors relevant to the advisor’s independence, including the factors specified in NYSE listing standards. The Compensation Committee has assessed the independence of FW Cook based on these criteria and concluded that FW Cook’s work for the Compensation Committee does not raise any conflict of interest.

At the direction of the Compensation Committee, our management has worked with FW Cook to prepare information about the compensation competitiveness of our executive officers. Our Chief Executive Officer uses this information to make recommendations to the Compensation Committee regarding compensation of these officers, other than himself, and FW Cook provides guidance to the Compensation Committee about those recommendations. FW Cook also makes independent recommendations to the Compensation Committee regarding the compensation of our Chief Executive Officer without the involvement of management. The Compensation Committee uses this information and considers these recommendations in making decisions about executive compensation for all of our executive officers. All decisions regarding compensation of executive officers (other than our Chief Executive Officer) are made solely by the Compensation Committee. The Chief Executive Officer’s compensation is approved by the independent members of the Board of Directors, after reviewing the Compensation Committee’s recommendation.

The Compensation Committee does not generally make regular annual adjustments in pay. Instead, the Compensation Committee uses judgment when making compensation decisions and reviews executive pay from a holistic perspective, including reference to compensation peer group pay practices and norms, general industry pay levels as gathered from publicly-available survey sources, individual performance, experience, strategic importance of the position to Hanesbrands and internal equity considerations.

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Compensation Discussion and Analysis

In making compensation decisions, the Compensation Committee:

Determines the competitive market for total target direct compensation for each named executive officer	Evaluates the allocation among the various elements of compensation, including base salary, AIP and LTIP compensation	Determines the appropriate balance of at-risk, time-based and performance-based equity compensation within each named executive officer’s LTIP opportunity

How the Compensation Committee uses Peer Groups
To determine what constitutes a “competitive” compensation package, the Compensation Committee generally considers total target direct compensation, as well as the allocation among the various elements of compensation, at our peer group companies. Because of significant differences in the pay practices of our peer group companies, the Compensation Committee does not view this market data as a prescriptive determinant of individual compensation. Rather, it is used by the Compensation Committee as a general guide in its decisions on the amount and mix of total target direct compensation. Ultimately, named executive officer compensation is based on the Compensation Committee’s judgment, taking into account factors described elsewhere in this Compensation Discussion and Analysis that are particular to Hanesbrands and our named executive officers, including, most importantly, actual performance.

The Compensation Committee, with assistance from FW Cook, establishes the Company’s peer group that is used for market comparison purposes.

We seek to identify peer group companies:
that have comparable business models and strategy;
with whom we compete for talent, capital and customers; and
that are of a similar size and complexity.
In selecting new peer companies and evaluating the continued inclusion of current peers, the Compensation Committee also considers companies:

In apparel and/or other general consumer product (non-durable goods) industries	With multiple distribution channels, such as wholesale, retail and e-commerce	Of a similar revenue size, market capitalization and margins	That consider us to be a peer for compensation purposes, plus the peer companies identified by our apparel peer companies	Used by us for financial comparison purposes	Used in proxy advisory firm peer groups for purposes of the chief executive officer pay-for-performance test

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Compensation Discussion and Analysis

In light of these parameters, the Compensation Committee decided to modify the peer group used for purposes of determining prior year compensation by replacing Fortune Brands Home & Security, Inc. with lululemon athletica inc. The Committee noted that Fortune Brands did not satisfy several of the Company’s selection criteria and felt that lululemon’s industry and business characteristics provided better overall alignment with the selection criteria. The peer group used by the Compensation Committee for purposes of determining 2019 compensation consisted of the following 17 companies:

2019 Peer Group
Apparel Companies	Consumer Products Companies
American Eagle Outfitters, Inc.	The Clorox Company
Carter’s, Inc.	Hasbro, Inc.
Foot Locker, Inc.	The Hershey Company
Gildan Activewear, Inc.	Mattel, Inc.
L Brands, Inc.	Newell Brands Inc.
lululemon athletica inc.	Stanley Black & Decker, Inc.
PVH Corp.
Ralph Lauren Corporation
Tapestry, Inc.
The Gap, Inc.
V.F. Corporation

Elements of 2019 Executive Compensation

Total Target Direct Compensation
The following supplemental table shows base salary, AIP and LTIP compensation at the target level for each of our named executive officers for 2020, 2019 and 2018 as approved by our Compensation Committee. This table presents information that is supplemental to, and should not be considered a substitute for, the information contained in the Summary Compensation Table that appears under “Summary Compensation Table” on page 49. This supplemental table is not required by SEC rules. However, we have chosen to include it to provide investors with information on the total target direct compensation levels of our named executive officers and the allocation among the various elements of compensation for the two most recent years reflected in our Summary Compensation Table and for the current year. No information is provided for Mr. Bortolussi for 2018 because he first became a named executive officer in 2019. Mr. Hytinen resigned effective December 28, 2019, and therefore no total target direct compensation was approved for him for 2020.

In December 2018, using the methodology discussed under “How We Make Executive Compensation Decisions” on page 36, the Compensation Committee determined the total target direct compensation levels of our named executive officers for 2019, as well as the relative mix of base salary, AIP opportunity and LTIP opportunity for those executives.

When setting Mr. Evans’ total target direct compensation level for 2019, the Compensation Committee considered the total compensation opportunity for chief executive officers at our peer group companies, as well as our operating performance and returns to stockholders. Based on those factors, the Compensation Committee did not recommend any changes to Mr. Evans’ total target direct compensation for 2019.

Following a market review of pay practices at our peer group companies and consideration of the factors outlined above in this Compensation Discussion and Analysis, the Compensation Committee approved the following increases to the total target direct compensation levels for our other named executive officers:

●	Mr. Hytinen’s total target direct compensation for 2019 was increased by approximately 19% in order to align his compensation more closely with the peer group median. His base salary was increased from $600,000 to $675,000, his target AIP opportunity was increased from $510,000 to $573,750 and his target LTIP opportunity was increased from $1,200,000 to $1,500,000.
●	Mr. Bortolussi’s total target direct compensation for 2019 was increased by approximately 12% on a constant currency basis in order to reflect an expansion in the scope of his individual responsibilities. His base salary was increased from $615,512 to $643,643, his target AIP opportunity was increased from $368,000 to $386,186 and his target LTIP opportunity was increased from $481,000 to $637,000. The Compensation Committee also approved a cash retention bonus of $233,409 to be paid in equal monthly installments during 2019 provided Mr. Bortolussi remained actively employed by Hanesbrands at the time each payment was due.[1]

1	Total target direct compensation amounts for Mr. Bortolussi were determined in Australian Dollars and converted to U.S. dollars using a constant currency exchange rate of AUD 1 = 0.7073 USD. Included in Mr. Bortolussi’s base salary is a car allowance ($31,829 in 2018 and 2019) and superannuation contributions ($17,683 in 2018 and 2019).

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Compensation Discussion and Analysis

No changes were made to the 2019 total target direct compensation levels for Mr. Upchurch, Ms. Johnson or Mr. Faircloth.

In prior years, the Compensation Committee has approved, at its December meeting, LTIP awards that are intended to serve as equity incentive compensation for the following fiscal year. The supplemental table below includes the target value of the 2018 and 2019 LTIP awards in the rows for fiscal years 2018 and 2019, respectively, as this corresponds to the analysis undertaken by the Compensation Committee in determining total target direct compensation. Under SEC rules, however, we are required to include the grant date fair value of equity awards in the fiscal year in which the award is granted. Therefore, in the Summary Compensation Table on page 49, the grant date fair value for the 2018 and 2019 LTIP awards is included in the stock awards column for fiscal years 2017 and 2018, respectively.

In December 2019, the Compensation Committee decided to begin approving LTIP awards in January of each year so that the Committee can have the benefit of greater visibility to the financial results for the prior year and the operating plan for the upcoming year when making such decisions. On January 28, 2020, the Compensation Committee approved the 2020 LTIP awards. The PSAs and RSUs that comprise the 2020 LTIP awards were granted to our named executive officers on that date. Therefore, no LTIP awards were granted to our named executive officers during our 2019 fiscal year and no stock awards are shown for 2019 in the Summary Compensation Table on page 49 or the Grants of Plan-Based Awards in 2019 table on page 51.

For a discussion of 2020 compensation information reflected in the following supplemental table, see “2020 Compensation Decisions” on page 45.

		Annual Compensation at Target				Long-Term Compensation at Target
Name	Year	Base Salary/% of Value of Total Target Direct Compensation		Value at Target of AIP Compensation/% of Value of Total Target Direct Compensation		Value at Target of LTIP Compensation/% of Value of Total Target Direct Compensation		Value of Total Target Direct Compensation
Gerald W. Evans, Jr.	2020	$1,100,000	12.2%	$1,650,000	18.3%	$6,250,000	69.4%	$9,000,000
	2019	1,100,000	12.2	1,650,000	18.3	6,250,000	69.4	9,000,000
	2018	1,100,000	12.2	1,650,000	18.3	6,250,000	69.4	9,000,000
Barry A. Hytinen	2020	—	—	—	—	—	—	—
	2019	675,000	24.6	573,750	20.9	1,500,000	54.6	2,748,750
	2018	600,000	26.0	510,000	22.1	1,200,000	51.9	2,310,000
W. Howard Upchurch	2020	620,000	25.3	465,000	19.0	1,365,000	55.7	2,450,000
	2019	570,000	24.8	427,500	18.6	1,302,000	56.6	2,299,500
	2018	570,000	24.8	427,500	18.6	1,302,000	56.6	2,299,500
David L. Bortolussi (1)	2020	672,756	29.2	405,109	17.6	1,000,000	43.5	2,300,950
	2019	643,643	33.9	386,186	20.3	637,000	33.5	1,900,238
Joia M. Johnson	2020	600,000	25.5	510,000	21.7	1,240,000	52.8	2,300,865
	2019	550,000	25.0	467,500	21.3	1,182,000	53.7	2,199,500
	2018	550,000	25.0	467,500	21.3	1,182,000	53.7	2,199,500
Michael E. Faircloth	2020	610,000	26.0	457,500	19.5	1,282,000	54.6	2,349,500
	2019	560,000	25.6	420,000	19.2	1,205,000	55.1	2,185,000
	2018	560,000	25.6	420,000	19.2	1,205,000	55.1	2,185,000

(1)	Total target direct compensation amounts for Mr. Bortolussi were determined in Australian Dollars and converted to U.S. dollars using a constant currency exchange rate of AUD 1 = USD 0.7073. Included in Mr. Bortolussi’s base salary are a car allowance ($31,829 in 2020 and 2019) and superannuation contributions ($17,683 in 2020 and 2019). Also included in Mr. Bortolussi’s total target direct compensation is a cash retention bonus ($223,000 in 2020 and $233,000 in 2019).

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Compensation Discussion and Analysis

Criteria and Metrics for our Compensation Program
A significant portion of the compensation that our named executive officers may earn is subject to the achievement of Company-wide performance metrics. We believe that the performance of our named executive officers is best viewed through their contributions to long-term stockholder value as reflected by achievement of annual performance metrics that our Compensation Committee believes to be drivers of our strategic business plans and stockholder returns. We use quantifiable performance criteria that are easily calculated and easily understood and that reinforce teamwork and internal alignment.

For 2019, the elements of our executive compensation program subject to the achievement of performance metrics consisted of:

●	the AIP; and
●	the PSA portion of LTIP compensation.

Percentage Payout of Target Incentive Compensation

Executive officers can earn incentive compensation equal to 25% of their targeted amount for performance at the threshold level, 100% of their targeted amount for performance at the target level and 200% of their targeted amount for performance at or above the maximum level. No incentive compensation is payable if performance is below the threshold level, and incentive compensation is capped at 200% of the target amount. Incentive compensation is payable on a straight line basis for performance between the threshold level and the target level, as well as between the target level and the maximum level.

In keeping with our pay for performance culture, we expect our named executive officers to deliver overall results that exceed the target level of performance in order to receive above median market compensation. Performance below the target level of performance is expected to result in below median market compensation.

CEO Potential Compensation Scenarios (Comparison to Peer Group)

40

Compensation Discussion and Analysis

The amounts earned by our named executive officers under the performance-based elements of our compensation program are based solely on our performance against pre-established criteria and metrics. The Compensation Committee selects criteria and metrics that have generally remained constant from year to year and that it considers to be key performance drivers that are important to our stockholders and aligned with our long-term business strategy, supplementing those criteria and metrics from time to time as the Compensation Committee deems necessary.

The Compensation Committee sets growth performance metrics that require consistent year over year improvement in performance rather than performance based on negotiated targets relative to the Company’s annual operating plan or public guidance. The Committee believes that this approach to establishing performance metrics has been a significant factor in Hanesbrands’ success over the past decade. De-linking performance metrics from public guidance reduces incentive-related risk by focusing our executives on long-term value creation rather than on short-term compensation maximization.

The performance criteria and metrics approved by the Compensation Committee for 2019 were as follows:

2019 Performance Criteria and Metrics

Criteria	Weighting	Threshold	Target	Maximum	FY2019 Results
Net Sales (growth compared to prior year)	10%	0%	1%	2%	2.4%
Organic Sales (growth compared to prior year)(1)	10%	0%	1%	2%	2.1%
EPS-XA (growth compared to prior year)(2)(3)	40%	0%	3%	6%	2.9%
Cash Flow from Operations	40%	$500 million	$700 million	$900 million	$803 million

(1)	Organic sales are net sales excluding those derived from businesses acquired within the previous 12 months of a reporting date. For a reconciliation to GAAP net sales, see Appendix A.
(2)	EPS-XA is a non-GAAP financial measure which is used as a performance measure in our executive compensation programs. EPS-XA is defined as diluted earnings per share (“EPS”), excluding actions and the tax effect on actions. We have chosen to provide this non-GAAP financial measure to investors to enable additional analyses of past, present and future performance and as a supplemental means of evaluating company operations absent the effect of tax reform, acquisition-related expenses and other actions. For a reconciliation to GAAP EPS, see Appendix A.
(3)	In connection with the preparation of our consolidated financial statements for the year ended December 28, 2019, which are included in our Annual Report on Form 10-K, we revised our previously filed 2018 and 2017 annual consolidated financial statements and unaudited quarterly consolidated financial statements for each of the quarterly periods of 2018 and for the first three quarterly periods of 2019. This revision affects year-over-year comparisons for EPS-XA. Hanesbrands’ 2018 EPS-XA, as revised, is $1.67, or $0.04 lower than the previously reported $1.71. Because the need to revise previously filed financial statements was unknown when the EPS-XA growth metric was established in December 2018, the Compensation Committee measured 2019 EPS-XA growth for performance-based compensation purposes based on the previously reported 2018 EPS-XA of $1.71. See Appendix A for reconciliations between as reported and as revised EPS-XA.

As a result of our 2019 performance, each of our named executive officers earned, in the aggregate, 139.9% of the target amounts for their performance-based pay opportunities.

Base Salary
We pay base salary to attract talented executives and to provide a fixed base of cash compensation for fulfillment of fundamental job responsibilities. The base salaries for our named executive officers are determined based on their experience and the scope of their responsibilities, both on an individual basis and in relation to the experience and scope of responsibilities of other executives. The Compensation Committee also considers the practices of the companies in our peer group in setting our named executive officers’ base salary. These factors result in different compensation levels among the named executive officers. Base salaries are adjusted periodically (but generally not every year) as part of the Compensation Committee’s annual review of total target direct compensation to reflect individual responsibilities, performance and experience, as well as market compensation levels.

Annual Incentive Plan (AIP)
The AIP is designed to motivate performance by linking a portion of our named executive officers’ compensation to the achievement of key annual results.

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Compensation Discussion and Analysis

As discussed in “Criteria and Metrics for our Compensation Program” on page 40, the performance criteria for the AIP for 2019 were net sales growth, organic sales growth, EPS-XA growth and cash flow from operations. As a result of our 2019 performance, each of our named executive officers earned AIP payments at 139.9% of their target amounts.

Long-Term Incentive Program (LTIP)
The Compensation Committee currently uses equity grants as the primary means of providing long-term incentives to our named executive officers. These LTIP awards are designed to encourage behaviors that drive the long-term growth, profitability and financial success of the Company, align executives’ interests with our stockholders and support retention objectives. As discussed in “Criteria and Metrics for our Compensation Program” on page 40, the performance criteria for the PSAs included in the LTIP awards for 2019 were net sales growth, organic sales growth, EPS-XA growth and cash flow from operations.

For 2019, two types of LTIP grants were awarded to our named executive officers:

●	PSAs; and
●	time-vested RSUs.

For 2019, 50% of the value of the LTIP opportunity consisted of PSAs and 50% of the value consisted of RSUs.* The terms of these awards are described below:

*	The actual value realized by our named executive officers as result of their 2019 PSA and RSU grants will depend on our stock price on the respective vesting date of each award.
**	Awards granted prior to January 1, 2020 to executives who retire prior to the vesting date and who are age 50 or older and have at least 10 years of service will continue to vest in accordance with the vesting schedule, provided the executive enters into a written release of claims against the Company and complies with certain restrictive covenants.

42

Compensation Discussion and Analysis

In prior years, our Compensation Committee has approved, at its December meeting, LTIP awards that are intended to serve as equity incentive compensation for the following fiscal year. On December 11, 2018, the Compensation Committee approved the 2019 LTIP awards, and the PSAs and RSUs that comprise the 2019 LTIP awards were granted to the named executive officers on such date. Pursuant to SEC rules we are required to include in our Summary Compensation Table the grant date fair value of equity awards in the fiscal year in which the award is granted. Therefore, in the Summary Compensation Table on page 49, the grant date fair value for the 2019 LTIP awards is included in the stock awards column for fiscal year 2018.

In December 2019, the Compensation Committee decided to begin approving LTIP awards in January of each year so that the Committee can have the benefit of greater visibility to the financial results for the prior year and the operating plan for the upcoming year when making such decisions. On January 28, 2020, the Compensation Committee approved the 2020 LTIP awards. The PSAs and RSUs that comprise the 2020 LTIP awards were granted to our named executive officers on that date. Therefore, no LTIP awards were granted to our named executive officers during our 2019 fiscal year and no stock awards are shown for 2019 in the Summary Compensation Table on page 49 or the Grants of Plan-Based Awards in 2019 table on page 51.

The Compensation Committee believes that setting performance criteria and metrics annually for performance-based equity awards, with a three-year vesting period, is the most effective approach for our LTIP. As a large multinational apparel company, Hanesbrands’ operating results can be significantly impacted by changing macroeconomic and regional economic factors. These economic factors, as well as the rapidly evolving retail industry, make it difficult to forecast operating plans accurately over an extended period of time. By combining a three-year vesting period for LTIP awards with policies prohibiting hedging or pledging of such shares, the value of our executives’ LTIP awards are tied to changes in our stock price, and therefore at-risk, for a significant period of time. The Compensation Committee believes this design provides an effective way to link executive compensation to long-term stockholder returns.

Post-Employment Compensation
Our U.S.-based named executive officers (Mr. Evans, Mr. Hytinen, Mr. Upchurch, Ms. Johnson and Mr. Faircloth) are eligible to receive post-employment compensation pursuant to the Hanesbrands Inc. Pension Plan (the “Pension Plan”) and/or our defined contribution retirement program, which consists of the Hanesbrands Inc. Retirement Savings Plan (the “401(k) Plan”) and the Hanesbrands Inc. Supplemental Employee Retirement Plan (the “SERP”), and pursuant to Severance/Change in Control Agreements, or “Severance Agreements.” Mr. Bortolussi is eligible to receive post-employment compensation pursuant to the terms of his employment agreement and under a superannuation fund administered by the government of Australia. Each of these arrangements is discussed below.

Pension Plan
The Pension Plan is a defined benefit pension plan under which benefits have been frozen since December 31, 2005, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for any of our U.S.-based employees, including our named executive officers, as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. Because the Pension Plan is frozen, no additional employees became participants in the Pension Plan after December 31, 2005, and existing participants in the Pension Plan do not accrue any additional benefits after December 31, 2005.

Defined Contribution Plans
Our defined contribution retirement program for U.S.-based employees consists of the 401(k) Plan and the SERP.

Under the 401(k) Plan, our U.S.-based named executive officers (Mr. Evans, Mr. Hytinen, Mr. Upchurch, Ms. Johnson and Mr. Faircloth) and generally all full-time domestic exempt and non-exempt U.S.-based salaried employees may contribute a portion of their compensation to the plan on a pre-tax basis and receive a matching employer contribution of up to a possible maximum of 4% of their eligible compensation not in excess of certain dollar limits mandated by the Internal Revenue Code. In addition, we may make a discretionary employer contribution to exempt and non-exempt salaried employees of up to an additional 4% of their eligible compensation.

The SERP is a nonqualified supplemental retirement plan that provides two types of benefits:

●	The “Defined Contribution Component” of the SERP provides for employer matching and discretionary contributions to U.S.-based employees whose compensation exceeds a threshold set by the Internal Revenue Code. Although, as described

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Compensation Discussion and Analysis

above, the 401(k) Plan provides for employer contributions to our U.S.-based named executive officers at the same percentage of their eligible compensation as provided for all employees who participate in the 401(k) Plan, compensation and benefit limitations imposed on the 401(k) Plan by the Internal Revenue Code generally prevent us from making the entire amount of the employer matching and discretionary contributions contemplated by the 401(k) Plan with respect to any employee whose compensation exceeds a threshold set by Internal Revenue Code provisions, which was $280,000 for 2019. The SERP provides to those employees whose compensation exceeds this threshold, including our U.S.-based named executive officers, benefits that would be earned under the 401(k) Plan but for these limitations. We distribute the accrued vested portion of the Defined Contribution Component of the SERP directly to participants in cash on an annual basis. Any unvested portions of the Defined Contribution Component are credited to the participant’s SERP account and distributed to the participant upon vesting. Each of our U.S.-based named executive officers (Mr. Evans, Mr. Hytinen, Ms. Johnson, Mr. Upchurch and Mr. Faircloth) receive benefits under this portion of the SERP.
●	The “Defined Benefit Component” of the SERP provides benefits consisting of those supplemental retirement benefits that had been accrued as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. Mr. Evans is our only named executive officer with an unpaid benefit under this portion of the SERP.

Mr. Bortolussi participates in a defined contribution plan in Australia called a “superannuation plan.” Pursuant to this plan, we contributed $17,382 to Mr. Bortolussi’s account in 2019.

Severance Arrangements
We have entered into Severance Agreements with all of our U.S.-based named executive officers (Mr. Evans, Mr. Hytinen, Mr. Upchurch, Ms. Johnson and Mr. Faircloth). Severance Agreements help us attract and retain key talent and also provide important protections to us by discouraging our key executives from competing with us or soliciting our customers or employees for a specified period of time following termination. The Severance Agreements provide our named executive officers with benefits upon the involuntary termination of their employment other than for wrongful behavior or misconduct. The Severance Agreements also contain change in control benefits for these officers to help keep them focused on their work responsibilities during the uncertainty that accompanies a potential change in control and provide benefits for a period of time after a change in control transaction. We believe the levels of benefits offered by the Severance Agreements are appropriate and competitive. Compensation that could potentially be paid to our named executive officers pursuant to the Severance Agreements is described under “Potential Payments upon Termination or Change in Control” on page 50. Each agreement continues in effect unless we give at least 18 months’ prior written notice that the agreement will not be renewed. In addition, if a change in control occurs during the term of the agreement, the agreement will automatically continue for two years after the end of the month in which the change in control occurs.

We have also entered into an employment agreement with Mr. Bortolussi. Employment agreements are customary for executives in Australia and, like our Severance Agreements, benefit us by discouraging key executives from competing with us or soliciting our customers or employees for a specified period of time following termination. Mr. Bortolussi’s employment agreement also provides for benefits upon the involuntary termination of his employment other than for wrongful behavior or misconduct. Compensation that could potentially be paid to Mr. Bortolussi upon his termination of employment is described under “Potential Payments upon Termination or Change in Control” on page 56. Mr. Bortolussi’s employment agreement continues in effect unless either party gives six months’ prior written notice of termination or we terminate the agreement on the basis of Mr. Bortolussi’s breach of the agreement, bankruptcy, wrongful behavior or misconduct.

Benefit Plans and Arrangements
Our U.S.-based named executive officers (Mr. Evans, Mr. Hytinen, Mr. Upchurch, Ms. Johnson and Mr. Faircloth) are eligible to participate in certain of our other employee benefits plans and arrangements. These consist of the Hanesbrands Inc. Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”), the Hanesbrands Inc. Executive Life Insurance Plan (the “Life Insurance Plan”) and the Hanesbrands Inc. Executive Disability Plan (the “Disability Plan”). In general, these benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to enable executives to save for future financial needs in a tax efficient manner.

Under the Executive Deferred Compensation Plan, a group of approximately 235 U.S.-based employees, generally at the director level and above, including our named executive officers, may defer receipt of cash and equity compensation. This benefit offers tax advantages to eligible employees, permitting them to defer payment of their compensation and defer taxation on that compensation until a future date. The amount of compensation that may be deferred is determined in accordance with the Executive Deferred

44

Compensation Discussion and Analysis

Compensation Plan based on elections by each participant. Amounts deferred under the Executive Deferred Compensation Plan may, at the election of the executive, (i) earn a fixed rate of interest, which was 3.47% for 2019; (ii) be deemed to be invested in a stock equivalent account (the “HBI Stock Fund”) and earn a return based on the total shareholder return of Hanesbrands’ stock; or (iii) be deemed to be invested in one of a number of other investment funds designated by us from time to time. The amount payable to participants will be payable either on the withdrawal date elected by the participant or upon the occurrence of certain events as provided under the Executive Deferred Compensation Plan. A participant may designate one or more beneficiaries to receive any portion of the obligations payable in the event of death; however, neither participants nor their beneficiaries may transfer any right or interest in the Executive Deferred Compensation Plan.

The Life Insurance Plan provides life insurance benefits to a group of approximately 75 U.S.-based employees, generally at the level of vice president or above, including our named executive officers, who contribute materially to our continued growth, development and future business success. The Life Insurance Plan, which includes both a death benefit and a cash value, provides life insurance coverage during active employment in an amount equal to three times annual base salary, and, depending on the performance of investments in the plan, may offer continuing coverage following retirement. The Life Insurance Plan also provides executives with the opportunity to make voluntary, after-tax contributions that may be allocated by the executive into a range of investment options.

The Disability Plan provides long-term disability benefits for a group of approximately 75 U.S.-based employees, generally at the level of vice president and above, including our named executive officers. If an eligible employee becomes totally disabled, the program will provide a monthly disability benefit equal to 1/12 of the sum of (i) 75% of the employee’s annual base salary up to an amount not in excess of $500,000 and (ii) 50% of the three-year average of the employee’s annual short-term incentive payments up to an amount not in excess of $250,000. The maximum monthly disability benefit is $41,667 and is reduced by any disability benefits that an employee is entitled to receive under Social Security, workers’ compensation, a state compulsory disability law or another plan of Hanesbrands providing benefits for disability.

Mr. Bortolussi also receives an annual car allowance, which was $20,859 for 2019.

2020 Compensation Decisions
Using the methodology discussed under “How We Make Executive Compensation Decisions” on page 36, the Compensation Committee determined the total target direct compensation levels of our executive officers for 2020, as well as the relative mix of base salary, AIP opportunity and LTIP opportunity for those executives.

When setting Mr. Evans’ total target direct compensation level for 2020, the Compensation Committee considered the total compensation opportunity for chief executive officers at our peer group companies, as well as our operating performance and returns to stockholders. Based on those factors, the Compensation Committee recommended no changes to Mr. Evans’ total target direct compensation for 2020.

Following a market review of pay practices at our peer group companies and considering changes to the scope of certain officers’ individual responsibilities, the Compensation Committee approved the following increases to the total target direct compensation levels for certain of our other named executive officers:

●	Mr. Upchurch’s total target direct compensation for 2020 was increased by approximately 7%. His base salary was increased from $570,000 to $620,000, his target AIP opportunity was increased from $427,500 to $465,000 and his target LTIP opportunity was increased from $1,302,000 to $1,365,000.
●	Mr. Bortolussi’s total target direct compensation for 2020 was increased by approximately 21% on a constant currency basis. His base salary was increased from $643,643 to $672,756, his target AIP opportunity was increased from $386,186 to $405,109 and his target LTIP opportunity was increased from $637,000 to $1,000,000. The Compensation Committee also approved a cash retention bonus of $223,000 to be paid in equal monthly installments during 2020 provided Mr. Bortolussi remains actively employed by Hanesbrands at the time each payment is due.[2]
●	Ms. Johnson’s total target direct compensation for 2020 was increased by approximately 7%. Her base salary was increased from $550,000 to $600,000, her target AIP opportunity was increased from $467,500 to $510,000 and her target LTIP opportunity was increased from $1,182,000 to $1,240,000.
●	Mr. Faircloth’s total target direct compensation for 2020 was increased by approximately 8%. His base salary was increased from $560,000 to $610,000, his target AIP opportunity was increased from $420,000 to $457,500 and his target LTIP opportunity was increased from $1,205,000 to $1,282,000.

2	Total target direct compensation amounts for Mr. Bortolussi were determined in Australian Dollars and converted to U.S. dollars using a constant currency exchange rate of AUD 1 = 0.7073 USD. Included in Mr. Bortolussi’s total target direct compensation is a car allowance of $31,829 and superannuation contributions of $17,683.

HANESBRANDS INC.	45

Compensation Discussion and Analysis

No total target direct compensation was established for Mr. Hytinen for 2020 because he resigned effective December 28, 2019.

In January 2020, the Compensation Committee approved the 2020 AIP and LTIP awards, continuing the overall structure of the AIP and LTIP from prior years.

*	For stock awards granted after January 1, 2020, if a named executive officer who ceases active employment with us on or after attaining age 50 or older and completing at least 10 years of service (i) provides us with a least six months’ prior written notice of his or her intended retirement date, (ii) remains actively employed during such notice period, (iii) completes certain transition duties and responsibilities and (iv) enters into a written release of claims against us, all restrictions on the outstanding equity awards requiring continued employment through a vesting date will lapse upon the executive’s retirement. The executive is required to cooperate with us regarding matters arising out of his or her employment and continue to comply with restrictive covenants relating to non-competition, non-solicitation, confidentiality and non-disparagement through the third anniversary of the grant date of the award.

The Compensation Committee also approved performance criteria and metrics for 2020 that will be used to determine the amounts earned by our named executive officers under their performance-based pay opportunities. Our named executive officers can earn performance-based compensation equal to 25% of their targeted amount for performance at the threshold level, 100% of their targeted amount for performance at the target level and 200% of their targeted amount for performance at or above the maximum level. No performance-based compensation is payable if performance is below the threshold level, and incentive compensation is capped at 200% of the target amount. Performance-based compensation is payable on a straight-line basis for performance between the threshold level and the target level, as well as between the target level and the maximum level.

The Compensation Committee again selected performance criteria and metrics that are key drivers of the Company’s long-term business strategy and that require consistent year over year improvement in Company performance rather than performance based on negotiated targets relative to the Company’s annual operating plan or public guidance. The performance criteria and metrics for 2020 are as follows:

Criteria	Weighting	Threshold	Target	Maximum
Net Sales (growth compared to prior year)	20%	2%	3%	4%
EPS-XA (growth compared to prior year)	40%	13%	16%	19%
Cash flow from operations	40%	$600 million	$750 million	$900 million

In establishing the performance metrics for 2020, the Compensation Committee considered the Company’s continued focus on sales growth and cash flow generation, as well as the exit of a significant retail program and a licensing arrangement at the end of 2019. The Committee determined to: (i) increase the sales growth target from the 2019 target of 1% to 3%, (ii) increase the EPS-XA target from the 2019 target of 3% to 16%, and (iii) increase the cash flow from operations target from the 2019 target of $700 million to $750 million. The Committee also determined to measure the achievement of the 2020 performance metrics based on a rebased business that excludes prior year sales from exited retail and licensing programs, as well as exclude from the measurement of EPS-XA for 2020 the effects of any share repurchases in excess of $200 million during the 2020 fiscal year.

46

Compensation Discussion and Analysis

Additional Information

Consideration of Prior Stockholder Advisory Vote on Executive Compensation
At our 2019 Annual Meeting of Stockholders, our stockholders had the opportunity to cast an advisory “say on pay” vote on our executive compensation. Our stockholders approved the compensation of our named executive officers as disclosed in the Proxy Statement for that meeting with over 95% support. Our Board of Directors, and the Compensation Committee in particular, considered this strong level of support, as well as the executive compensation programs of our peer group of companies, our past operating performance and planned strategic initiatives, in making the determination that the fundamental characteristics of our executive compensation program should continue this year.

No Tax Gross-Ups
We do not increase payments to any executive officer to cover non business-related personal income taxes, other than the personal income taxes due on relocation reimbursements, which is provided under a broad-based program. Beginning December 1, 2010, we eliminated excise tax gross-ups with respect to new or amended Severance Agreements.

Clawbacks and Recoupment
The Compensation Committee has adopted a clawback policy in order to further align the interests of employees with the interests of our stockholders and strengthen the link between total compensation and the Company’s performance. Under this policy, in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, we may, in the discretion of the Compensation Committee (as it applies to current or former executive officers) or the Chief Executive Officer (as it applies to any other employee), seek to recover, from any employee who received cash-or equity-based incentive compensation during the three-year period preceding the date on which we are required to prepare an accounting restatement, the amount by which such person’s cash- or equity-based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Additionally, the documents governing both our cash-based AIP and our equity-based LTIP provide that if an employee violates our Global Code of Conduct or engages in certain activities that are harmful to the interests of the Company, we may recover any incentive compensation paid to that person within the 12-month period immediately preceding such wrongful conduct.

Stock Ownership and Retention Guidelines
We believe that our executives should have a significant ownership position in Hanesbrands. To promote such equity ownership and further align the economic interests of our executives with our stockholders, we have adopted stock ownership guidelines for our key executives, including our named executive officers.

Our Chief Executive Officer (Mr. Evans) is required to own Hanesbrands stock valued at six times his annual base salary; all other named executive officers are required to own Hanesbrands stock valued at two times (in the case of Mr. Bortolussi, Mr. Upchurch and Mr. Faircloth) or three times (in the case of Mr. Hytinen and Ms. Johnson) his or her base salary. Until the requirements of the stock ownership guidelines are met, an executive is required to retain 50% of any shares received (on a net after-tax basis) under our stock-based compensation plans. Our named executive officers and other key executives have a substantial portion of their incentive compensation paid in the form of our common stock. In addition to shares directly held by a key executive, shares held for such executive in the 401(k) Plan, the Executive Deferred Compensation Plan and the SERP, including hypothetical share equivalents held in the latter two plans, are counted for purposes of determining whether the ownership requirements are met. All of our named executive officers are in compliance with these stock ownership and retention guidelines.

Prohibitions on Pledging, Hedging and Other Derivative Transactions
Under our insider trading policy, directors and executive officers, including our named executive officers, are required to clear in advance all transactions in our securities with Hanesbrands’ law department. Further, no director, executive officer or other employee is permitted to (i) pledge or margin our securities as collateral for a loan obligation, (ii) engage in “short sales” or “sales against the box” or trade in puts, calls or other options on our securities or (iii) purchase any financial instrument or contract that is designed to hedge or offset any risk of decrease in the market value of our securities. These provisions are part of our overall program to prevent any of our directors, officers or employees from trading on material non-public information.

HANESBRANDS INC.	47

Compensation Discussion and Analysis

Compensation Risk Assessment
The Compensation Committee, in consultation with FW Cook, annually reviews our current compensation policies and practices and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Some of the key factors supporting the Compensation Committee’s conclusion include: (i) a reasonable degree of balance with respect to the mix of cash and equity compensation and short-term and longer-term performance focus; (ii) the use of multiple performance criteria in our AIP and LTIP awards; (iii) multiple year vesting for equity awards; (iv) robust executive and non-employee director stock ownership guidelines; (v) an insider trading policy that includes prohibitions on hedging and pledging of our stock; and (vi) an incentive compensation clawback policy.

Tax Treatment of Certain Compensation
Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain compensation paid to our Chief Executive Officer and certain of our other named executive officers (and, beginning in 2018, certain former executive officers) to $1 million per year. Historically, compensation that qualified as “performance-based compensation” under Section 162(m) of the Internal Revenue Code could be excluded from this $1 million limit. As a result, we have historically adopted policies and practices that were intended to qualify certain awards as performance-based compensation under Section 162(m) and qualify for the maximum possible tax deduction.

On December 22, 2017, the U.S. federal government enacted tax reform legislation commonly referred to as the Tax Cuts and Jobs Act, which substantially modified the Internal Revenue Code and, among other things, eliminated the performance-based compensation exception under Section 162(m). As a result, we are generally no longer able to deduct compensation amounts over $1 million paid to our Chief Executive Officer and certain current or former executive officers unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

In making decisions about executive compensation, we continue to consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the “golden parachute” provisions of Section 280G of the Internal Revenue Code. We also consider how various elements of compensation will impact our financial results. In this regard, we consider the impact of applicable stock compensation accounting rules, which determine how we recognize the cost of employee services received in exchange for awards of equity instruments.

48

Compensation Discussion and Analysis

Executive Compensation

Summary of Compensation
The following table sets forth a summary of compensation earned by or paid to our named executive officers for our 2019, 2018 and 2017 fiscal years, as applicable.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)		Bonus ($) (2)	Stock Awards ($) (3) (4)	Non-Equity Incentive Plan Compensation ($) (1) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total Compensation ($)
Gerald W. Evans, Jr. Chief Executive Officer	2019	$1,100,000		—	$—	$2,308,680	$361,586	$186,059	$3,956,325
	2018	1,100,000		—	6,249,987	1,303,170	—	179,551	8,832,708
	2017	1,100,000		—	6,250,014	1,889,250	164,848	177,874	9,581,985
Barry A. Hytinen Former Chief Financial Officer	2019	727,790	(8)	—	—	797,646	—	68,623	1,594,059
	2018	600,000		—	1,499,993	402,798	—	178,645	2,681,436
	2017	127,693		250,000	2,200,017	124,277	—	44,058	2,746,045
W. Howard Upchurch Group President, Innerwear Americas	2019	570,000		—	—	598,158	88,177	54,837	1,311,172
	2018	570,000		—	1,302,000	337,640	—	50,317	2,259,956
	2017	570,000		—	1,302,001	489,488	51,457	65,043	2,477,988
David L. Bortolussi (9) Group President, Innerwear International	2019	584,052		229,449	—	531,184	—	38,241	1,382,926

Joia M. Johnson Chief Administrative Officer, Chief Legal Officer, General Counsel and Corporate Secretary	2019	550,000		—	—	654,126	—	59,327	1,263,453
	2018	550,000		—	1,182,008	369,232	—	55,116	2,156,356
	2017	550,000		—	1,181,999	535,288	—	67,358	2,334,644

Michael E. Faircloth Group President, Global Operations, American Casualwear and E-Commerce	2019	560,000		—	—	587,664	41,052	56,227	1,244,943
	2018	560,000		—	1,205,012	331,716	—	51,270	2,147,998
	2017	540,000		—	1,205,002	463,725	22,927	60,987	2,292,641

(1)	The amounts shown include deferrals to the 401(k) Plan and the Executive Deferred Compensation Plan.
(2)	In connection with his appointment as Chief Financial Officer in 2017, Mr. Hytinen received a transition cash bonus of $250,000 that was required to be repaid in the event Mr. Hytinen voluntarily terminated his employment with Hanesbrands prior to the second anniversary of his employment start date. In 2019, Mr. Bortolussi received a cash retention bonus of $229,449 paid in equal monthly installments during 2019, provided that Mr. Bortolussi remained actively employed by Hanesbrands at the time each payment was due.
(3)	In prior years, the Compensation Committee has approved, at its December meeting, LTIP awards that are intended to serve as equity incentive compensation for the following fiscal year. Therefore, in the Summary Compensation Table above, the grant date fair value for the 2018 and 2019 LTIP awards is included in the stock awards column for fiscal years 2017 and 2018, respectively. In December 2019, the Compensation Committee decided to begin approving LTIP awards in January of each year so that the Committee can have the benefit of greater visibility to the financial results for the prior year and the operating plan for the upcoming year when making such decisions. On January 28, 2020, the Compensation Committee approved the 2020 LTIP awards. The PSAs and RSUs that comprise the 2020 LTIP awards were granted to our named executive officers on that date. Therefore, no LTIP awards were granted to our named executive officers during our 2019 fiscal year and no stock awards are shown for 2019 in the Summary Compensation Table above.

HANESBRANDS INC.	49

Compensation Discussion and Analysis

(4)	The amounts shown reflect the aggregate grant date fair value of awards during the year shown, computed in accordance with Topic 718 of the FASB Accounting Standards Codification. The assumptions we used in valuing these awards are described in Note 6, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019. These amounts do not correspond to the actual value that may be recognized by the officer. Additional information regarding outstanding awards, including exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal 2019 Year End” table on page 52. The amounts shown under “Stock Awards” include: (i) grants of restricted stock units (“RSUs”) and (ii) performance share awards (“PSAs”), as shown below:

	Year	Grant Date Fair Value of PSAs	Grant Date Fair Value of RSUs	Total Grant Date Fair Value of Stock Awards
Gerald W. Evans, Jr.	2019	$ —	$ —	$ —
	2018	3,124,993	3,124,993	6,249,987
	2017	3,125,007	3,125,007	6,250,014
Barry A. Hytinen	2019	—	—	—
	2018	749,997	749,997	1,499,993
	2017	600,008	1,600,009	2,200,017
W. Howard Upchurch	2019	—	—	—
	2018	651,000	651,000	1,302,000
	2017	651,000	651,000	1,302,001
David L. Bortolussi	2019	—	—	—
Joia M. Johnson	2019	—	—	—
	2018	591,004	591,004	1,182,008
	2017	591,000	591,000	1,181,999
Michael E. Faircloth	2019	—	—	—
	2018	602,506	602,506	1,205,012
	2017	602,501	602,501	1,205,002

As previously discussed, no PSAs or RSUs were granted to our named executive officers during our 2019 fiscal year and no PSA or RSU awards are shown for 2019 in the Summary Compensation Table.
The amounts shown above for PSAs represent the grant date value based on the probable outcome of the performance conditions. The value of such awards at the grant date assuming that the maximum level of performance conditions was achieved was as follows: for Mr. Evans: $6,250,014 in 2017 and $6,249,987 in 2018; for Mr. Hytinen: $1,200,016 in 2017 and $1,499,993 in 2018; for Mr. Upchurch: $1,302,001 in 2017 and $1,302,000 in 2018; for Ms. Johnson: $1,181,999 in 2017 and $1,182,008 in 2018; and for Mr. Faircloth: $1,205,002 in 2017 and $1,205,012 in 2018.
(5)	The amount shown reflects the amount earned for such year under the AIP, which amount was paid after the end of such year.
(6)	Neither the Executive Deferred Compensation Plan nor the SERP provide for “above-market” or preferential earnings as defined in applicable SEC rules. Increases in pension values are determined for the periods presented; because the defined benefit arrangements are frozen, the amounts shown in this column represent solely the increase in the actuarial value of pension benefits previously accrued as of December 31, 2005.
(7)	For the fiscal year ended December 28, 2019, the amounts shown in the “All Other Compensation” column include the following: (i) life insurance policy premiums ($49,386 for Mr. Evans, $16,157 for Mr. Hytinen, $7,937 for Mr. Upchurch, $11,705 for Ms. Johnson and $10,321 for Mr. Faircloth); (ii) long-term disability insurance policy premiums ($10,505 for Mr. Evans); (iii) accidental death and dismemberment insurance policy premiums ($149 for Mr. Evans); (iv) our contributions pursuant to defined contribution retirement programs, which consists of the qualified 401(k) Plan ($13,950 for each of Mr. Evans, Mr. Hytinen, Mr. Upchurch, Ms. Johnson and Mr. Faircloth), the nonqualified SERP ($112,069 for Mr. Evans, $38,517 for Mr. Hytinen, $32,950 for Mr. Upchurch, $33,672 for Ms. Johnson and $31,956 for Mr. Faircloth) and the Australia superannuation fund ($17,382 for Mr. Bortolussi); and (v) a car allowance ($20,859 for Mr. Bortolussi).
(8)	Mr. Hytinen resigned effective December 28, 2019. The amount shown reflects Mr. Hytinen’s prorated base salary and accrued but unused vacation time.
(9)	Cash-based compensation paid to or earned by Mr. Bortolussi was paid or accrued in Australian Dollars. In this Summary Compensation Table, such amounts for fiscal 2019 were converted into U.S. dollars at an exchange rate of 1 AUD = 0.6953 USD (the average exchange rate during fiscal 2019 used by the Company for financial reporting purposes).

50

Compensation Discussion and Analysis

Grants of Plan-Based Awards

The following table sets forth a summary of grants of plan-based awards to our named executive officers during our 2019 fiscal year.

Grants of Plan-Based Awards in 2019

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (1) (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gerald W. Evans, Jr.	1/29/2019	(2)	$412,500	$1,650,000	$3,300,000	—	—	—	—	$—
Barry A. Hytinen	1/29/2019	(2)	143,438	573,750	1,147,500	—	—	—	—	—
W. Howard Upchurch	1/29/2019	(2)	106,875	427,500	855,000	—	—	—	—	—
David L. Bortolussi (3)	1/29/2019	(2)	94,908	379,634	759,268	—	—	—	—	—
Joia M. Johnson	1/29/2019	(2)	116,875	467,500	935,000	—	—	—	—	—
Michael E. Faircloth	1/29/2019	(2)	105,000	420,000	840,000	—	—	—	—	—

(1)	In prior years, the Compensation Committee has approved, at its December meeting, LTIP awards that are intended to serve as equity-based compensation for the following fiscal year. In December 2019, the Compensation Committee decided to begin approving LTIP awards in January of each year so that the Committee can have the benefit of greater visibility to the financial results for the prior year and the operating plan for the upcoming year when making such decisions. On January 28, 2020, the Compensation Committee approved the 2020 LTIP awards. The PSAs and RSUs that comprise the 2020 LTIP awards were granted to our named executive officers on that date. Therefore, no LTIP awards were granted to our named executive officers during our 2019 fiscal year and no equity incentive plan or stock awards are shown for 2019 in the Grants of Plan-Based Awards in 2019 table.
(2)	This award is the AIP award for the 2019 fiscal year. See “Annual Incentive Plan (AIP)” on page 41 for a discussion of the amounts paid under the AIP for the 2019 fiscal year.
(3)	Future non-equity incentive plan award payouts to Mr. Bortolussi will be paid in Australian Dollars. In the Grants of Plan-Based Awards in 2019 table, amounts were converted into U.S. dollars at an exchange rate of 1 AUD = 0.6953 USD (the average exchange rate during fiscal 2019 used by the Company for financial reporting purposes).

HANESBRANDS INC.	51

Compensation Discussion and Analysis

Outstanding Equity Awards
The following table sets forth certain information with respect to outstanding equity awards at the end of our 2019 fiscal year for each of our named executive officers.

Outstanding Equity Awards at Fiscal 2019 Year End

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Gerald W. Evans, Jr.	(3)	—	—	$—	—	293,850	$4,357,796	—	$—
	(4)	—	—	—	—	140,709	2,086,714	—	—
	(5)	—	—	—	—	117,811	1,747,137	—	—
	(6)	—	—	—	—	50,717	752,133	—	—
	(7)	78,800	—	6.79	12/6/2020	—	—	—	—
Barry A. Hytinen	(8)	—	—	—	—	—	—	—	—
W. Howard Upchurch	(3)	—	—	—	—	61,215	907,818	—	—
	(4)	—	—	—	—	29,313	434,712	—	—
	(5)	—	—	—	—	24,542	363,958	—	—
	(6)	—	—	—	—	10,566	156,694	—	—
	(7)	36,036	—	6.79	12/6/2020	—	—	—	—
David L. Bortolussi	(3)	—	—	—	—	30,480	452,018	—	—
	(4)	—	—	—	—	14,596	216,459	—	—
	(5)	—	—	—	—	9,678	143,525	—	—
	(6)	—	—	—	—	4,168	61,811	—	—
Joia M. Johnson	(3)	—	—	—	—	55,573	824,148	—	—
	(4)	—	—	—	—	26,612	394,656	—	—
	(5)	—	—	—	—	22,280	330,412	—	—
	(6)	—	—	—	—	9,592	142,249	—	—
Michael E. Faircloth	(3)	—	—	—	—	56,655	840,194	—	—
	(4)	—	—	—	—	27,129	402,323	—	—
	(5)	—	—	—	—	22,714	336,849	—	—
	(6)	—	—	—	—	9,779	145,023	—	—
	(7)	6,132	—	6.79	12/6/2020	—	—	—	—

(1)	The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant, as adjusted to reflect our four-for-one stock split on March 3, 2015.
(2)	Calculated by multiplying $14.83, the closing market price of our common stock on December 27, 2019, by the number of restricted stock units or performance shares which have not vested.
(3)	This award was granted on December 11, 2018 and is the portion of the 2019 LTIP award that consists of performance shares. This award will vest on the third anniversary of the grant date.
(4)	This award was granted on December 11, 2018 and is the portion of the 2019 LTIP award that consists of restricted stock units. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.
(5)	This award was granted on December 12, 2017 and is the portion of the 2018 LTIP award that consists of performance shares. This award will vest on the third anniversary of the grant date.
(6)	This award was granted on December 12, 2017 and is the portion of the 2018 LTIP award that consists of restricted stock units. The restricted stock units vest 33%, 33% and 34% on the first anniversary, the second anniversary and the third anniversary, respectively, of the grant date.
(7)	These stock options were granted on December 6, 2010, have fully vested and expire on the tenth anniversary of the grant date.
(8)	Mr. Hytinen resigned effective December 28, 2019. Accordingly, all unvested outstanding equity awards were forfeited as of such date.

52

Compensation Discussion and Analysis

Option Exercises and Stock Vested
The following table sets forth certain information with respect to options exercised and stock awards vested during our 2019 fiscal year with respect to the named executive officers.

Option Exercises and Stock Vested in 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gerald W. Evans, Jr.	162,712	$1,599,459	313,712	$4,616,150
Barry A. Hytinen	—	—	40,384	620,714
W. Howard Upchurch	69,152	698,601	63,496	930,714
David L. Bortolussi	—	—	22,309	328,572
Joia M. Johnson	—	—	57,346	840,645
Michael E. Faircloth	—	—	58,525	857,912

Pension Benefits
Certain of our executive officers participate in the Pension Plan and the SERP. The Pension Plan is a frozen, defined benefit pension plan, intended to be qualified under Section 401(a) of the Internal Revenue Code, that provides the benefits that had accrued for our U.S.-based employees, including certain of our named executive officers, as of December 31, 2005 under a plan maintained by our former parent company prior to our becoming an independent public company. A participant’s total benefit payable pursuant to the Pension Plan consists of two parts: a pension benefit and a retirement benefit. Different optional forms of payment are available for each benefit. The Defined Benefit Component of the SERP is an unfunded deferred compensation plan that, in part, will provide the nonqualified supplemental pension benefits that had accrued for certain of our U.S.-based employees, including certain of our named executive officers, under a plan maintained by our former parent company.

Normal retirement age is age 65 for purposes of both the Pension Plan and the Defined Benefit Component of the SERP. With respect to the Defined Benefit Component of the SERP and the pension benefit under the Pension Plan, participants who have attained at least age 55 and completed at least 10 years of service are eligible for unreduced benefits at age 62; participants who choose to commence benefits between ages 55 and 61 are eligible for proportionally reduced benefits based on actuarial tables. With respect to the retirement benefit under the Pension Plan, participants who have attained at least age 55 and completed at least 10 years of service are eligible for unreduced benefits at age 65; participants who choose to commence benefits between ages 55 and 64 are eligible for proportionally reduced benefits based on actuarial tables. The only named executive officers to have any portion of their Pension Plan benefit determined under the retirement benefit are Mr. Evans and Mr. Upchurch. Other than Mr. Evans and Mr. Upchurch, none of our named executive officers is currently eligible for early retirement under the Pension Plan or the SERP. The normal form of benefits under the Pension Plan is a life annuity for single participants and a qualified joint and survivor annuity for married participants. The normal form of benefits under the SERP is a lump sum.

At the end of 2008, we provided all active participants in the SERP with an election to receive the accrued Defined Benefit Component of their SERP benefit in the form of a lump sum payment in 2009 or 2010. We offered this election as part of the required changes mandated by Section 409A of the Internal Revenue Code, and eligible participants could make this election in addition to or instead of any election with respect to the Defined Contribution Component of the SERP. The value of the lump sum payment with respect to the Defined Benefit Component of the SERP was calculated based on the participant’s age 65 SERP Defined Benefit Component benefit and an interest rate of 5.25%. The lump sum amounts do not include the value of any early retirement subsidies and accordingly may be significantly less valuable than the amount the participant could have received if the participant had been eligible for early retirement (at least age 55 with 10 years of service) when the participant’s employment with us terminates. Any SERP participant who elected to receive this lump sum payment will not be entitled to any additional payments with respect to the Defined Benefit Component of the SERP. Mr. Upchurch and Mr. Faircloth elected to receive a lump sum payment in 2009; none of the other executive officers elected to receive a lump sum payment from the Defined Benefit Component of the SERP.

HANESBRANDS INC.	53

Compensation Discussion and Analysis

The following table sets forth certain information with respect to the value of pension benefits accumulated by our named executive officers at the end of 2019.

Pension Benefits — 2019

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
Gerald W. Evans, Jr.	Pension Plan	22.50	$742,464	$—
	SERP	22.50	1,451,333	—
Barry A. Hytinen (2)	—	—	—	—
W. Howard Upchurch	Pension Plan	18.33	420,919	—
David L. Bortolussi (2)	—	—	—	—
Joia M. Johnson (2)	—	—	—	—
Michael E. Faircloth	Pension Plan	8.58	184,971	—

(1)

Present values for the Pension Plan are computed as of December 28, 2019, using a discount rate of 3.28% and a healthy mortality table (the SOA Pri-2012 mortality study projected generationally from 2012 with SOA Scale MP-2019). For the pension benefit, we assume 40% of males elect a single life annuity and 60% select a 50% joint and survivor annuity, and that 65% of females elect a single life annuity and 35% select a 50% joint and survivor annuity. For the retirement benefit, we assume that 60% of males elect a six-year certain only annuity, 16% select a single life annuity and 24% select a 50% joint and survivor annuity, and that 60% of females elect a six-year certain only annuity, 26% select a single life annuity and 14% select a 50% joint and survivor annuity. When calculating the six-year certain only annuity, a 2.30% interest rate and the mortality prescribed under Revenue Ruling 2001-62 is assumed for converting the single life annuity benefit to an actuarial equivalent six-year certain only annuity. If a participant has both a pension benefit and a retirement benefit, the payment form assumption is applied to each benefit amount separately, in all cases assuming the participant commences each portion of the benefit at the earliest unreduced age. Benefits under the Defined Benefit Component of the SERP are payable as a lump sum, which lump sum has been computed using the SERP’s interest rate of 2.75% (120% of the November 30-year Treasury rate for each year, rounded to the nearest 1/4%) and the mortality prescribed under Revenue Ruling 2001-62. Present values as of December 28, 2019 of the SERP lump sum are determined using a discount rate of 3.08%. For both the Pension Plan and the SERP, we also used the following assumptions: (i) the portion of the benefit that is payable as an unreduced benefit at age 62, the earliest unreduced commencement age under the Pension Plan for the pension benefit and the SERP, was valued at age 62 assuming the officer continues to work until that age in order to become eligible for unreduced benefits, (ii) the portion of the benefit that is payable as an unreduced benefit at age 65, the earliest unreduced commencement age under the Pension Plan for the retirement benefit, was valued at age 65 assuming the officer survives until that age in order to become eligible to receive the retirement benefit unreduced and (iii) the values of the benefits have been discounted assuming the officer continues to live until the assumed benefit commencement age (no mortality discount has been applied). All of the foregoing assumptions, except for the assumption that the officer lives and works until retirement, which we have used in light of SEC rules, are the same as those we use for financial reporting purposes under generally accepted accounting principles.

(2)	Mr. Hytinen, Mr. Bortolussi and Ms. Johnson do not have any pension benefits because they were not eligible to accrue benefits prior to December 31, 2005.

54

Compensation Discussion and Analysis

Nonqualified Deferred Compensation
The following table sets forth certain information with respect to contributions to and withdrawals from nonqualified deferred compensation plans by our named executive officers during our 2019 fiscal year, and the aggregate balance at fiscal year-end. For more information regarding these plans, see “Defined Contribution Plans” and “Benefit Plans and Arrangements” on pages 43 and 44, respectively.

Nonqualified Deferred Compensation — 2019

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)
Gerald W. Evans, Jr.	Executive Deferred Compensation Plan	$ —	$ —		$ —	$ —		$ —
	SERP	—	112,069	(2)	—	27,143	(3)	84,927	(4)
Barry A. Hytinen	Executive Deferred Compensation Plan	—	—		—	—		—
	SERP	—	38,517	(2)	(1,373)	24,076	(3)	34,024	(5)
W. Howard Upchurch	Executive Deferred Compensation Plan	—	—		—	—		—
	SERP	—	32,950	(2)	—	7,845	(3)	25,106	(4)
David L. Bortolussi	Executive Deferred Compensation Plan	—	—		—	—		—
	SERP	—	—		—	—		—
Joia M. Johnson	Executive Deferred Compensation Plan	—	—		—	—		—
	SERP	—	33,672	(2)	—	8,103	(3)	25,569	(4)
Michael E. Faircloth	Executive Deferred Compensation Plan	—	—		—	—		—
	SERP	—	31,956	(2)	—	7,487	(3)	24,469	(4)

(1)	No portion of these earnings were included in the Summary Compensation Table because neither the Executive Deferred Compensation Plan nor the SERP provides for “above-market” or preferential earnings as defined in applicable SEC rules.
(2)	This amount represents Company contributions to the SERP during 2019 and are also included in the “All Other Compensation” column of the Summary Compensation Table on page 49.
(3)	This amount represents Company contributions credited under the SERP during 2018 that were distributed in cash to the respective named executive officers during 2019, and, in the case of Mr. Hytinen, represent amounts credited during previous years which vested and were distributed in 2019.
(4)	This amount represents the SERP balance as of December 28, 2019, after taking into account the distributions, described in the preceding footnote, made with respect to the named executive officer’s account in 2019.
(5)	Mr. Hytinen resigned effective December 28, 2019. Accordingly, his unvested SERP balance was forfeited as of such date.

HANESBRANDS INC.	55

Compensation Discussion and Analysis

Potential Payments upon Termination or Change in Control
The termination benefits provided to our named executive officers, upon their voluntary termination of employment due to resignation or retirement, or termination due to death or total and permanent disability, do not discriminate in scope, terms or operation in favor of these officers compared to the benefits offered to all salaried employees. The following describes the potential payments to these officers upon an involuntary severance or a termination of employment in connection with a change in control. The information presented in this section is computed assuming that the triggering event took place on December 27, 2019, the last business day of our 2019 fiscal year, and that the value of a share of our common stock is $14.83, the closing price per share of our common stock on December 27, 2019.

Termination or Change in Control Payments

		Voluntary Termination		Involuntary Termination
		Resignation (1)	Retirement (2)	For Cause (1)	Not For Cause		Change in Control
Gerald W. Evans, Jr.	Severance	$—	$—	$—	$2,200,000	(3)	$8,250,000	(4)
	LTIP	—	8,943,780	—	—		8,943,780	(5)
	Benefits and perquisites	—	—	—	108,729	(6)	540,425	(7)
	Tax gross-up/reduction	—	—	—	—		—	(8)
	Total	—	8,943,780	—	2,308,729		17,734,205
Barry A. Hytinen (9)	Severance	—	—	—	675,000	(3)	2,497,500	(4)
	LTIP	—	—	—	—		2,245,084	(5)
	Benefits and perquisites	—	—	—	22,657	(6)	175,512	(7)
	Tax gross-up/reduction	—	—	—	—		—	(8)
	Total	—	—	—	697,657		4,918,096
W. Howard Upchurch	Severance	—	—	—	1,140,000	(3)	2,086,439	(4)
	LTIP	—	1,863,182	—	—		1,863,182	(5)
	Benefits and perquisites	—	—	—	22,930	(6)	117,778	(7)
	Tax gross-up/reduction	—	—	—	—		—	(8)
	Total	—	1,863,182	—	1,162,930		4,067,399
David L. Bortolussi (10)	Severance	—	—	—	862,172	(3)	862,172	(4)
	LTIP	—	873,813	—	—		873,813	(5)
	Benefits and perquisites	—	—	—	—	(6)	—	(7)
	Tax gross-up/reduction	—	—	—	—		—	(8)
	Total	—	873,813	—	862,172		1,735,985
Joia M. Johnson	Severance	—	—	—	1,100,000	(3)	2,090,509	(4)
	LTIP	—	1,691,465	—	—		1,691,465	(5)
	Benefits and perquisites	—	—	—	30,729	(6)	128,020	(7)
	Tax gross-up/reduction	—	—	—	—		—	(8)
	Total	—	1,691,465	—	1,130,729		3,909,994
Michael E. Faircloth	Severance	—	—	—	1,120,000	(3)	1,988,883	(4)
	LTIP	—	1,724,388	—	—		1,724,388	(5)
	Benefits and perquisites	—	—	—	27,864	(6)	143,906	(7)
	Tax gross-up/reduction	—	—	—	—		—	(8)
	Total	—	1,724,388	—	1,147,864		3,857,177

(1)	A named executive officer who is terminated by us for cause, or who voluntarily resigns (other than at our request) or retires, will receive no severance benefit.
(2)

Under the terms of all outstanding stock awards granted to employees prior to January 1, 2020, including those granted to our named executive officers, if the employee ceases active employment with us on or after attaining age 50 or older and completing at least 10 years of service, the outstanding stock award will continue to vest in accordance with the vesting schedule set forth in the applicable award agreement, so long as the employee has entered into a written release of claims against us and complies with restrictive covenants relating to non-competition, non-solicitation, confidentiality and non-disparagement through the vesting period. For stock awards granted after January 1, 2020, if an employee who ceases active employment with us on or after attaining age 50 or older and completing at least 10 years of service (i) provides us with a least six months’ prior written notice of his or her intended retirement date, (ii) remains actively employed during such notice period, (iii) completes certain transition duties and responsibilities and (iv) enters into a written release of claims against us, all restrictions on the outstanding equity awards requiring continued employment through a vesting date will lapse upon the employee’s retirement and the award will be paid to the employee not later than two and one-half months following the end of the calendar year in which he or she retires. The employee is required to cooperate with us regarding matters arising out of his or her employment and continue to comply with restrictive covenants relating to non-competition, non-solicitation, confidentiality and non-disparagement through the third anniversary of the grant date of the award. Each of our named executive officers, other than Mr. Hytinen, has attained age 50 or older and has completed at least 10 years of service.

56

Compensation Discussion and Analysis

(3)

Pursuant to the terms of our Severance Agreements, if the employment of a U.S.-based named executive officer (Mr. Evans, Mr. Hytinen, Mr. Upchurch, Ms. Johnson or Mr. Faircloth) is terminated by us for any reason other than for cause (as defined in the Severance Agreements), or if such an officer terminates his or her employment at our request, we will pay that officer benefits for a period of 12 to 24 months depending on his or her position and combined continuous length of service with us and with our former parent company. The monthly severance benefit that we would pay to each such officer is based on the officer’s base salary (and, in limited cases, AIP amounts), divided by 12. To receive these payments, the named executive officer must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The named executive officer also must agree to release any claims against us. Payments terminate if the terminated named executive officer becomes employed by one of our competitors. The terminated named executive officer also would receive a pro-rated payment under any incentive plans applicable to the fiscal year in which the termination occurs based on actual full fiscal year performance. We have not estimated a value for these incentive plan payments because the named executive officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.
Pursuant to the terms of his employment agreement, we are required to provide Mr. Bortolussi with six months’ notice of our intention to terminate his employment for any reason other than Mr. Bortolussi’s breach of the agreement, bankruptcy, wrongful behavior or misconduct. We may pay Mr. Bortolussi in lieu of continuing his employment during some or all of this notice period. If Mr. Bortolussi is terminated under these circumstances, we will pay him his full salary for the six-month notice period, plus severance in the amount of $862,172, payable in equal installments over a six-month period in the same manner and at the same time as base salary payments were made prior to termination. Mr. Bortolussi’s employment agreement prohibits him from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information for a period of time following his termination. In order to receive severance payments, Mr. Bortolussi must agree to release any claims against us.

(4)

With respect to our U.S.-based named executive officers (Mr. Evans, Mr. Hytinen, Mr. Upchurch, Ms. Johnson and Mr. Faircloth), amounts shown in the “Change in Control” column in the table above include both involuntary Company-initiated terminations of employment and terminations by the named executive officer due to “good reason” as defined in the officer’s Severance Agreement. No severance payments would be made under the Severance Agreement upon a change in control if the named executive officer continues to be employed by us. The named executive officer receives a lump sum payment equal to two times (or three times in the case of Mr. Evans) his or her cash compensation, consisting of base salary, the greater of his or her current target or average actual AIP amounts over the prior three years and the matching contribution to the defined contribution plan in which the named executive officer is participating (the amount of the contribution to the defined contribution plan is reflected in “Benefits and perquisites”). To receive these payments, the named executive officer must sign an agreement that prohibits, among other things, the officer from working for our competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The named executive officer also must agree to release any claims against us. Payments terminate if the terminated named executive officer becomes employed by one of our competitors.
Mr. Bortolussi’s employment agreement does not contain any provisions regarding severance payments upon a change in control; in the event of a termination upon a change in control, he is entitled to receive severance payments as described in footnote 3 above.

(5)

All outstanding stock awards granted to employees prior to January 1, 2019, including those granted to our named executive officers, fully vest upon a change in control regardless of whether a termination of employment occurs. For stock awards granted after January 1, 2019, vesting of awards will accelerate only if there is a qualifying termination within two years after the change in control or if the surviving entity does not provide qualifying replacement awards.
RSUs and PSAs are valued based upon the number of unvested units multiplied by the closing price of our common stock on December 27, 2019.

(6)

Reflects health and welfare benefits continuation ($102,229 for Mr. Evans, $16,157 for Mr. Hytinen, $16,430 for Mr. Upchurch, $24,229 for Ms. Johnson and $21,364 for Mr. Faircloth) and outplacement services ($6,500 for each of Mr. Evans, Mr. Hytinen, Mr. Upchurch, Ms. Johnson and Mr. Faircloth).

(7)

Reflects health and welfare benefits continuation ($245,544 for Mr. Evans, $80,573 for Mr. Hytinen, $38,667 for Mr. Upchurch, $47,982 for Ms. Johnson and $66,069 for Mr. Faircloth) for three years, with respect to Mr. Evans, and two years, with respect to Mr. Hytinen, Mr. Upchurch, Ms. Johnson and Mr. Faircloth, scheduled company matching contributions to our defined contribution plans calculated based on current base salary and target AIP amounts ($288,380 for Mr. Evans, $86,224 for Mr. Hytinen, $72,611 for Mr. Upchurch, $73,539 for Ms. Johnson and $71,337 for Mr. Faircloth), outplacement services ($6,500 for each of Mr. Evans, Mr. Hytinen, Mr. Upchurch, Ms. Johnson and Mr. Faircloth) and accelerated vesting of SERP benefits ($2,215 for Mr. Hytinen). In computing the value of continued participation in our medical, dental and executive insurance plans, we have assumed that the current cost to us of providing these plans will increase annually at a rate of 7%.

(8)

In the event that any payments made in connection with a change in control would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make tax equalization payments for Mr. Upchurch and Ms. Johnson with respect to the officer’s compensation for all federal, state and local income and excise taxes, and any penalties and interest, but only if the total payments made in connection with a change in control exceed 330% of such officer’s “base amount” (as determined under Section 280G(b) of the Internal Revenue Code and which consists of the average total taxable compensation we paid to the named executive officer for the five calendar years ending prior to the change in control). Otherwise, the payments made to such officer in connection with a change in control that are classified as parachute payments will be reduced so that the value of the total payments to such officer is one dollar ($1) less than the maximum amount such officer may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code. Beginning in 2011, we eliminated excise tax gross-ups with respect to new or amended severance or change in control agreements, and as a result no such provision is contained in the Severance Agreements for Mr. Evans, Mr. Hytinen or Mr. Faircloth. Mr. Bortolussi’s employment agreement does not contain any tax equalization payment obligations.

(9)	Mr. Hytinen did not receive any separation from employment benefits in connection with his resignation effective December 28, 2019.
(10)

Severance payments to Mr. Bortolussi will be paid in Australian Dollars. In the Termination or Change in Control Payments table, severance payments were converted into U.S. dollars at an exchange rate of 1 AUD = 0.6953 USD (the average exchange rate during fiscal 2019 used by the Company for financial reporting purposes).

HANESBRANDS INC.	57

CEO Pay Ratio

Overview

Hanesbrands is a large multinational apparel company, manufacturing and marketing innerwear and activewear primarily in the Americas, Europe, Australia and Asia/Pacific. We conduct our business globally and have nearly 63,000 employees, over 87% of whom (approximately 55,000) are located outside the United States. Nearly 80% of our workforce (approximately 50,000 employees) is employed in our large-scale supply chain facilities located primarily in Central America, the Caribbean Basin and Asia.

Our various compensation programs include the payment of market-based wages and the provision of competitive employee benefits. The programs vary from region to region and among our various consolidated subsidiaries in each region, from country to country. The vast majority of our employees (approximately 80%) are compensated on an hourly basis.

Methodology

To identify our global median employee, we utilized the following methodology:

●	We determined that, as of October 31, 2019 (the “Determination Date”), our employee population consisted of approximately 63,000 individuals (excluding Gerald W. Evans, Jr., our CEO, but including full-time, part-time, seasonal and temporary employees) working at Hanesbrands and its consolidated subsidiaries. Given the size and composition of our workforce, we elected to use stratified statistical sampling to identify the global median employee.
●	In order to consistently measure the compensation of the employees in our sample, we utilized total cash compensation (including regular pay, overtime, bonuses, incentives, allowances and paid time off, but excluding amounts set aside on behalf of the employee, such as retirement contributions, pension, provident fund or superannuation) for the 10-month period ending October 31, 2019. Pay was annualized on a 10-month basis for permanent employees included in the sample who were hired in 2019 but did not work for us or our consolidated subsidiaries for the entire 10-month period.
●	For purposes of this analysis, we converted all cash compensation paid in foreign currency to U.S. dollars using the applicable exchange rate on November 4, 2019. We did not make any cost-of-living adjustments in identifying the global median employee.

Calculation

Our global median employee identified on the Determination Date is a production operator located in Honduras, whose 2019 total cash compensation was $5,784. We identified and calculated the elements of that employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $7,076. The difference between the median employee’s cash compensation and the median employee’s annual total compensation represents the estimated value of the employee’s life insurance benefits, transportation benefits and meal subsidies.

The annual total compensation of Mr. Evans, our CEO, for the 2019 fiscal year was $3,956,325, which is the amount reported for 2019 in the “Total Compensation” column of our Summary Compensation Table provided on page 49. Based on this information, for the 2019 fiscal year, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees other than the CEO was 559 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above.

In prior years, the Compensation Committee has approved, at its December meeting, LTIP awards that are intended to serve as equity incentive compensation for the following fiscal year. However, in December 2019, the Compensation Committee decided to begin approving LTIP awards in January of each year so that the Committee can have the benefit of greater visibility to the financial results for the prior year and the operating plan for the upcoming year when making such decisions. The 2020 LTIP awards were granted to our named executive officers on January 28, 2020; therefore no LTIP awards were granted to Mr. Evans during our 2019 fiscal year. This significantly lowers Mr. Evans’ 2019 compensation as compared to the prior year and correspondingly reduced our CEO pay ratio.

58

Proposal 4 —	Approval of Hanesbrands Inc. 2020 Omnibus Incentive Plan

On February 24, 2020 upon recommendation by the Compensation Committee, our Board of Directors unanimously approved and adopted, subject to the approval of our stockholders at the Annual Meeting, the Hanesbrands Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”) to replace the Hanesbrands Inc. Omnibus Incentive Plan (As Amended and Restated) (the “Prior Plan”).

Background

Our Board of Directors is recommending that the Company’s stockholders vote in favor of the 2020 Plan, which will succeed the Prior Plan. The 2020 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries, certain consultants or other service providers to the Company and its subsidiaries, and non-employee directors of the Company. You are being asked to approve the 2020 Plan.

Stockholder approval of the 2020 Plan would constitute approval of 11,000,000 shares of common stock, par value $0.01 per share, of the Company (“Stock”), plus any shares of Stock remaining available under the Prior Plan, being made available for awards under the 2020 Plan, as described below and in the 2020 Plan, with such amount subject to adjustment, including under the 2020 Plan’s share counting rules. Our Board of Directors recommends that you vote to approve the 2020 Plan. If the 2020 Plan is approved by our stockholders, it will be effective as of the day of the Annual Meeting, and no further grants will be made on or after such date under the Prior Plan. Outstanding awards under the Prior Plan, however, will continue in effect in accordance with their terms. If the 2020 Plan is not approved by our stockholders, no awards will be made under the 2020 Plan, and the Prior Plan will remain in effect.

Why We Believe You Should Vote for this Proposal

The 2020 Plan authorizes the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), deferred stock units (“DSUs”), performance shares, performance cash awards, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, Stock, for the purposes of (i) promoting the interests of the Company and its subsidiaries and its stockholders by strengthening the ability of the Company and its subsidiaries to attract and retain highly competent officers and other key employees, and (ii) providing a means to encourage Stock ownership and proprietary interest in the Company. Some of the key features of the 2020 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2020 Plan is critical to achieving this success. We would be at a competitive disadvantage if we could not use Stock-based awards to recruit and compensate our employees and directors. The use of Stock as part of our compensation program is also important because equity-based awards are an essential component of our compensation program for key employees, as they help link compensation with long-term stockholder value creation and reward participants based on service and/or performance.

As of February 18, 2020, 6,311,068 shares of Stock remained available for issuance under the Prior Plan. If the 2020 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation over time, which approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our business or returned to our stockholders.

HANESBRANDS INC.	59

The following includes aggregated information regarding our view of the overhang and dilution associated with the Prior Plan and the potential dilution associated with the 2020 Plan. This information is as of February 18, 2020. As of that date, there were 357,883,586 shares of Stock outstanding:

●	Outstanding full-value awards (RSUs and performance shares, based on target performance): 3,748,722 shares (approximately 1.05% of our outstanding Stock);
●	Outstanding stock options: 465,772 shares (approximately 0.13% of our outstanding Stock) (outstanding stock options have a weighted average exercise price of $6.79 and a weighted average remaining term of 0.94 years);
●	In summary, total Stock subject to outstanding awards, as described above (full-value awards and stock options): 4,214,494 shares (approximately 1.18% of our outstanding Stock);
●	Total shares of Stock available for future awards under the Prior Plan: 6,311,068 shares (approximately 1.76% of our outstanding Stock); and
●	In summary, the total number of shares of Stock subject to outstanding awards (4,214,494 shares), plus the total number of shares of Stock available for future awards under the Prior Plan (6,311,068 shares), represents a current overhang percentage of 2.94% (in other words, the potential dilution of our stockholders represented by the Prior Plan).
●	Proposed additional shares of Stock available for awards under the 2020 Plan: 11,000,000 shares (approximately 3.07% of our outstanding Stock – this percentage reflects the simple dilution of our stockholders that would occur if the 2020 Plan is approved).
●	The total shares of Stock subject to outstanding awards as of February 18, 2020 (4,214,494 shares), plus the proposed shares of Stock available for future awards under the 2020 Plan (the 6,311,068 shares that remain available under the Prior Plan, plus 11,000,000 additional shares), represent an approximate total overhang of 21,525,562 shares (6.01%) under the 2020 Plan.

Based on the closing price on the New York Stock Exchange for our Stock on February 18, 2020 of $14.51 per share, the aggregate market value as of February 18, 2020 of the 11,000,000 additional shares of Stock requested under the 2020 Plan was $159,610,000.

In fiscal years 2017, 2018, and 2019, we granted awards under the Prior Plan covering 1,217,752 shares, 1,747,095 shares and 21,495 shares, respectively. Based on our basic weighted average shares of Stock outstanding for those three fiscal years of 367,680,247, 363,512,783, and 364,708,752, respectively, for the three-fiscal-year period 2017-2019, our average burn rate, not taking into account forfeitures, was 0.27% (our individual fiscal years’ burn rates were 0.33% for fiscal 2017, 0.48% for fiscal 2018 and 0.01% for fiscal 2019).

In determining the number of shares to request for approval under the 2020 Plan, our management team worked with the Compensation Committee and FW Cook to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2020 Plan.

If the 2020 Plan is approved, we intend to utilize the shares authorized under the 2020 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2020 Plan will last for about nine years, based on our historic grant rates, target performance metric achievement and the approximate current Stock price, but could last for a different period of time if actual practice does not match recent rates or our performance metric achievement or our Stock price changes materially. As noted below, our Compensation Committee retains full discretion under the 2020 Plan to determine the number and amount of awards to be granted under the 2020 Plan, subject to the terms of the 2020 Plan, and future benefits that may be received by participants under the 2020 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

In evaluating this proposal, stockholders should consider all of the information in this proposal.

60

2020 Plan Highlights

Below are certain highlights of the 2020 Plan. These features of the 2020 Plan are designed to reinforce alignment between equity compensation arrangements awarded pursuant to the 2020 Plan and stockholders’ interests, consistent with sound corporate governance practices:

Reasonable 2020 Plan Limits
The aggregate number of shares of our Stock reserved for awards under the 2020 Plan will equal (i) 11,000,000 shares of Stock plus (ii) the number of shares of Stock available for grant under the Prior Plan (but which have not yet been made subject to awards under the Prior Plan) as of the date of stockholder approval of the 2020 Plan (the “Effective Date”). Any Stock issued under the 2020 Plan may be either authorized and unissued Stock or issued Stock reacquired by the Company.

The 2020 Plan also provides that, subject as applicable to adjustment as provided in the 2020 Plan, the aggregate number of shares of Stock actually issued or transferred upon the exercise of stock options intended to meet the requirements of Section 422 of the Internal Revenue Code (“Incentive Stock Options”) will not exceed 11,000,000 shares of Stock.

Limited Share Recycling Provisions
Subject to certain exceptions described in the 2020 Plan, if any award granted under the 2020 Plan or the Prior Plan (in whole or in part) is canceled or forfeited, expires, is terminated, is settled for cash, or is unearned, the Stock associated with the cancelled, forfeited, expired, terminated, cash-settled or unearned portion of the award will again be available under the 2020 Plan. The following shares of Stock will not be added (or added back, as applicable) to the aggregate share limit under the 2020 Plan: (1) shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option granted under the 2020 Plan; (2) shares withheld by the Company, tendered or otherwise used to satisfy tax withholding; (3) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2020 Plan; and (4) shares subject to a Stock-settled SAR that are not actually issued in connection with the settlement of the SAR on exercise.

Minimum Vesting Period
Awards granted under the 2020 Plan will vest no earlier than after a minimum one-year vesting period or one-year performance period, as applicable. However, an aggregate of up to 5% of the Stock available for awards under the 2020 Plan, as may be adjusted under the 2020 Plan’s terms, may be used for awards that do not at grant comply with such minimum vesting provisions. Notwithstanding the foregoing, the Compensation Committee may (i) provide for continued vesting or accelerated vesting for any award under the 2020 Plan upon certain events, including in connection with or following a participant’s death, disability, or termination of service or a change in control or (ii) exercise its acceleration authority (as described below) following the grant of an award.

Non-Employee Director Compensation Limit
The 2020 Plan provides that no non-employee director of the Company in any one calendar year will be granted compensation for such service having an aggregate maximum value (measured at the date of grant as applicable, and calculating the value of any 2020 Plan awards based on the grant date fair value for financial reporting purposes) in excess of $1 million.

No Repricing Without Stockholder Approval
Outside of certain corporate transactions or adjustment events described in the 2020 Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, nor can “underwater” stock options or SARs be cancelled in exchange for cash, replaced with stock options or SARs with a lower exercise or base price, or replaced with other awards, without stockholder approval under the 2020 Plan. The 2020 Plan provides that these repricing restrictions will not be amended without stockholder approval.

Change in Control Definition
The 2020 Plan includes a non-liberal definition of “change in control,” which is described below.

Exercise or Base Price Limitation
The 2020 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2020 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a share of Stock on the date of grant.

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Dividends and Dividend Equivalents
The Compensation Committee may provide that any awards under the 2020 Plan other than stock options or SARs earn dividends or dividend equivalents and interest on such dividends or dividend equivalents. However, any such dividends or dividend equivalents (and any related interest) will be deferred until, and paid contingent upon, the vesting of the related award (or portion thereof) to which they relate. Stock options and SARs granted under the 2020 Plan may not provide for dividends or dividend equivalents.

Section 162(m) of the Code

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a deduction for certain compensation paid to certain executive officers (and certain former executive officers) to the extent that compensation to a covered employee exceeds $1 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code was historically not subject to the deduction limit if the compensation satisfied the requirements of Section 162(m) of the Code. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The Company will not be able to make any grants under the 2020 Plan that will be intended to qualify for the performance-based exception. To be clear, stockholders are not being asked to approve the 2020 Plan (or any of its provisions) for purposes of Section 162(m) of the Code or the performance-based exception.

Summary of Other Material Terms of the 2020 Plan

The following description of the 2020 Plan is only a summary of its principal terms and provisions. The summary is qualified in its entirety by reference to the 2020 Plan, a copy of which is attached as Appendix B.

Eligible Participants
Eligible participants include all employees of the Company and its subsidiaries (including any person who has agreed to commence serving in such capacity within 90 days of the grant of the award), non-employee directors of the Company, and other persons, including consultants, who provide services to the Company or a subsidiary that are equivalent to those typically provided by an employee (in each case, other than individuals who do not satisfy the Form S-8 definition of an “employee” or are located in a country in which the Stock or the 2020 Plan have not been registered in accordance with applicable requirements). The Compensation Committee has the authority to select participants and to determine the type and amount of their awards under the 2020 Plan. As of February 18, 2020, there were approximately 63,000 employees and 1,000 consultants of the Company and its subsidiaries, and we have eight non-employee directors. Approximately 115 employees and all eight of our current non-employee directors received awards intended to serve as equity incentive compensation for 2019 under the Prior Plan. Consultants were not permitted to participate in the Prior Plan. The basis for participation in the 2020 Plan is selection for participation by the 2020 Plan administrator.

Types of Awards
The following types of awards may be made pursuant to the 2020 Plan:

●	Stock Options. The Compensation Committee will be authorized to grant stock options which may be either Incentive Stock Options or nonqualified stock options. The exercise price of any stock option must be no less than the fair market value of the shares on the date of the grant, unless it is a substituted, assumed or converted stock option as described in the 2020 Plan. At the time of grant, the Compensation Committee in its sole discretion will determine when stock options are exercisable and when they expire, except that the term of a stock option cannot exceed ten years. Payment for shares purchased upon exercise of a stock option must be made in full at the time of exercise, and may be made by cash payment (or equivalent), certification of ownership of previously acquired Stock, a Stock swap, cashless exercise through a broker, net exercise (with the Company retaining a number of shares otherwise issuable upon exercise having a value equal to the exercise price), or such other method as the Compensation Committee deems appropriate. The 2020 Plan provides for the automatic exercise of any option that is vested and in the money on the expiration date.
●	Stock Appreciation Rights. A stock appreciation right, or “SAR,” is a right, denominated in shares, to receive, upon exercise of the right, shares, cash or a combination thereof, in an amount that is equal in value to the excess of: (i) the fair market value of the shares with respect to which the award is exercised over (ii) the exercise price. The Compensation Committee will have the authority to grant SARs and to determine the number of shares subject to each SAR, the time or times at which the SAR may be exercised and all other terms and conditions of the SAR, except that: (i) the exercise price must be no less than the fair market value of the shares on the date of grant, unless it is a substituted, assumed or converted SAR as described in the 2020 Plan; and (ii) the term of a SAR cannot exceed ten years from the grant

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date. The Compensation Committee also may, in its discretion, substitute SARs which can be settled only in Stock for outstanding stock options at any time. The terms and conditions of any substitute SAR shall be substantially the same as those applicable to the stock option that it replaces and the term of the substitute SAR shall not exceed the term of the stock option that it replaces. The 2020 Plan provides for the automatic exercise of any SAR that is vested and in the money on the expiration date.
●	Restricted Stock, RSUs and Deferred Stock Units. Restricted stock consists of shares of Stock that we transfer or sell to a participant subject to a vesting condition specified by the Compensation Committee in an award in accordance with the terms of the 2020 Plan. RSUs are restricted stock units that provide a participant with the right to receive Stock (or cash) at a date on or after vesting in accordance with the terms of the grant and/or upon the attainment of performance criteria specified by the Compensation Committee in the award in accordance with the terms of the 2020 Plan. Restricted stock and RSU awards will be subject to such restrictions as the Compensation Committee determines, including (but not limited to) any of the following: (1) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; (2) a requirement that the holder forfeit (or, where the awards are sold to the participant, resell to the Company at cost) such Stock or RSUs in the event of termination of employment during the period of restriction; and (3) the attainment of performance criteria. Deferred stock units, or “DSUs,” are vested units providing a participant with the right to receive shares (or cash) in lieu of other compensation at termination of employment or a specific future date, and may include rights under a Company deferred compensation plan to receive shares in lieu of previously-earned cash compensation. The Compensation Committee will be authorized to determine the eligible participants to whom, and the time or times at which, grants of restricted stock, RSUs or DSUs will be made, the number of shares or units to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate and all other terms and conditions of the grants.
●	Performance Shares. A participant who is granted performance shares has the right to receive shares, cash equal to the fair market value of such shares, or a combination of shares and cash at a future date, subject to the attainment of performance goals and other terms and conditions specified by the Compensation Committee.
●	Performance Cash Awards. A participant who is granted a performance cash award has the right to receive a payment in cash (or an equivalent value in Stock, as determined by the Compensation Committee and set forth in the evidence of award) on terms and conditions specified by the Compensation Committee. The Compensation Committee may substitute shares of Stock for the cash payment otherwise required to be made pursuant to a performance cash award.
●	Other Awards. Subject to applicable law and applicable share limits under the 2020 Plan, the Compensation Committee may grant to any participant Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of such Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for shares of Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of the Stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Compensation Committee. Stock delivered under such an award in the nature of a purchase right granted under the 2020 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Stock, other awards, notes or other property, as the Compensation Committee determines. In addition, the Compensation Committee may grant cash awards as an element of or supplement to any other awards granted under the 2020 Plan. The Compensation Committee may also authorize the grant of Stock as a bonus or may authorize the grant of Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2020 Plan or under other plans or compensatory arrangements, subject to terms determined by the Compensation Committee in a manner that complies with Section 409A of the Code.

Payment of awards under the 2020 Plan may be in the form of cash, Stock, other awards or combinations thereof as the Compensation Committee determines. No participant will have any rights as a stockholder of the Company with respect to any Stock subject to awards granted to him under the 2020 Plan prior to the date as of which he or she is actually recorded as the holder of such Stock upon the share records of the Company.

Performance Goals
Awards under the 2020 Plan may be made subject to the attainment of performance criteria, which are measurable performance objectives that may be based on factors including, but not limited to, any of the following (or an equivalent metric): revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre- or after-tax income; net operating profit after taxes; economic value added; ratio of operating earnings to capital spending; cash flow (before or after dividends); cash flow per share (before or after dividends); net earnings; net sales; sales

HANESBRANDS INC.	63

growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels, gross profit margin, operating profit margin, net income margin and leverage ratio. Performance criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be financial metrics based on, or able to be derived from, GAAP, and may be adjusted when established (or at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.

If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance criteria unsuitable, the Compensation Committee may in its discretion modify such performance criteria or the goals or actual levels of achievement regarding the performance criteria, in whole or in part, as the Compensation Committee deems appropriate and equitable.

Notwithstanding attainment of any performance criteria, the Compensation Committee may adjust the number of shares issued under a performance share award or the amount to be paid under a performance cash award on the basis of such further consideration as the Compensation Committee in its sole discretion shall determine.

Clawback and Forfeiture
Unless otherwise determined by the Compensation Committee, awards granted under the 2020 Plan will be subject to the Company’s clawback policy as in effect on the Effective Date, as the same may be amended from time to time. Awards may also be subject to any other clawback policy of the Company or other provisions as the Compensation Committee determines appropriate, including, among other things, provisions intended to comply with federal or state securities laws and stock exchange requirements (including under Section 10D of the Exchange Act), understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of Stock after exercise or vesting of awards, or forfeiture or clawback of awards or any shares of Stock issued under and/or any other benefit related to an award, in the event of termination of employment shortly after exercise or vesting, breach of noncompetition or confidentiality agreements following termination of employment, or other detrimental activity before or after employment, or other provisions intended to have a similar effect.

Administration
The 2020 Plan will generally be administered by the Compensation Committee. The Compensation Committee may from time to time delegate all or any part of its authority under the 2020 Plan to a subcommittee. To the extent permitted by applicable law, the Compensation Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable (including but not limited to duties to determine a participant’s eligibility for benefits and powers to establish rules, procedures and requirements necessary or appropriate to carry out the terms of the 2020 Plan). To the extent permitted by law, the Compensation Committee or the Board of Directors may authorize one or more officers of the Company to select employees to participate in the 2020 Plan and to determine the number and type of awards to be granted to such participants, except with respect to awards to officers subject to Section 16 of the Exchange Act or to non-employee directors of the Company.

The Compensation Committee has the authority to interpret the 2020 Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the 2020 Plan. The determinations of the Compensation Committee pursuant to its authority under the 2020 Plan shall be conclusive and binding.

Amendment and Termination
Our Board of Directors or the Compensation Committee will have the right and power to amend or terminate the 2020 Plan; however, unless expressly provided in an award or in the 2020 Plan, neither the Board of Directors nor the Compensation Committee may amend the 2020 Plan in a manner which would materially reduce the amount of an existing award or materially and adversely change the terms and conditions thereof without the participant’s consent. However, the Compensation Committee may unilaterally substitute SARs which can be settled only in Stock for outstanding stock options, require an award to be deferred as provided in the 2020 Plan or amend or terminate an award to comply with changes in law. In addition, stockholder approval will be obtained for any amendment to the 2020 Plan if required by law, regulation or listing rules. No award may be made under the 2020 Plan more than 10 years after Effective Date.

If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2020 Plan, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Compensation Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2020 Plan or waive any other limitation or requirement under any such award.

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Change in Control
The treatment of outstanding awards upon the occurrence of a change in control shall be determined by the Compensation Committee. In general, except as may be otherwise prescribed by the Compensation Committee in an evidence of award, a change in control will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events (subject to certain exceptions and limitations as further described in the 2020 Plan): (i) the acquisition by any person, directly or indirectly, of at least 20% of the combined voting power of our outstanding securities; (ii) the consummation of certain reorganizations, mergers and consolidations involving us; (iii) the consummation of the sale or other disposition of all or substantially all of our assets; (iv) the consummation of a plan of complete liquidation or dissolution; or (v) a majority of our Board of Directors is made up of directors who are not “Initial Directors,” meaning directors who were members of the Board of Directors on the Effective Date or were elected or nominated by a majority of the Initial Directors then on the Board of Directors, as described in the 2020 Plan.

Adjustments
The Compensation Committee will make or provide for such adjustments in: (i) the number of and kind of shares of Stock covered by outstanding awards granted under the 2020 Plan; (ii) if applicable, the number of and kind of shares of Stock covered by Other Awards granted pursuant to the 2020 Plan; (iii) the exercise price or base price provided in outstanding stock options and SARs, respectively; (iv) performance cash awards; and (v) other award terms, as the Compensation Committee in its sole discretion, exercised in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

In the event of any such transaction or event, or in the event of a change in control of the Company, the Compensation Committee may provide in substitution for any or all outstanding awards under the 2020 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Compensation Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Compensation Committee will make or provide for such adjustments to the numbers of shares of Stock available under the 2020 Plan and the share limits of the 2020 Plan as the Compensation Committee in its sole discretion may in good faith determine to be appropriate to reflect such transaction or event. However, any adjustment to the limit on the number of shares of Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.

Substitution and Assumption of Awards
Without affecting the number of shares reserved or available under the 2020 Plan (to the extent permitted under applicable stock exchange rules), either the Board of Directors or the Compensation Committee may authorize the issuance of awards under the 2020 Plan in connection with the assumption of, conversion of, or substitution for, outstanding awards previously granted to individuals who become our employees or employees of any of our subsidiaries as the result of any merger, consolidation, acquisition of property or stock or reorganization, upon such terms and conditions as it deems appropriate. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the 2020 Plan, and may account for Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the applicable transaction.

Assumed Plans
If a company acquired by or combined with the Company or a subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the stockholders in such transaction) may be used for awards under the 2020 Plan, and will not reduce the shares authorized under the 2020 Plan. Any such awards may not, however, be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may be made only to individuals who were not employees or directors of Hanesbrands or a subsidiary prior to such acquisition or combination. No shares of Stock subject to an award that is granted by or becomes an obligation of the Company as described in this paragraph will be added (or added back) the number of shares available under the 2020 Plan.

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Nontransferability
Except as otherwise determined by the Compensation Committee in the case of stock options, and subject to compliance with Section 409A of the Code, each award granted under the 2020 Plan shall not be transferable other than by will or the laws of descent and distribution, and each stock option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In no event will any such award granted under this 2020 Plan be transferred for value. In the event of the death of a participant, exercise of any award or payment with respect to any award shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the award will pass by will or the laws of descent and distribution.

Tax Withholding
To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2020 Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Stock, unless otherwise determined by the Compensation Committee, such withholding requirement will be satisfied by retention by the Company of a portion of the Stock to be delivered to the participant. The Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Stock on the date the benefit is to be included in participant’s income. In no event will the fair market value of the Stock to be withheld and delivered pursuant to the 2020 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences and (2) such additional withholding amount is authorized by the Compensation Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Stock acquired upon the exercise of stock options.

Certain Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2020 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2020 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

There are generally no income tax consequences for us or the option holder upon the grant of either an incentive stock option or a nonqualified stock option. In general, when a nonqualified stock option is exercised, the participant will recognize ordinary income equal to the excess of the fair market value of the shares of Stock for which the option is exercised on the date of exercise over the aggregate exercise price. Upon the sale of shares acquired from exercising an option, the participant will realize a capital gain (or loss) equal to the difference between the proceeds received and the fair market value of the shares on the date of exercise. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than a year after the exercise of the option, or otherwise a short-term capital gain (or loss).

In general, when an incentive stock option is exercised, the option holder does not recognize income. If the participant holds the shares acquired upon exercise for at least two years after the grant date and at least one year after exercise, the participant’s gain, if any, upon a subsequent disposition of such shares will be long-term capital gain. (Conversely, a loss will be a long-term capital loss.) The measure of the gain (or loss) is the difference between the proceeds received on disposition and the participant’s basis in the shares. In general, the participant’s basis equals the exercise price.

If a participant disposes of shares acquired by exercising an incentive stock option before satisfying the one and two-year holding periods described above (a “disqualifying disposition”), then:

●	If the proceeds received exceed the exercise price, the participant will (i) realize ordinary income equal to the excess, if any, of the lesser of the proceeds received or the fair market value of the shares on the date of exercise over the exercise price, and (ii) realize capital gain equal to the excess, if any, of the proceeds received over the fair market value of the shares on the date of exercise; or
●	If the proceeds received are less than the exercise price of the incentive stock option, the participant will realize a capital loss equal to the excess of the exercise price over the proceeds received.

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When a SAR is granted, there are no income tax consequences for us or the recipient. When a SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Stock received on exercise.

The federal income tax consequences of a grant of restricted stock depend on whether the participant elects to be taxed at the time of grant (an “83(b) election,” named for Section 83(b) of the Code). If the participant does not make an 83(b) election, the participant will not realize taxable income at the time of grant. When the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code, the participant will realize ordinary income equal to the fair market value of the restricted stock at that time. If the participant timely makes an 83(b) election, the participant will realize ordinary income at the time of grant in an amount equal to the fair market value of the shares at that time, determined without regard to any of the restrictions. If shares are forfeited before the restrictions lapse, the participant will not be entitled to a deduction or any other adjustment. If an 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code generally will be treated as compensation that is taxable as ordinary income to the participant.

Upon the sale of restricted stock, the participant will realize a capital gain or loss equal to the difference between the sale proceeds and the income previously realized with respect to the shares. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than one year after realizing income attributable to the shares, or otherwise a short-term capital gain (or loss).

Restricted stock units, performance shares, performance cash and other awards will not have tax consequences for us or the recipient at the time of grant. Income will be realized when the awards vest and are paid in cash or shares of Stock. At that time, the participant will realize ordinary income equal to the fair market value of the shares or cash paid to the participant.

Upon the sale of shares received in settlement of restricted stock units, performance shares and other Stock awards, the participant will realize a capital gain or loss equal to the difference between the sale proceeds and income previously realized with respect to the shares. The capital gain (or loss) will be a long-term capital gain (or loss) if the participant held the shares for more than one year after realizing income attributable to the shares, or otherwise a short-term capital gain (or loss).

Tax Consequences to the Company and Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of Stock under the 2020 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2020 Plan by our stockholders.

Vote Required for Approval

The approval of the 2020 Plan requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. New York Stock Exchange rules require that the total votes cast on this proposal represent greater than 50% of all shares entitled to vote on this proposal. For purposes of this proposal, the New York Stock Exchange considers an abstention as a vote against approval. Because your bank, broker or other holder of record does not have discretionary voting authority to vote your shares on this proposal absent specific instructions from you, broker non-votes could create a situation where the total votes cast do not exceed 50% of all shares entitled to vote on this proposal. It is therefore important that you vote, or direct the holder of record to vote, on this proposal.

Our Board of Directors unanimously recommends a vote FOR the approval of the Hanesbrands Inc. 2020 Omnibus Incentive Plan.

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Proposal 4 — Approval of Hanesbrands Inc. 2020 Omnibus Incentive Plan

Equity Compensation Plan Information

The following table provides information about our equity compensation plans as of December 28, 2019. All amounts are listed in thousands, except per share data.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (1)
Plan Category	(amounts in thousands, except per share data)
Equity compensation plans approved by security holders	3,072	$0.96	14,685
Equity compensation plans not approved by security holders	—	—	—
Total	3,072	$0.96	14,685

(1)	The amount appearing under “Number of securities remaining available for future issuance under equity compensation plans” includes 8,197 shares available under the Hanesbrands Inc. Omnibus Incentive Plan (As Amended and Restated) which shares may be issued other than upon the exercise of options, warrants or rights and 6,488 shares available under the Hanesbrands Inc. Employee Stock Purchase Plan of 2006.
(2)	As of December 28, 2019, the Company had 471 outstanding options, warrants and rights that could be exercised for consideration. The weighted average exercise price of outstanding options, warrants and rights excluding those that can be exercised for no consideration is $6.79.

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Ownership of our Stock

Share Ownership of Major Stockholders, Management and Directors

The following table sets forth information, as of February 18, 2020, regarding beneficial ownership by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each director, director nominee and named executive officer and (iii) all of our directors, director nominees and executive officers as a group. The address of each director and executive officer shown in the table below is c/o Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105.

On February 18, 2020 there were 357,883,586 shares of our common stock outstanding.

	Amount and Nature of Beneficial Ownership		Other (1)
Name and Address of Beneficial Owner	Beneficial Ownership of Our Common Stock (2)	Percentage of Class	Restricted Stock Units	Stock Equivalent Units in SERP and Deferred Compensation Plans	Total
Vanguard Group, Inc. (3)	43,717,286	12.2%	—	—	43,717,286
BlackRock, Inc. (4)	25,942,910	7.2	—	—	25,942,910
State Street Corporation (5)	21,402,063	6.0	—	—	21,402,063
Gerald W. Evans, Jr. (6)	1,345,531	*	822,693	—	2,168,224
Joia M. Johnson (7)	428,906	*	157,627	—	586,533
W. Howard Upchurch	370,459	*	173,598	—	544,057
Michael E. Faircloth	199,394	*	161,323	—	360,717
Ronald L. Nelson (8)	155,012	*	10,541	160,731	326,284
David L. Bortolussi	47,854	*	94,059	—	141,913
David V. Singer (9)	40,687	*	10,541	—	51,228
Ann E. Ziegler (10)	40,144	*	10,541	109,810	160,495
Barry A. Hytinen	30,000	*	—	—	30,000
James C. Johnson (11)	24,913	*	10,541	144,747	180,201
Franck J. Moison	22,861	*	10,541	—	33,402
Robert F. Moran	18,469	*	10,541	25,951	54,961
Bobby J. Griffin	—	*	10,541	283,253	293,794
Geralyn R. Breig	—	*	10,541	12,704	23,245
All directors, director nominees and executive officers as a group (16 persons) (6) (12)	2,769,630	*

*	Less than 1%.
(1)	While the amounts in the “Other” column for restricted stock units and stock equivalent units in our SERP and deferred compensation plans do not represent a right of the holder to receive our common stock within 60 days, these amounts are being disclosed because we believe they further our goal of aligning senior management and stockholder interests. The value of the restricted stock units fluctuates based on changes in Hanesbrands’ stock price. Similarly, the value of stock equivalent units held in the SERP, the Executive Deferred Compensation Plan and the Director Deferred Compensation Plan fluctuates based on changes in Hanesbrands’ stock price.
(2)	Beneficial ownership is determined under the rules and regulations of the SEC, which provide that a person is deemed to beneficially own all shares of common stock that such person has the right to acquire within 60 days. Although shares that a person has the right to acquire within 60 days are counted for the purposes of determining that individual’s beneficial ownership, such shares generally are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person. Share numbers in this column include shares of common stock subject to options exercisable within 60 days of February 18, 2020 as follows:

Name	Number of Options
Gerald W. Evans, Jr.	78,800
W. Howard Upchurch	36,036
Ann E. Ziegler	22,572
Michael E. Faircloth	6,132
All directors, director nominees and executive officers as a group (16 persons)	143,540

HANESBRANDS INC.	69

Ownership of our Stock

(3)	Information in this table and footnote regarding this beneficial owner is based on Amendment No. 8 to Schedule 13G filed February 11, 2020 by The Vanguard Group, Inc. (“Vanguard”) with the SEC. Vanguard may be deemed to beneficially own 43,717,286 shares of our common stock. Vanguard’s beneficial ownership includes (i) 424,526 shares of our common stock beneficially owned through Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard and an investment manager of collective trust accounts and (ii) 310,388 shares of our common stock beneficially owned through Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard and an investment manager of Australian investment offerings. Vanguard’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	Information in this table and footnote regarding this beneficial owner is based on Amendment No. 8 to Schedule 13G filed February 5, 2020 by BlackRock, Inc. (“BlackRock”) with the SEC. BlackRock, in its capacity as a parent holding company, may be deemed to beneficially own 25,942,910 shares of our common stock which are held of record by certain of its subsidiaries. BlackRock’s address is 55 East 52nd Street, New York, New York 10055.
(5)	Information in this table and footnote regarding this beneficial owner is based on Schedule 13G filed February 13, 2020 by State Street Corporation (“State Street”) with the SEC. Certain direct and indirect subsidiaries of State Street may be deemed to beneficially own 21,402,063 shares of our common stock. State Street’s address is One Lincoln Street, Boston, Massachusetts 02111.
(6)	Includes ownership through interests in the 401(k) Plan.
(7)	Includes 394,399 shares of common stock held by a trust.
(8)	Includes 5,000 shares of common stock held by a trust of which Mr. Nelson’s wife is the trustee. Mr. Nelson disclaims beneficial ownership of the trust.
(9)	Mr. Singer has not been nominated for re-election at the Annual Meeting, and his term will expire at the Annual Meeting.
(10)	Includes 7,600 shares of common stock held by a trust.
(11)	Includes 24,913 shares of common stock held by a trust.
(12)	Includes: M. Scott Lewis, our Interim Chief Financial Officer and Chief Accounting Officer; and Jonathan Ram, our Group President, Global Activewear.

70

Questions and Answers About the Annual Meeting and Voting

Will I receive a printed copy of this Proxy Statement?
You will not receive a printed copy of this Proxy Statement or our Annual Report on Form 10-K in the mail unless you request a printed copy. As permitted by the SEC, we are delivering our Proxy Statement and Annual Report via the Internet. On March 16, 2020, we mailed to our stockholders a notice of annual meeting and Internet availability of proxy materials containing instructions on how to access our Proxy Statement and Annual Report and authorize a proxy to vote their shares. If you wish to request a printed copy of this Proxy Statement and our Annual Report, you should follow the instructions included in the notice of annual meeting and Internet availability of proxy materials. The notice of annual meeting and Internet availability of proxy materials is not a proxy card or ballot.

Who is entitled to vote at the Annual Meeting?
If you were a stockholder of Hanesbrands at the close of business on February 18, 2020 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. Each share of Hanesbrands common stock outstanding at the close of business on the Record Date has one vote on each matter that is properly submitted to a vote at the Annual Meeting, including shares:

●	held directly in your name as the stockholder of record; or
●	held for you in an account with a broker, bank or other nominee.

Shares held in an account with a broker, bank or other nominee may include shares:

●	represented by your interest in the HBI Stock Fund in the 401(k) Plan; or
●	credited to your account in the Hanesbrands Inc. Employee Stock Purchase Plan of 2006.

On the Record Date, there were 357,883,586 shares of Hanesbrands common stock outstanding and entitled to vote at the Annual Meeting. Common stock is the only outstanding class of voting securities of Hanesbrands.

Who may attend the Annual Meeting?
Only stockholders who owned shares of Hanesbrands common stock as of the close of business on the Record Date will be entitled to attend the Annual Meeting. An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting.

●	If your shares of Hanesbrands common stock are registered in your name and you requested and received your proxy materials by mail, an admission ticket is attached to your proxy card. Your admission ticket will serve as verification of your ownership.
●	If your shares of Hanesbrands common stock are registered in your name and you received your proxy materials electronically, your notice of annual meeting and Internet availability of proxy materials will serve as your admission ticket and as verification of your ownership.
●	If your shares of Hanesbrands common stock are held in a bank or brokerage account or by another nominee and you wish to attend the Annual Meeting and vote your shares in person, contact your bank, broker or other nominee to obtain a written legal proxy in order to vote your shares at the Annual Meeting. If you do not obtain a legal proxy from your bank, broker or other nominee, you will not be entitled to vote your shares of Hanesbrands common stock in person at the Annual Meeting, but you may still attend the Annual Meeting if you bring a recent bank or brokerage statement or similar evidence of ownership showing that you owned the shares on the Record Date.

No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at www.Hanes.com/investors.

HANESBRANDS INC.	71

Questions and Answers About the Annual Meeting and Voting

How many shares of Hanesbrands common stock must be present to hold the Annual Meeting?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business. Your shares of Hanesbrands common stock are counted as present at the Annual Meeting if:

●	you are present in person at the Annual Meeting and your shares are registered in your name or you have a proxy from your bank, broker or other nominee to vote your shares; or
●	you have properly executed and submitted a proxy card, or authorized a proxy over the telephone or the Internet, prior to the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting.

If a quorum is not present when the Annual Meeting is convened, the Annual Meeting may be adjourned by the chairman of the meeting.

What are broker non-votes?
If you have shares of Hanesbrands common stock that are held by a broker, you may give the broker voting instructions, and the broker must vote as you direct. If you do not give the broker any instructions, the broker may vote at its discretion on all routine matters (such as the ratification of our independent registered public accounting firm). For non-routine matters (such as the election of directors, the advisory vote regarding executive compensation and the approval of the Hanesbrands Inc. 2020 Omnibus Incentive Plan) however, the broker may not vote using its discretion. A broker’s failure to vote on a matter under these circumstances is referred to as a broker non-vote.

How many votes are required to approve each proposal?
●	The election of directors will be determined by a majority of the votes cast at the Annual Meeting. Accordingly, each of the eight nominees for director will be elected if he or she receives a majority of the votes cast in person or represented by proxy, with respect to that director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of shares voted AGAINST that director. Abstentions and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors. Additionally, pursuant to our Corporate Governance Guidelines, if in an uncontested election for director a nominee for director does not receive the affirmative vote of a majority of the total votes cast for and against such nominee, the nominee will offer, following certification of the election results, to submit his or her resignation to the Board for consideration. Stockholders cannot cumulate votes in the election of directors.
●	The ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2020 fiscal year requires the votes cast in favor of the proposal to exceed the votes cast against the proposal. Abstentions are not treated as votes cast, and therefore will have no effect on the proposal.
●	The approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement requires the votes cast in favor of the proposal to exceed the votes cast against the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal.
●	The approval of the Hanesbrands Inc. 2020 Omnibus Incentive Plan requires that the votes cast in favor of the proposal exceed the votes cast against the proposal. New York Stock Exchange rules require that the total votes cast on this proposal represent greater than 50% of all shares entitled to vote on this proposal. For purposes of this proposal, the New York Stock Exchange considers an abstention as a vote against approval. Broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal.

How do I vote?
You may vote in person at the Annual Meeting or you may authorize a proxy to vote on your behalf. There are three ways to authorize a proxy:

Internet: By accessing the Internet at www.proxyvote.com and following the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials.

Telephone: By calling toll-free 1-800-690-6903 and following the instructions on the proxy card or in the notice of annual meeting and Internet availability of proxy materials.

Mail: If you requested and received your proxy materials by mail, by signing, dating and mailing the enclosed proxy card.

72

Questions and Answers About the Annual Meeting and Voting

If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return your proxy card. The notice of annual meeting and Internet availability of proxy materials is not a proxy card or ballot.

Each share of Hanesbrands common stock represented by a proxy properly authorized over the Internet or by telephone or by a properly completed written proxy will be voted at the Annual Meeting in accordance with the stockholder’s instructions specified in the proxy, unless such proxy has been revoked. If no instructions are specified, such shares will be voted FOR the election of each of the nominees for director, FOR ratification of the appointment of PricewaterhouseCoopers as Hanesbrands’ independent registered public accounting firm for our 2020 fiscal year, FOR approval of named executive officer compensation, FOR approval of the Hanesbrands Inc. 2020 Omnibus Incentive Plan and in the discretion of the proxy holder on any other business that may properly come before the Annual Meeting.

If you participate in the 401(k) Plan and have contributions invested in the HBI Stock Fund in the 401(k) Plan as of the close of business on the Record Date, you will receive a proxy card (or a notice of annual meeting and Internet availability of proxy materials containing instructions on how to authorize a proxy to vote your shares), which will serve as voting instructions for the trustee of the 401(k) Plan. You must return your proxy card to Broadridge Financial Solutions, Inc. (“Broadridge”) or authorize a proxy to vote your shares over the Internet or by telephone on or prior to April 23, 2020. If you have not authorized a proxy to vote your shares over the Internet or by telephone or if your proxy card is not received by Broadridge by that date, or if you sign and return your proxy card without instructions marked in the boxes, the trustee of the 401(k) Plan will vote shares attributable to your investment in the HBI Stock Fund in the 401(k) Plan in the same proportion as other shares held in the HBI Stock Fund for which the trustee received timely instructions. If no participants vote their shares, then the trustee will not vote any of the shares in the 401(k) Plan.

How can I revoke a previously submitted proxy?
You may revoke (cancel) a proxy at any time before the Annual Meeting by (i) giving written notice of revocation to the Corporate Secretary of Hanesbrands with a date later than the date of the previously submitted proxy, (ii) properly authorizing a new proxy with a later date by mail, Internet or telephone or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy. Any notice of revocation should be sent to: Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

What does it mean if I receive more than one notice of annual meeting and Internet availability of proxy materials?
If you receive more than one notice of annual meeting and Internet availability of proxy materials, it means your shares of Hanesbrands common stock are not all registered in the same way (for example, some are registered in your name and others are registered jointly with your spouse) or are in more than one account. In order to ensure that you vote all of the shares that you are entitled to vote, you should authorize a proxy to vote utilizing all proxy cards or Internet or telephone proxy authorizations to which you are provided access.

How is the vote tabulated?
Hanesbrands has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Hanesbrands employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal requirements or (ii) in the event a proxy solicitation in opposition to the election of the Board or in opposition to any other proposal to be voted on is filed with the SEC. Broadridge will tabulate votes for the Annual Meeting and will provide an independent election inspector for the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2020

The notice of annual meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 28, 2019 are available at: www.proxyvote.com.

HANESBRANDS INC.	73

Other Information

Other Information About Hanesbrands

We will provide without charge to each person solicited pursuant to this Proxy Statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, including the financial statements and the financial statement schedules required to be filed with the SEC, or any exhibit to that Annual Report on Form 10-K. Requests should be in writing and directed to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary. By referring to our website, www.Hanes.com/investors, we do not incorporate our website or its contents into this Proxy Statement.

Matters Raised at the Annual Meeting not Included in this Proxy Statement

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, proxy holders will vote on the matter in their discretion.

Solicitation Costs

We will pay the cost of soliciting proxies by use of this Proxy Statement for the Annual Meeting, including the cost of mailing. The Company is making this solicitation by mail and may also use telephone or in person contacts, using the services of a number of regular employees of Hanesbrands at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy materials to beneficial owners of shares of Hanesbrands common stock. We have engaged D.F. King & Co., Inc. to solicit proxies and to assist with the distribution of proxy materials for a fee of $8,000 plus reasonable out-of-pocket expenses.

Householding

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one notice of annual meeting and Internet availability of proxy materials (or Proxy Statement, for those who receive a printed copy of the Proxy Statement) in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding,” and saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker or by contacting us in writing at Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary, or by telephone at 336-519-8080. We will also promptly deliver a separate copy of one notice of annual meeting and Internet availability of proxy materials (or Proxy Statement, as applicable) to any stockholder residing at an address to which only one copy was delivered. Requests for additional copies should be directed to us in writing or by telephone using the contact information listed above.

74

Other Information

Stockholder Proposals and Director Nominations for Next Annual Meeting

If you want to make a proposal for consideration at next year’s Annual Meeting and have it included in our proxy materials, Hanesbrands must receive your proposal no later than the 120th day prior to the anniversary of the date of this Proxy Statement, November 16, 2020, and the proposal must comply with the rules of the SEC.

If you want to make a proposal or nominate a director for consideration at next year’s Annual Meeting without having the proposal included in our proxy materials, you must comply with the then current advance notice provisions and other requirements set forth in our bylaws, which are filed with the SEC. Under our current bylaws, a stockholder may nominate a director or submit a proposal for consideration at an Annual Meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain information specified in our bylaws and be received by us not earlier than the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the Proxy Statement for the preceding year’s Annual Meeting. If, however, the date of the Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such Annual Meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such Annual Meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Therefore, Hanesbrands must receive your nomination or proposal on or after October 17, 2020 and prior to 5:00 p.m., Eastern time, on November 16, 2020 unless the date of the Annual Meeting is advanced or delayed by more than 30 days from the anniversary date of the 2020 Annual Meeting.

If Hanesbrands does not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2021 Annual Meeting of Stockholders even if it meets the other proposal or nomination requirements. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver of our right to do so at any time in the future.

You should address your proposals or nominations to Hanesbrands Inc., 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Corporate Secretary.

By Order of the Board of Directors
HANESBRANDS INC.

Joia M. Johnson
Chief Administrative Officer, Chief Legal Officer, General Counsel and Corporate Secretary

March 16, 2020

HANESBRANDS INC.	75

Appendix A

	Year Ended December 29, 2018
	Reported Net Sales	Acquisitions (1)	Organic Net Sales	Organic $ Change	% Change
Segment net sales:
Innerwear	$2,379,675	$ —	$2,379,675	$(83,201)	-3.4%
Activewear	1,792,280	54,188	1,738,092	83,814	5.1%
International	2,344,115	122,399	2,221,716	167,052	8.1%
Other	287,885	—	287,885	(11,707)	-3.9%
Total	$6,803,955	$176,587	$6,627,368	$155,958	2.4%

	Year Ended December 28, 2019
	Reported Net Sales	Acquisitions (1)	Organic Net Sales	Organic $ Change	% Change
Segment net sales:
Innerwear	$2,302,632	$ —	$2,302,632	$(77,043)	-3.2%
Activewear	1,854,704	—	1,854,704	62,424	3.5%
International	2,529,375	17,515	2,511,860	167,745	7.2%
Other	280,212	—	280,212	(7,673)	-2.7%
Total	$6,966,923	$17,515	$6,949,408	$145,453	2.1%

(1)	Net sales derived from businesses acquired within the past 12 months

	Last Twelve Months
	December 28, 2019	December 29, 2018
EBITDA:
Net income	$ 600,720	$ 539,666
Interest expense, net	178,579	194,675
Income tax expense	79,007	103,915
Depreciation and amortization	130,967	131,796
Total EBITDA	989,273	970,052
Total action and other related charges (excluding tax effect on actions)	63,486	80,162
Stock compensation expense	9,277	21,416
Total EBITDA, as adjusted	$1,062,036	$1,071,630
Net debt:
Debt (current and long term debt and Accounts Receivable Securitization Facility)	$3,367,784	$3,974,767
Notes payable	4,244	5,824
(Less) Cash and cash equivalents	(328,876)	(433,022)
Net debt	$3,043,152	$3,547,569
Net debt/EBITDA, as adjusted	2.9	3.3

	Years Ended
EPS-XA	December 29, 2018	December 29, 2018 (As Revised)	December 29, 2018 (As Previously Reported)
Diluted earnings per share, as reported under GAAP (1)	$1.64	$1.48	$1.52
Restructuring and other action-related charges	0.11	0.19	0.19
Diluted earnings per share, as adjusted	$1.76	$1.67	$1.71

(1)	Results may not be additive due to rounding

76

Appendix B

HANESBRANDS INC. 2020 OMNIBUS INCENTIVE PLAN

1.	Purpose. The purposes of the Plan are (a) to promote the interests of the Company and its Subsidiaries and its stockholders by strengthening the ability of the Company and its Subsidiaries to attract and retain highly competent officers and other key employees, and (b) to provide a means to encourage Stock ownership and proprietary interest in the Company.

2.	Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

	(a)	Award means the grant of compensation under this Plan to a Participant.
	(b)	Board means the board of directors of the Company.
	(c)	Cause means, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, the Participant: has been convicted of (or pled guilty or no contest to) a felony or any crime involving fraud, embezzlement, theft, misrepresentation or financial impropriety; willfully engaged in misconduct resulting in material harm to the Company; willfully failed to perform duties after written notice; or is in willful violation of Company policies resulting in material harm to the Company.

	(d)	Change in Control means, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, the occurrence of any of the following events after the Effective Date:

(i) the acquisition by any Person of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the then outstanding capital stock of the Company that by its terms may be voted on all matters submitted to stockholders of the Company generally (“Voting Stock”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company); (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (A), (B) and (C) of subsection (ii) below shall be satisfied; and provided further that, for purposes of clause (B) above, if (1) any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 20% or more of the Voting Stock by reason of an acquisition of Voting Stock by the Company, and (2) such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Voting Stock and such beneficial ownership is publicly announced, then such additional beneficial ownership shall constitute a Change in Control; or

(ii) the consummation of a reorganization, merger or consolidation of the Company, or a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; excluding, however, any such reorganization, merger, consolidation, sale, lease, exchange or other transfer with respect to which, immediately after consummation of such transaction: (A) all or substantially all of the beneficial owners of the Voting Stock of the Company outstanding immediately prior to such transaction continue to beneficially own, directly or indirectly (either by remaining outstanding or by being converted into voting securities of the entity resulting from such transaction), more than 50% of the combined voting power of the voting securities of the Resulting Entity outstanding immediately after such transaction, in substantially the same proportions relative to each other as their ownership immediately prior to such transaction; and (B) no Person (other than any Person that beneficially owned, immediately prior to such reorganization, merger, consolidation, sale or other disposition, directly or indirectly, Voting Stock representing 20% or more of the combined voting power of the Company’s then outstanding securities) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding securities of the Resulting Entity; and (C) at least a majority of the members of the board of directors of the entity resulting from such transaction were Initial Directors of the Company at the time of the execution of the initial agreement or action of the Board authorizing such reorganization, merger, consolidation, sale or other disposition; or

(iii) the consummation of a plan of complete liquidation or dissolution of the Company; or
(iv) the Initial Directors cease for any reason to constitute at least a majority of the Board.
	(e)	Code means the Internal Revenue Code of 1986 as amended.

HANESBRANDS INC.	77

Appendix B

(f)	Committee means the Compensation Committee of the Board (or its successor(s)).

(g)	Company means Hanesbrands Inc., a Maryland corporation, or any successor thereto.

(h)	Deferred Stock Unit (“DSU”) means a vested unit granted pursuant to section 11 below providing a Participant with the right to receive Stock (or cash) in accordance with the terms of such grant.

(i)	Director means a member of the Board.

(j)	Effective Date means the date this Plan is approved by the Company’s stockholders.

(k)

Evidence of Award means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the Awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(l)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(m)

Fair Market Value means, as of any particular date, the closing price of a share of Stock as reported for that date on the New York Stock Exchange or, if the Stock is not then listed on the New York Stock Exchange, on any other national securities exchange on which the Stock is listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Stock, then the Fair Market Value shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Code Section 409A.

(n)	Incentive Stock Option means a Stock Option that is intended to meet the requirements of Code Section 422 or any successor law.

(o)

Initial Directors means those Directors of the Company on the Effective Date; provided, however, that any individual who becomes a Director of the Company thereafter whose election or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the Initial Directors then comprising the Board (or by the nominating committee of the Board, if such committee is comprised of Initial Directors and has such authority) shall be deemed to have been an Initial Director; and provided further, that no individual shall be deemed to be an Initial Director if such individual initially was elected or nominated as a Director of the Company as a result of: (i) an actual or threatened solicitation by a Person (other than the Board) made for the purpose of opposing a solicitation by the Board with respect to the election or removal of Directors; or (ii) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person (other than the Board).

(p)	Nonqualified Stock Option means a Stock Option that is not an Incentive Stock Option.

(q)

Participant means (i) an employee of the Company or its Subsidiaries, including a Person who has agreed to commence serving in such capacity within 90 days of the grant date of the Award, (ii) a non-employee Director of the Company or (iii) a Person, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), in each case, designated by the Committee as eligible to receive an Award under the Plan.

(r)	Performance Cash Awards means cash incentives subject to the satisfaction of Performance Criteria and granted pursuant to section 13 below.

(s)

Performance Criteria means the measureable performance objective or objectives that may be established pursuant to this Plan for Participants who have received Awards hereunder, which may be based on factors including, but not limited to any of the following (or an equivalent metric): revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre- or after-tax income; net operating profit after taxes; economic value added; ratio of operating earnings to capital spending; cash flow (before or after dividends); cash flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels, gross profit margin, operating profit margin, net income margin and leverage ratio. Performance Criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be financial metrics based on, or able to be derived from, GAAP, and may be adjusted when established (or at any time thereafter) to include or exclude any items otherwise includable or excludable under GAAP.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Criteria unsuitable, the Committee may in its discretion modify such Performance Criteria or the goals or actual levels of achievement regarding the Performance Criteria, in whole or in part, as the Committee deems appropriate and equitable.

78

Appendix B

(t)	Performance Period means, in respect of an Award, a period of time within which the Performance Criteria relating to such Award are to be achieved.

(u)	Performance Shares means Stock-denominated Awards subject to satisfaction of Performance Criteria and granted pursuant to section 12 below.

(v)	Person means any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(w)	Plan means this Hanesbrands Inc. 2020 Omnibus Incentive Plan, as may be amended or amended and restated from time to time.

(x)	Predecessor Plan means the Hanesbrands Inc. Omnibus Incentive Plan, including as amended or amended and restated.

(y)	Restricted Stock means Stock subject to a vesting condition specified by the Committee in an Award in accordance with section 10 below.

(z)

Resulting Entity means the entity resulting from a transaction (including, without limitation, the Company or an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s property or assets, directly or indirectly).

(aa)

RSU means a restricted stock unit providing a Participant with the right to receive Stock (or cash) at a date on or after vesting in accordance with the terms of such grant and/or upon the attainment of Performance Criteria specified by the Committee in the Award in accordance with section 10 below.

(bb)	SAR means a stock appreciation right granted pursuant to section 8 below.

(cc)

Stock means the common stock, par value $0.01 per share, of the Company, or any security into which such Stock may be changed by reason of any transaction or event of the type referred to in section 16 of this Plan.

(dd)

Stock Option means the right to acquire shares of Stock at a certain price that is granted pursuant to section 7 below. The term Stock Option includes both Incentive Stock Options and Nonqualified Stock Options.

(ee)

Subsidiary or Subsidiaries means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, Subsidiary means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the board of directors or similar body represented by all classes of stock issued by such corporation.

3.	Administration. The Plan will be administered by the Committee. The Committee shall have the discretionary authority to construe and interpret the Plan and any Awards granted thereunder (and related documents), to establish and amend rules for Plan administration, to change the terms and conditions of Awards at or after grant (subject to the provisions of section 22 below), to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award granted under the Plan and to make all other determinations which it deems necessary or advisable for the administration of the Plan, and any determination by the Committee pursuant to any provision of this Plan or of any related agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

Awards under the Plan may be made subject to the satisfaction of one or more Performance Criteria.

The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. In addition, to the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable (including but not limited to duties to determine a Participant’s eligibility for benefits and powers to establish rules, procedures and requirements necessary or appropriate to carry out the terms of the Plan), and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. To the extent of any delegation under this paragraph, references in this Plan to the Committee will be deemed to be references to such subcommittee.

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To the extent permitted by law, the Committee or the Board may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number and type of Awards to be granted to such Participants, except with respect to Awards to officers subject to Section 16 of the Exchange Act or to non-employee Directors of the Company. In the event of such authorization, any reference in the Plan to the Committee shall be deemed to include such officer or officers, unless the context clearly indicates otherwise.

The determinations of the Committee shall be made in accordance with their judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, if in writing signed by all the Committee members.

4.	Participants. The Committee shall determine which eligible individuals shall be Participants in the Plan. Any individual who is located in a country in which the Company’s Stock or the Plan have not been registered where registration is required shall be excluded from participation in the Plan. Designation of a Participant in any year shall not require the Committee to designate that person to receive an Award in any other year or to receive the same type or amount of Award as granted to the Participant in any other year or as granted to any other Participant in any year. The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.

5.	Shares Available under the Plan.

(a)

Subject to adjustment as provided in section 16, there is hereby reserved for Awards under the Plan, as of the Effective Date, (i) 11,000,000 shares of Stock, plus (ii) the number of shares of Stock available for grant pursuant to the Predecessor Plan but which have not yet been made subject to awards granted under the Predecessor Plan as of the Effective Date (the “Maximum Share Limitation”). Subject to the share counting rules set forth below, the Maximum Share Limitation will be reduced by one share of Stock for every one share of Stock subject to an Award granted under the Plan. If, on or after the Effective Date, an Award under this Plan or the Predecessor Plan (in whole or in part) expires or is terminated, cancelled, forfeited, settled in cash or unearned, the shares of Stock associated with the expired, terminated, cancelled, forfeited, cash-settled or unearned portion of the Award shall again be available for Awards under this Plan. Notwithstanding anything in this Plan to the contrary, the following shares of Stock shall not be added (or added back, as applicable) to the aggregate number of shares available under this section 5(a): (i) shares withheld by the Company, tendered or otherwise used in payment of the exercise price of a Stock Option; (ii) shares withheld by the Company, tendered or otherwise used to satisfy tax withholding; (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Stock Options; and (iv) shares subject to a share-settled SAR that are not actually issued in connection with the settlement of such SAR on the exercise thereof. All such Stock issued under the Plan may be either authorized and unissued Stock or issued Stock reacquired by the Company.

Additionally, in the event that a corporation acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or Directors of the Company or any Subsidiary prior to such acquisition or combination; and provided further, that no shares of Stock subject to an award that is granted by, or becomes an obligation of, the Company under this paragraph will be added (or added back) to the Maximum Share Limitation.

(b)

Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in section 16 of this Plan, the aggregate number of shares of Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 11,000,000 shares; provided, however, notwithstanding a Stock Option’s designation, to the extent that Incentive Stock Options are exercisable for the first time by the Participant during any calendar year with respect to Stock whose aggregate Fair Market Value exceeds $100,000, such Stock Options shall be treated as Nonqualified Stock Options; provided further, that the value of any shares of Stock withheld or tendered to pay the exercise price of Incentive Stock Options or withheld or tendered to pay taxes on any Incentive Stock Options shall be taken into account for purposes of determining the aggregate Fair Market Value of Stock associated with a Participant’s Incentive Stock Options.

(c)

Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director of the Company in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant as applicable, and calculating the value of any Awards based on the grant date fair value for financial reporting purposes) in excess of $1,000,000.

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6.

Types of Awards, Payments, and Limitations. Awards under the Plan shall consist of Stock Options, SARs, Restricted Stock, RSUs, DSUs, Performance Shares, Performance Cash Awards and other Stock or cash Awards, all as described below. Payment of Awards may be in the form of cash, Stock, other Awards or combinations thereof as the Committee shall determine, and with the expectation that any Award of Stock shall be styled to preserve such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, and subject to the provisions of sections 22 and 23 hereto, may require or permit Participants to elect to defer the issuance of Stock or the settlement of Awards in cash under such rules and procedures as the Committee may establish under the Plan in compliance with Code Section 409A (to the extent applicable).

The Committee may provide that any Awards under the Plan other than Stock Options or SARs earn dividends or dividend equivalents and interest on such dividends or dividend equivalents; provided, however, that any such dividends or dividend equivalents (and any interest related thereto) shall be deferred until, and paid contingent upon, the vesting of the related Award or portion thereof to which they relate. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Stock or Stock equivalents. For the avoidance of doubt, neither Stock Options nor SARs granted under this Plan may provide for any dividends or dividend equivalents thereon.

Each Award shall be evidenced by an Evidence of Award that shall be subject to this Plan and set forth the terms, conditions and limitations of such Award. Such terms may include, but are not limited to, the term of the Award, the provisions applicable in the event the Participant’s employment terminates and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any Award including without limitation the ability to amend such Awards to comply with changes in applicable law. Unless otherwise determined by the Committee, Awards granted under the Plan shall be subject to the Company’s clawback policy as in effect on the Effective Date, as the same may be amended from time to time. An Award may also be subject to any other clawback policy of the Company or other provisions (whether or not applicable to similar Awards granted to other Participants) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements (including under Section 10D of the Exchange Act), understandings or conditions as to the Participant’s employment, requirements or inducements for continued ownership of Stock after exercise or vesting of Awards, or forfeiture or clawback of Awards or any shares of Stock issued under and/or any other benefit related to an Award, in the event of termination of employment shortly after exercise or vesting, breach of noncompetition or confidentiality agreements following termination of employment, or other detrimental activity before or after employment, or other provisions intended to have a similar effect.

Notwithstanding anything in this Plan (outside of this paragraph) to the contrary, Awards granted under this Plan shall vest no earlier than after a minimum one-year vesting period or one-year performance period, as applicable; provided, however, that, notwithstanding the foregoing, an aggregate of up to 5% of the Stock available for Awards under this Plan as provided for in section 5 of this Plan, as may be adjusted under section 16 of this Plan, may be used for Awards that do not at grant comply with such minimum vesting provisions. Nothing in this paragraph or otherwise in this Plan, however, shall preclude the Committee, in its sole discretion, from (i) providing for continued vesting or accelerated vesting for any Award under the Plan upon certain events, including in connection with or following a Participant’s death, disability, or termination of service or a Change in Control, or (ii) exercising its authority under section 22(b) at any time following the grant of an Award.

7.

Stock Options. Stock Options may be granted to Participants at any time as determined by the Committee. The Committee shall determine the number of shares subject to each Stock Option and whether the Stock Option is an Incentive Stock Option, provided that Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Code Section 3401(c). Unless otherwise indicated in the applicable Evidence of Award, a Stock Option will be deemed to be a Nonqualified Stock Option. The exercise price for each Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of the Stock on the date the Stock Option is granted unless the Stock Option is a substituted, assumed or converted Stock Option granted pursuant to section 17 hereto. Each Stock Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that a Stock Option will be automatically exercised upon the expiration date of the Stock Option if the Fair Market Value of a share of Stock on the expiration date exceeds the exercise price for each Stock Option. Stock Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no Stock Option shall be exercisable later than ten years after its date of grant. The exercise price, upon exercise of any Stock Option, shall be payable to the Company in full by: (a) cash payment or its equivalent (a “cash exercise”); (b) tendering previously acquired Stock having a Fair Market Value at the time of exercise equal to the exercise price (a “stock swap”) or certification of ownership of such previously-acquired Stock (“attestation”); (c) to the extent permitted by applicable law, delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the Stock Option shares or loan proceeds to pay the exercise price and to deliver to the Participant the net amount of shares (a “cashless exercise for Stock”) or cash (a “cashless exercise for cash”); (d) having the Company retain from the Stock otherwise issuable upon exercise of the Stock Option a number of shares of Stock having a value (determined pursuant to rules established by the Committee in its discretion) equal to the exercise price of the Stock Option (a “net exercise”); (d) a combination of the foregoing methods; or (f) such other methods of payment as the Committee, in its discretion, deems appropriate.

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8.	Stock Appreciation Rights. SARs may be granted to Participants at any time as determined by the Committee. Notwithstanding any other provision of the Plan, the Committee may, in its discretion, substitute SARs which can be settled only in Stock for outstanding Stock Options (“Substitute SARs”). The grant price of a Substitute SAR shall be equal to the exercise price of the related Stock Option and the Substitute SAR shall have substantive terms (e.g., duration) that are equivalent to the related Stock Option. The grant price of any other SAR shall not be less than 100% of the Fair Market Value of the Stock on the date of its grant unless the SARs are substituted, assumed or converted SARs granted pursuant to section 17 hereto. An SAR may be exercised upon such terms and conditions and for the term the Committee in its sole discretion determines; provided, however, that the term shall not exceed the Stock Option term in the case of a Substitute SAR or ten years from the date of grant in the case of any other SAR, and the terms and conditions applicable to a Substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon the expiration date of an SAR, the SAR will be automatically exercised if the Fair Market Value of a share of Stock on the expiration date exceeds the grant price of the SAR. Upon exercise of an SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a share of Stock on the date of exercise and the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. The payment may be made in cash or Stock, at the discretion of the Committee, except in the case of a Substitute SAR payment which may be made only in Stock.

9.	No Repricing. Except in connection with a corporate transaction or event described in section 16 of this Plan or in connection with a Change in Control, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or the grant price of outstanding SARs, or cancel outstanding “underwater” Stock Options or SARs (including following a Participant’s voluntary surrender of “underwater” Stock Options or SARs) in exchange for cash, other Awards or Stock Options or SARs with an exercise price or grant price, as applicable, that is less than the exercise price of the original Stock Options or grant price of the original SARs, as applicable, without stockholder approval. This section 9 is intended to prohibit the repricing of “underwater” Stock Options and SARs and will not be construed to prohibit the adjustments provided for in section 16 of this Plan.

10.	Restricted Stock and RSUs. Restricted Stock and RSUs may be awarded or sold to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock and RSUs shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a)	a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b)	a requirement that the holder forfeit (or in the case of Stock or RSUs sold to the Participant, resell to the Company at cost) such Stock or RSUs in the event of termination of employment during the period of restriction; and

(c)	the attainment of Performance Criteria.

11.	DSUs. DSUs provide a Participant a vested right to receive Stock in lieu of other compensation at termination of employment or service or at a specific future designated date.

12.

Performance Shares. The Committee shall designate the Participants to whom Performance Shares are to be awarded and determine the number of shares, the length of the Performance Period and the other terms and conditions of each such Award. Each Award of Performance Shares shall entitle the Participant to a payment in the form of Stock (or cash) upon the attainment of Performance Criteria and other terms and conditions specified by the Committee.

Notwithstanding satisfaction of any Performance Criteria, the number of shares issued under a Performance Share Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of Stock otherwise required to be issued to a Participant pursuant to a Performance Share Award.

13.

Performance Cash Awards. The Committee shall designate the Participants to whom Performance Cash Awards are to be awarded and determine the amount of the Award and the terms and conditions of each such Award. Each Performance Cash Award shall entitle the Participant to a payment in cash (or an equivalent value in Stock, as determined by the Committee and set forth in the applicable Evidence of Award) on terms and conditions specified by the Committee.

Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a Performance Cash Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. The Committee may, in its discretion, substitute actual Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Cash Award.

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14.

Other Stock or Cash Awards. In addition to the Awards described in sections 6 through 13 above, the Committee may grant shares of Stock or such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of such Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of the Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this section 14 will be purchased for such consideration, and paid for at such time, by such methods, and in such forms, including, without limitation, Stock, other Awards, notes or other property, as the Committee determines.

Cash Awards, as an element of or supplement to any other Award granted under this Plan, may also be granted pursuant to this section 14.

The Committee may authorize the grant of Stock as a bonus, or may authorize the grant of other Awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Code Section 409A.

15.	Change in Control. The vesting and payment terms applicable to an Award following a Change in Control shall be determined by the Committee.

16.

Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Stock covered by outstanding Stock Options, SARs, Restricted Stock, RSUs, DSUs, and Performance Shares granted hereunder and, if applicable, in the number of and kind of shares of Stock covered by other Awards granted pursuant to section 14 of this Plan, in the exercise price and base price provided in outstanding Stock Options and SARs, respectively, in Performance Cash Awards, and in other Award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Awards so replaced in a manner that complies with Code Section 409A. In addition, for each Stock Option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Stock Option or SAR without any payment to the person holding such Stock Option or SAR. The Committee shall also make or provide for such adjustments in the number of shares of Stock specified in section 5 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this section 16; provided, however, that any such adjustment to the number specified in section 5(b) of this Plan will be made only if and to the extent that such adjustment would not cause any Stock Option intended to qualify as an Incentive Stock Option to fail to so qualify.

17.

Substitution and Assumption of Awards. The Board or the Committee may authorize the issuance of Awards under this Plan in connection with the assumption or conversion of, or substitution for, outstanding awards previously granted to individuals who become employees of the Company or any Subsidiary as a result of any merger, consolidation, acquisition of property or stock or reorganization, upon such terms and conditions as the Committee may deem appropriate. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the applicable transaction. Any substitute Awards granted under the Plan as described in this section 17 shall not count against the Stock limitations set forth in section 5 hereto, to the extent permitted by Section 303A.08 of the New York Stock Exchange Listed Company Manual as in effect from time to time.

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18.	Nontransferability. Except as otherwise determined by the Committee in the case of Stock Options, and subject to compliance with Code Section 409A, each Award granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, and each Stock Option and SAR shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of disability, by the Participant’s personal representative. In no event will any such Award granted under this Plan be transferred for value. In the event of the death of a Participant, exercise of any Award or payment with respect to any Award shall be made only by or to the beneficiary, executor or administrator of the estate of the deceased Participant or the Person or Persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution.

19.	Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Stock, unless otherwise determined by the Committee, such withholding requirement shall be satisfied by retention by the Company of a portion of the Stock to be delivered to the Participant. The Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Stock to be withheld and delivered pursuant to this section 19 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences and (ii) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Stock acquired upon the exercise of Stock Options.

20.	Compliance with Code Section 409A.

(a)	To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)	Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)	If, at the time of a Participant’s separation from service (within the meaning of Code Section 409A), (i) the Participant will be a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)	Solely with respect to any Award that constitutes nonqualified deferred compensation subject to Code Section 409A and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Code Section 409A, without altering the definition of Change in Control for any purpose in respect of such Award.

(e)	Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Code Section 409A, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

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21.

Duration of the Plan. No Award shall be made under the Plan more than ten years after the Effective Date, provided that all Awards made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan; provided, however, that the terms and conditions applicable to any Stock Option granted on or before such date may thereafter be amended or modified by mutual agreement between the Company and the Participant, or such other Person as may then have an interest therein.

22.	Amendment and Termination.

(a)

The Board may amend the Plan from time to time or terminate the Plan at any time. However, unless expressly provided in an Award or the Plan, no such action shall materially reduce the amount of any existing Award or materially and adversely change the terms and conditions thereof without the Participant’s consent; provided, however, that the Committee may, in its discretion, substitute SARs which can be settled only in Stock for outstanding Stock Options and may require an Award be deferred pursuant to section 6 hereto, without a Participant’s consent; and further provided that the Committee may amend or terminate an Award to comply with changes in law, including but not limited to tax law, without a Participant’s consent. Notwithstanding any provision of the Plan to the contrary, the provisions in each of section 9 of the Plan (regarding the repricing of Stock Options and SARs) shall not be amended without stockholder approval. Notwithstanding any provision of the Plan to the contrary, to the extent that Awards under the Plan are subject to the provisions of Code Section 409A, then the Plan as applied to those amounts shall be interpreted and administered so that it is consistent with such Code section. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws, regulations or stock exchange rules. Termination of the Plan will not affect the rights of Participants or their successors under any Awards outstanding hereunder and not exercised in full on the date of termination.

(b)

If permitted by Code Section 409A, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds a Stock Option or SAR not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any RSUs as to which the vesting period has not been completed, or any Performance Cash Awards or Performance Shares which have not been fully earned, or any dividend equivalents or other Awards made pursuant to section 14 of this Plan subject to any vesting schedule or transfer restriction, or who holds Stock subject to any transfer restriction imposed pursuant to this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Stock Option, SAR or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such vesting period will end or the time at which such Performance Cash Awards or Performance Shares will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any Award.

23.	Other Provisions.

(a)

In the event any Award under this Plan is granted to a Participant who is a foreign national or who is employed by the Company or any Subsidiary outside of the United States of America or who provides services to the Company or any Subsidiary under an agreement with a foreign nation or agency, the Committee may, in its sole discretion: (i) provide for such special terms for Awards to such Participants, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom; (ii) approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan; or (iii) cause the Company to enter into an internal accounting transaction with any local branch or affiliate consistent with internal accounting/audit protocols and pursuant to which such branch or affiliate will reimburse the Company for the cost of such equity incentives. No such special terms, supplements, amendments or restatements as described in this subsection, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Company’s stockholders.

(b)

To the extent that any provision of this Plan would prevent any Stock Option that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Stock Option. Such provision, however, will remain in effect for other Stock Options and there will be no further effect on any provision of this Plan.

(c)

No Award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

HANESBRANDS INC.	85

Appendix B

(d)

No Participant will have any rights as a stockholder of the Company with respect to any Stock subject to Awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Stock upon the share records of the Company.

(e)

Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company; nor interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between the employee and the Company.

(f)

No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee, in its discretion, shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Stock, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(g)

In the event any provision of the Plan shall be held to be illegal, invalid or unenforceable for any reason, or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(h)

Payments and other benefits received by a Participant under an Award made pursuant to the Plan generally shall not be deemed a part of a Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Company or a Subsidiary, unless the Committee expressly provides otherwise in writing or unless expressly provided under such plan. The Committee shall administer, construe, interpret and exercise discretion under the Plan and each Award in a manner that is consistent and in compliance with a reasonable, good faith interpretation of all applicable laws.

24.

Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of North Carolina without regard to any state’s conflict of laws principles. Any legal action related to this Plan shall be brought only in a federal or state court located in North Carolina.

25.

Stockholder Approval. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, provided that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plan, as applicable.

86

1000 EAST HANES MILL ROAD
WINSTON-SALEM, NC 27105

AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 23, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 23, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hanesbrands Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Hanesbrands Inc. in mailing proxy materials, you can consent to receiving all future meeting notices, proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E93595-P33909	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HANESBRANDS INC.

Vote on Directors

The Board of Directors recommends that you vote FOR each of the following nominees:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Geralyn R. Breig	☐	☐	☐

	1b.	Gerald W. Evans, Jr.	☐	☐	☐

	1c.	Bobby J. Griffin	☐	☐	☐

	1d.	James C. Johnson	☐	☐	☐

	1e.	Franck J. Moison	☐	☐	☐

	1f.	Robert F. Moran	☐	☐	☐

	1g.	Ronald L. Nelson	☐	☐	☐

	1h.	Ann E. Ziegler	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No
;

Vote on Proposals

The Board of Directors recommends that you vote FOR the following proposals:		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands' independent registered public accounting firm for Hanesbrands' 2020 fiscal year	☐	☐	☐

3.	To approve, on an advisory basis, named executive officer compensation as described in the proxy statement for the Annual Meeting	☐	☐	☐

4.	To approve the Hanesbrands Inc. 2020 Omnibus Incentive Plan	☐	☐	☐

Please sign exactly as name appears on the records of Hanesbrands Inc. and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s).

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET (Not Transferable)

2020 Annual Meeting of Stockholders
8:00 a.m., Eastern time, April 28, 2020

Hanesbrands Inc.
1000 E. Hanes Mill Rd.
Winston-Salem, NC 27105

Please present this admission ticket and some form of government-issued photo identification (such as a valid driver's license or passport) in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable. No cameras, recording devices or large packages will be permitted in the meeting room. Bags will be subject to a search.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Hanesbrands Inc. ("Hanesbrands") will be held on Tuesday, April 28, 2020 at 8:00 a.m., Eastern time, at Hanesbrands Inc., 1000 E. Hanes Mill Road, Winston-Salem, North Carolina 27105. Stockholders of record at the close of business on February 18, 2020 are entitled to notice of and to vote at the meeting. Stockholders will (1) elect eight directors, (2) vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as Hanesbrands' independent registered public accounting firm for its 2020 fiscal year, (3) vote on a proposal to approve, on an advisory basis, named executive officer compensation as described in the proxy statement for the Annual Meeting, (4) vote on a proposal to approve the Hanesbrands Inc. 2020 Omnibus Incentive Plan and (5) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The notice and proxy statement and annual report are available at www.proxyvote.com.

∆ DETACH PROXY CARD HERE ∆	E93596-P33909

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 28, 2020

The undersigned holder of common stock of Hanesbrands Inc., a Maryland corporation ("Hanesbrands"), hereby appoints Gerald W. Evans, Jr. and Joia M. Johnson, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of Hanesbrands Inc. to be held at Hanesbrands Inc., 1000 E. Hanes Mill Road, Winston-Salem, North Carolina 27105, on April 28, 2020, at 8:00 a.m., Eastern time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Stockholders and of the accompanying proxy statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast FOR each of the nominees for director, FOR proposal 2, FOR proposal 3 and FOR proposal 4, all of which are set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors recommends a vote FOR each nominee for director, FOR proposal 2, FOR proposal 3 and FOR proposal 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)